Exhibit 2.2
SOLICITATION VERSION
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re:	)	Chapter 11
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INSIGHT HEALTH SERVICES	)	Case No. 10-[_____] (___)
HOLDINGS CORP., et al., [1]	)

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Debtors.	)	(Joint Administration Requested)
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DEBTORS’ DISCLOSURE STATEMENT FOR THE DEBTORS’ PREPACKAGED JOINT
CHAPTER 11 PLAN OF REORGANIZATION

James H.M. Sprayregen, P.C.	Ryan Blaine Bennett (pro hac vice pending)
Edward O. Sassower	Paul Wierbicki (pro hac vice pending)
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
601 Lexington Avenue	300 North LaSalle Street
New York, New York 10022	Chicago, Illinois 60654
Telephone: (212) 446-4800	Telephone: (312) 862-2000
Facsimile: (212) 446-4900	Facsimile: (312) 862-2200

Proposed Counsel to the Debtors and Debtors in Possession

Dated: December 10, 2010

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: InSight Health Services Holdings Corp. (0028); InSight Health Services Corp. (2770); Comprehensive Medical Imaging Centers, Inc. (6946); Comprehensive Medical Imaging, Inc. (2473); InSight Health Corp. (8857); Maxum Health Services Corp. (5957); North Carolina Mobile Imaging I LLC (9930); North Carolina Mobile Imaging II LLC (0165); North Carolina Mobile Imaging III LLC (0251); North Carolina Mobile Imaging IV LLC (0342); North Carolina Mobile Imaging V LLC (0431); North Carolina Mobile Imaging VI LLC (0532); North Carolina Mobile Imaging VII LLC (0607); Open MRI, Inc. (1529); Orange County Regional PET Center — Irvine, LLC (0190); Parkway Imaging Center, LLC (2858); and Signal Medical Services, Inc. (2413). The location of the Debtors’ corporate headquarters and the Debtors’ service address is: 26250 Enterprise Court, Suite 100, Lake Forest, California 92630.

InSight Health Services Holdings Corp., InSight Health Services Corp., Comprehensive Medical Imaging Centers, Inc., Comprehensive Medical Imaging, Inc., InSight Health Corp., Maxum Health Services Corp., North Carolina Mobile Imaging I LLC , North Carolina Mobile Imaging II LLC, North Carolina Mobile Imaging III LLC, North Carolina Mobile Imaging IV LLC, North Carolina Mobile Imaging V LLC, North Carolina Mobile Imaging VI LLC, North Carolina Mobile Imaging VII LLC, Open MRI, Inc., Orange County Regional PET Center — Irvine, LLC, Parkway Imaging Center, LLC and Signal Medical Services, Inc. (collectively, the “Debtors”) are sending you this document, and the accompanying materials (this “Disclosure Statement”) because you may be a creditor entitled to vote to approve the Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization, as the same may be amended from time to time (the “Plan”).2 The Debtors are commencing the solicitation of your vote to approve the Plan (the “Solicitation”) before the Debtors File voluntary cases under Chapter 11 of Title 11 of the United States Code, as amended (the “Bankruptcy Code”).
The Debtors may File voluntary reorganization cases under Chapter 11 of the Bankruptcy Code, to implement the Plan (the “Chapter 11 Cases”). Because the Chapter 11 Cases have not yet been commenced, this Disclosure Statement has not been approved by the Bankruptcy Court as containing “adequate information” within the meaning of section 1125(a) of the Bankruptcy Code. If the Debtors File the Chapter 11 Cases, they will promptly seek an order of the Bankruptcy Court (a) approving this Disclosure Statement as having contained “adequate information,” (b) approving the solicitation of votes as having been in compliance with section 1126(b) of the Bankruptcy Code and (c) confirming the Plan. The Bankruptcy Court may order additional disclosures.

DISCLOSURE STATEMENT FOR THE DEBTORS’ JOINT CHAPTER 11 PLAN OF
REORGANIZATION

DATED DECEMBER 10, 2010
SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS
Neither this Disclosure Statement nor the Plan has been Filed with or reviewed by the Bankruptcy Court, and the securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), or any securities regulatory authority of any state under any state securities law (“Blue Sky Law”). The Debtors are relying on section 4(2) of the Securities Act, and similar Blue Sky Law provisions to exempt from registration under the Securities Act and Blue Sky Law the offer to Holders of Senior Secured Notes Claims of new securities prior to the filing of the Chapter 11 Cases, including without limitation in connection with the Solicitation. After the filing of the Chapter 11 Cases, the Debtors are relying on the exemption from the Securities Act, and equivalent state law registration requirements, provided by section 1145(a) of the Bankruptcy Code, to exempt from registration under the Securities Act and Blue Sky Law the offer and sale of New Common Stock and Warrants under the Plan.
Each Holder of a Senior Secured Notes Claim or authorized signatory for the beneficial owner of a Senior Secured Notes Claim (the “Beneficial Holders”) will be requested to certify on its Ballot whether (a) such Holder or Beneficial Holder is an Accredited Investor, as that term is defined by Rule 501 of Regulation D of the Securities Act or (b) that such holder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its participating in the Plan and is capable of bearing the economic risks of such investment, including a complete loss of its investment.
The Plan has not been approved or disapproved by the SEC or any state securities commission and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of the information contained herein. Any representation to the contrary is a criminal offense. Neither the Solicitation nor this

[2]	Unless otherwise defined in this Disclosure Statement, all capitalized terms used, but not otherwise defined, in this Disclosure Statement shall have the meanings ascribed to them in the Plan.

Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.
This Disclosure Statement and the information set forth herein is confidential. This Disclosure Statement contains material non-public information concerning the Debtors and their respective securities. Each recipient hereby acknowledges that (a) it is aware that the federal securities laws of the United States prohibit any person who has material non-public information about a company, which is obtained from the company or its representatives, from purchasing or selling securities of such company or from communicating the information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (b) is familiar with the United States Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and the rules and regulations promulgated thereunder, and agrees that it will not use or communicate to any person under circumstances where it is reasonably likely that such person is likely to use or cause any person to use, any confidential information in contravention of the Securities Exchange Act or any of its rules and regulations, including Rule 10b-5.

The deadline to accept or reject the Plan is 5:00 p.m. (prevailing Eastern Time) on December 27, 2010 (the “Voting Deadline”), unless the Debtors, in their sole discretion, and from time to time, extend the Voting Deadline. To be counted, the Ballot or Master Ballot indicating acceptance or rejection of the Plan must be received by BMC Group, Inc., the Debtor’s notice and claims agent (“BMC” or the “Notice and Claims Agent”), no later than the Voting Deadline.

The Debtors cannot assure you that the Disclosure Statement, including any exhibits to the Disclosure Statement, that is ultimately approved by the Bankruptcy Court in the Chapter 11 Cases (a) will contain any of the terms described in this Disclosure Statement or (b) will not contain different, additional or material terms that do not appear in this Disclosure Statement. The Debtors urge each Holder of a Claim or Interest (i) to read and consider carefully this entire Disclosure Statement (including the Plan and the matters described under Article IX of this Disclosure Statement, entitled “Plan-Related Risk Factors And Alternatives To Confirming And Consummating The Plan” and (ii) to consult with its own advisors with respect to reviewing this Disclosure Statement, the Plan and each of the proposed transactions contemplated thereby prior to deciding whether to accept or reject the Plan. You should not rely on this Disclosure Statement for any purpose other than to determine whether to vote to accept or reject the Plan.

If the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all Holders of Claims against, and Holders of Interests in, the Debtors (including, without limitation, those Holders of Claims or Interests who do not submit Ballots to accept or reject the Plan or who are not entitled to vote on the Plan) will be bound by the terms of the Plan and the transactions contemplated thereby.
Prepared By:

James H.M. Sprayregen, P.C.	Ryan Blaine Bennett (pro hac vice pending)
Edward O. Sassower	Paul Wierbicki (pro hac vice pending)
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
601 Lexington Avenue	300 North LaSalle Street
New York, New York 10022	Chicago, Illinois 60654
Telephone: (212) 446-4800	Telephone: (312) 862-2000
Facsimile: (212) 446-4900	Facsimile: (312) 862-2200

Proposed Counsel to the Debtors and Debtors in Possession

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EXHIBITS

Exhibit A	Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization

Exhibit B	Debtor’s Organizational and Prepetition Debt Structure

Exhibit C	Debtors’ Financial Projections

Exhibit D	Liquidation Analysis

Exhibit E	Form of DIP Credit Agreement

Exhibit F	Most Recent Filed Annual Report

Exhibit G	Most Recent Filed Quarterly Report

Exhibit H	Restructuring Support Agreement (including the Plan Term Sheet, the Warrant Term Sheet and the Stockholders Agreement term sheet)

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ARTICLE I
INTRODUCTION3
     The Debtors are sending you this Disclosure Statement because the Debtors are asking you to vote on approval of the Plan. A copy of the Plan is attached hereto as Exhibit A.4 This Disclosure Statement describes certain aspects of the Plan, including the treatment of Holders of Claims and Interests, and also describes certain aspects of the Debtors’ operations, financial projection and other related matters.
The Debtors are making the statements and financial information contained in this Disclosure Statement as of the date hereof, unless otherwise specified. Holders of Senior Secured Notes Claims reviewing this Disclosure Statement should not infer that, at the time of their review, the facts set forth herein have not changed since the date set forth on the cover page of this Disclosure Statement. Holders of Senior Secured Notes Claims entitled to vote to accept the Plan must rely on their own evaluation of the Debtors and their own analysis of the terms of the Plan, including, but not limited to, any risk factors cited herein, in deciding whether to vote to accept or reject the Plan.
The contents of this Disclosure Statement may not be deemed as providing any legal, financial, securities, tax or business advice. The Debtors urge each Holder of a Claim or Interest to consult with its own advisors with respect to any such legal, financial, securities, tax or business advice in reviewing this Disclosure Statement, the Plan and each of the proposed transactions contemplated thereby. Furthermore, the Bankruptcy Court’s approval of the adequacy of disclosure contained in this Disclosure Statement does not constitute the Bankruptcy Court’s approval of the merits of the Plan.
Moreover, this Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation or waiver. Rather, Holders of Claims and Interests should construe this Disclosure Statement as a statement made in settlement negotiations related to contested matters, adversary proceedings and other pending or threatened litigation or actions.
Holders of Claims and Interests are encouraged to read and carefully consider this entire Disclosure Statement, including the Plan and the matters described under Article XI of this Disclosure Statement entitled “Plan-Related Risk Factors And Alternatives To Confirming And Consummating The Plan” prior to deciding whether to accept or reject the Plan.
The Debtors have not authorized any party to give any information about or concerning the Plan other than that which is contained in this Disclosure Statement. The Debtors have not authorized any representations concerning the Debtors or the value of their property other than as set forth in this Disclosure Statement. Claimants should not rely upon any information, representations or other inducements made to obtain acceptance of the Plan that are other than, or inconsistent with, the information contained herein and in the Plan.
The Debtors’ management has reviewed the financial information provided in this Disclosure Statement. Although the Debtors have used their best efforts to ensure the accuracy of this financial information, the financial information contained in, or incorporated by reference into, this Disclosure Statement, other than the financial statements included in the Debtors’ annual report, has not been audited.
The Debtors recommend that potential recipients of New Common Stock or Warrants consult their own counsel concerning the securities laws consequences concerning the transferability of the New Common Stock or Warrants.

[3]	This introduction is qualified in its entirety by the more detailed information contained in the Plan and elsewhere in the Disclosure Statement.

[4]	As set forth in this Disclosure Statement, all Holders of Senior Secured Notes Claims who are entitled to vote on the Plan will receive this Disclosure Statement. All other Holders of Claims and Interests will receive a notice of the Disclosure Statement, which will provide details on how to obtain copies of this Disclosure Statement.

This Disclosure Statement summarizes certain provisions of the Plan, certain other documents and certain financial information. The Debtors believe that these summaries are fair and accurate; however, you should read the Plan in its entirety. In the event of any inconsistency or discrepancy between a description contained in this Disclosure Statement and the terms and provisions of the Plan or the other documents or financial information to be incorporated herein by reference, the Plan, or such other documents, as applicable, shall govern for all purposes.
The Debtors are providing the information in this Disclosure Statement solely for purposes of soliciting the votes of Holders of Senior Secured Notes Claims entitled to vote to accept or reject the Plan or object to Confirmation. Nothing in this Disclosure Statement may be used by any Entity for any other purpose.
All exhibits to this Disclosure Statement are incorporated into and made a part of this Disclosure Statement as if set forth in full herein.
The Plan constitutes a motion seeking entry of an order substantively consolidating the Chapter 11 Cases as described and for the purposes set forth in the Plan.
A. PURPOSE AND EFFECT OF THE PLAN.
     The primary purpose of the Plan is to effectuate the restructuring and substantial de-leveraging of the Debtors’ capital structure to bring it into alignment with the Debtors’ present and future operating prospects and to provide the Debtors with greater liquidity. The Plan will allow the Debtors to continue their businesses in the ordinary course and, notably provides for full payment of the Debtors’ General Unsecured Claims. Presently, based on the current outlook, the funds expected to be generated by the Debtors’ operation of their businesses and other sources will not be sufficient to meet the Debtors’ current debt service requirements and satisfy their current debt obligations unless the restructuring is consummated. The Debtors believe that the restructuring will reduce uncertainty with respect to its future and better position them to develop and maintain new customers. The material terms of the Plan have been agreed to by the Ad Hoc Noteholders Committee pursuant to the Restructuring Support Agreement.
     1. Limited Substantive Consolidation.
     The Plan shall serve as a motion by the Debtors seeking entry of an order substantively consolidating all of the Estates into a single consolidated Estate for all purposes associated with Confirmation and Consummation.
     If such limited substantive consolidation of all of the Estates is ordered, then on and after the Effective Date, all assets and liabilities of the Debtors shall be treated as though they were merged into the Estate of InSight Health Services Holdings Corp. for all purposes associated with Confirmation and Consummation, and all guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be treated as one collective obligation of the Debtors. Such limited substantive consolidation shall not affect the legal and organizational structure of the Reorganized Debtors or their separate corporate existences or any prepetition or postpetition guarantees, Liens or security interests that are required to be maintained under the Bankruptcy Code, under the Plan or in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases. Any alleged defaults under any applicable agreement with the Debtors, the Reorganized Debtors or their Affiliates arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.
     In the event that the Bankruptcy Court does not order limited substantive consolidation of the Debtors, then except as specifically set forth in the Plan: (1) nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against any other Debtor; (2) Claims against multiple Debtors shall be treated as separate Claims with respect to each Debtor’s Estate for all purposes (including distributions and voting), and such Claims shall be administered as provided in the Plan; (3) the Debtors shall not, nor shall they be required to, re-solicit votes with respect to the Plan, nor will the failure of the Bankruptcy Court to approve limited substantive consolidation of the Debtors alter the distributions set forth in the Plan; and (4) the Debtors may File Subplans with terms substantially consistent in all applicable respects with the terms of the Plan, and the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Subplan; provided that a Holder’s (a) vote to accept or reject the Plan; (b) presumed acceptance of the Plan pursuant to section 1126(f) of the Bankruptcy Code; or (c) deemed rejection of the Plan pursuant to section 1126(g) may be deemed a vote to accept or reject an applicable Subplan (as the case may be) to the extent that such Subplan does not provide such Holder with less favorable treatment than such Holder would have received if the Bankruptcy Court had ordered limited substantive consolidation as set forth in the Plan. The Debtors’ inability to confirm any Subplan or the Debtors’ election to withdraw any Subplan shall not impair the confirmation of any other Subplan or the consummation of any such Subplan.
     2. Class Entitled to Vote.
     As set forth in Article III of the Plan, the Class 4 Claims are Impaired and, therefore, Holders of these Claims are entitled to vote on the Plan. All other Classes of Claims are not entitled to vote on the Plan. The voting Class is comprised of the following Claims:
•	Class 4 Senior Secured Notes Claims consist of the secured Claims arising out of the Debtors Senior Secured Notes.
     3. Restructuring Transactions.
     The Plan contemplates the following restructuring transactions (described in greater detail in Article IV below, “The Joint Plan”):
•	On the Effective Date, Holders of Senior Secured Notes Claims will convert $293.5 million (plus accrued interest thereon) in Senior Secured Notes Claims into all of the New Common Stock in the Reorganized Debtors.

•	Holders of General Unsecured Claims will be paid in full in Cash or receive such other treatment as to render such Holder Unimpaired.

•	The Reorganized Debtors intend to enter into the Exit Facility.

•	Warrants shall be issued by the Reorganized Debtors to the Holders of existing common stock in InSight Health Services Holdings Corp. on the Effective Date (immediately prior to the Consummation of the Plan) as part of the distributions made to Holders of Senior Secured Notes Claims under the Plan.
     In connection with developing the Plan, the Debtors reviewed their current business operations and compared their prospects as an ongoing business enterprise with the estimated recoveries of Holders of Allowed Claims and Interests in a liquidation under chapter 7 of the Bankruptcy Code. As a result, the Debtors concluded that the recovery for Holders of Allowed Claims and Interests would be maximized by continuing to operate as a going concern. The Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. Consistent with the liquidation analysis described herein, the value of the Debtors’ assets would be considerably greater if the Debtors operate as a going concern instead of liquidating. Moreover, the Debtors believe that any alternative to Confirmation of the Plan, such as liquidation or attempts by another party in interest to File a plan of reorganization, would not be feasible, or result in significant delays, litigation and additional costs, and ultimately would lower the recoveries for Holders of Allowed Claims and Interests. Accordingly, the Debtors strongly recommend that you vote to accept the Plan, if you are entitled to vote.
     4. Warrants.
     As part of the distributions made to Holders of Senior Secured Notes Claims, and as described more fully in Article III.B.4 of the Plan, the Holders of existing common stock in InSight Health Services Holdings Corp. on the Effective Date (immediately prior to the consummation of the Plan) shall receive the Warrants from the Reorganized Debtors on the Effective Date. The Warrants are those certain warrants to acquire shares of New Common Stock representing in the aggregate two percent (2%) of the New Common Stock, on a fully-diluted basis, as of the Effective Date (but subject to dilution on or after the Effective Date for awards under the Management

Equity Plan), the terms of which shall be consistent in all material respects with and further provided in the Warrant Agreement, which shall be in form and substance acceptable to the Requisite Consenting Noteholders. The Warrants shall be exercisable pursuant to a cashless exercise at any time from the Effective Date until the third anniversary of the Effective Date at a strike price equal to a Reorganized InSight Health Services Holdings Corp. enterprise value of $215 million; provided, however, that no Warrant shall be exercisable if such exercise would result in a number of holders of New Common Stock that could cause Reorganized InSight Health Services Holdings Corp. to be a reporting company under the Exchange Act or would require Reorganized InSight Health Services Holdings Corp. to register the underlying New Common Stock under the Securities Act, as determined by the New Board. The Warrants may be subject to certain transfer, exercise and other restrictions and appropriate legends pursuant to, among other things, the Warrant Agreement.
     Reorganized InSight Health Services Holdings Corp. shall not be required to (but may) register the Warrants or any New Common Stock provided upon exercise of the Warrants with the SEC or other similar regulatory authority.
     The Warrant Agreement shall be included in the Plan Supplement and shall be consistent in all material respects with the Warrant Term Sheet and shall be in form and substance acceptable to the Requisite Consenting Noteholders. The Warrant Term Sheet is attached as Annex 2 to the Plan Term Sheet attached as Exhibit A to the Restructuring Support Agreement attached hereto as Exhibit H. Notwithstanding anything to the contrary in the Plan, in no event shall the terms of the Warrants cause Reorganized InSight Health Services Holdings Corp. to be required by the Securities Act or the Exchange Act, including without limitation Section 12(g) or 15(d) of the Exchange Act, or any other federal, state or local securities laws, to register with the SEC or other similar regulatory authority any class of equity securities of InSight Health Services Holdings Corp. or to file periodic reports under Section 13 or 15(d) of the Exchange Act. The Warrant Agreement shall contain transfer, exercise and other restrictions and appropriate legends to the satisfaction of the Requisite Consenting Noteholders and consistent with the Warrant Term Sheet to ensure that the terms of the Warrants and the Warrant Agreement do not result in such registration or reporting requirements on the part of Reorganized InSight Health Services Holdings Corp.
     5. Stockholders Agreement.
     The Debtors plan to execute the Stockholders Agreement, as described in Annex 1 to the Plan Term Sheet attached as Exhibit A to the Restructuring Support Agreement attached hereto as Exhibit H. The Stockholders Agreement shall be executed on or before the Effective Date providing for, among other things, the rights and obligations of the Holders of the New Common Stock. As of the Effective Date, each person or entity that receives New Common Stock shall be deemed to be bound by the Stockholders Agreement. All participants in the Management Equity Plan and each person that receives a Warrant shall execute a joinder to the Stockholders Agreement as a condition to the receipt of any New Common Stock pursuant to exercise of such Warrant or award under the Management Equity Plan.
     6. Management Equity Plan.
     The Plan provides for a post-Effective Date Management Equity Plan, the terms of which and the amount of New Common Stock to be issued thereunder, if any, shall be determined and implemented on or as soon as reasonably practicable after the Effective Date by the New Board or any compensation committee thereof in its discretion. Up to eight percent of fully diluted New Common Stock shall be reserved for the post-Effective Date Management Equity Plan.
B. OVERVIEW OF CHAPTER 11.
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, Chapter 11 promotes equality of treatment for similarly situated creditors and similarly situated Equity Interest Holders, subject to the priority of distributions prescribed by the Bankruptcy Code.
     The commencement of a Chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the bankruptcy commencement date (the “Petition Date”). The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

     Consummating a plan is the principal objective of a Chapter 11 case. The Bankruptcy Court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or Equity Interest Holder of a debtor and any other person or entity as may be ordered by the Bankruptcy Court, in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the Bankruptcy Court confirming a plan provides for the treatment of the debtor’s debt in accordance with the terms of the confirmed plan.
     A “prepackaged” plan of reorganization is one in which a debtor seeks approval of a plan of reorganization from affected creditors before filing for bankruptcy. Because solicitation of acceptances takes place before the bankruptcy filing, the amount of time required for the bankruptcy case is often less than in more conventional bankruptcy cases. Greater certainty of results and reduced costs are other benefits generally associated with prepackaged bankruptcy cases.
C. SUMMARY OF CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AND INTERESTS UNDER THE PLAN.
     All Holders of Claims and Interests other than Holders of Class 4 Senior Secured Notes Claims, Class 8 510(b) Claims and Class 9 Equity Interests in InSight Health Services Holdings Corp. are Unimpaired under the Plan. Holders of Senior Secured Notes Claims will receive New Common Stock under the Plan. In addition, as part of the distributions made to Holders of Senior Secured Notes Claims, and as described more fully in Article III.B.4. of the Plan, the Holders of existing common stock in InSight Health Services Holdings Corp on the Effective Date (immediately prior to the consummation of the Plan) shall receive their pro rata share of the Warrants from the Reorganized Debtors on the Effective Date. The following chart summarizes distributions to Holders of Allowed Claims and Interests under the Plan.5 The recoveries set forth below are projected recoveries and may change based upon changes in Allowed Claims and proceeds available.

			Estimated Recovery of Allowed	Estimated Recovery of
			Claims and Interests Under the	Allowed Claims Under
Class	Claim/Equity Interest	Status	Plan	Chapter 7 Liquidation
1	Other Priority Claims	Unimpaired	100%	100%
2	Other Secured Claims	Unimpaired	100%	100%
3	Revolving Credit Facility Claims	Unimpaired	100%	100%
4	Senior Secured Notes Claims	Impaired	43.0%	22.3%[6]
5	General Unsecured Claims	Unimpaired	100%	2.5%
6	Intercompany Claims	Unimpaired	100%	2.5%
7	Intercompany Interests	Unimpaired	100%	0%
8	Section 510(b) Claims	Impaired	0%	0%
9	Equity Interests in InSight Health Services Holdings Corp.	Impaired	0%	0%

[5]	This chart is only a summary of the classification and treatment of Allowed Claims and Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Allowed Claims and Interests.

[6]	Projected recoveries set forth in the above chart are based upon an estimated valuation and midpoint of the range of chapter 7 liquidation values provided in the Liquidation Analysis attached hereto as Exhibit D.

D. PARTIES ENTITLED TO VOTE ON THE PLAN.
     Under the provisions of the Bankruptcy Code, not all parties in interest are entitled to vote on a Chapter 11 plan. For example, Holders of Claims and Interests not Impaired by the Plan are deemed to accept the Plan under section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote on the Plan. Holders of Claims or Interests Impaired by the Plan and receiving no distribution on account of their Claims or Interests under the Plan are not entitled to vote because they are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.
     The following sets forth the Classes that are entitled to vote on the Plan and the Classes that are not entitled to vote on the Plan:

Class	Claim/Equity Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Revolving Credit Facility Claims	Unimpaired	Deemed to Accept
4	Senior Secured Notes Claims	Impaired	Entitled to Vote
5	General Unsecured Claims	Unimpaired	Deemed to Accept
6	Intercompany Claims	Unimpaired	Deemed to Accept
7	Intercompany Interests	Unimpaired	Deemed to Accept
8	Section 510(b) Claims	Impaired	Deemed to Reject
9	Equity Interests in InSight Health Services Holdings Corp.	Impaired	Deemed to Reject
     For a detailed description of the Classes of Claims and Interests, as well as their respective treatment under the Plan, see Article III of the Plan.
E. SUMMARY OF SOLICITATION PACKAGE AND VOTING INSTRUCTIONS.
     The following materials constitute the solicitation package (the “Solicitation Package”):
•	the appropriate Ballot or Master Ballot, as applicable, and applicable voting instructions (the “Voting Instructions”);

•	a pre-addressed, postage pre-paid return envelope; and

•	this Disclosure Statement with all exhibits, including the Plan.

     The voting Class, Class 4, entitled to vote to accept or reject the Plan was served by overnight delivery and by facsimile or electronic mail of this Disclosure Statement with all exhibits, including the Plan and the Solicitation Package. Additional paper copies of these documents may be requested from the Notice and Claims Agent by writing to BMC Group, Inc., P.O. Box 3020, Chanhassen, MN 55317-3020, or calling (888) 909-0100. The Solicitation Package is also available at the Debtors’ website, www.bmcgroup.com/insight. All parties entitled to vote to accept or reject the Plan shall receive by electronic mail, facsimile and a paper copy of a Ballot or Master Ballot, as applicable.
     The Debtors, have engaged BMC as the Notice and Claims Agent to assist in the balloting and tabulation process. The Notice and Claims Agent will, among other things, answer questions, provide additional copies of all Solicitation Package materials and generally oversee the solicitation process.
     Only the Holders of Class 4 Senior Secured Notes Claims are entitled to vote to accept or reject the Plan. Unless otherwise permitted by the Debtors, to be counted, Ballots or Master Ballots must be received by the Notice and Claims Agent by 5:00 p.m. (prevailing Eastern Time) on December 27, 2010, the Voting Deadline; provided, that Holders of Claims who cast a Ballot prior to the time of filing of any of the Debtors’ chapter 11 petitions shall not be entitled to change their vote or cast new Ballots after the Chapter 11 Cases are commenced. VOTING INSTRUCTIONS ARE ATTACHED TO EACH BALLOT. PLEASE SEE ARTICLE V BELOW ENTITLED “SOLICITATION AND VOTING PROCEDURES” FOR ADDITIONAL INFORMATION.
     Unless the Debtors, in their discretion decide otherwise, any Ballot or Master Ballot received after the Voting Deadline shall not be counted. The Notice and Claims Agent will process and tabulate Ballots or Master Ballots for the Class entitled to vote to accept or reject the Plan and will File a voting report (the “Voting Report”) as soon as practicable after the Petition Date.
     For answers to any questions regarding solicitation procedures, parties may contact the Notice and Claims Agent directly, at (888) 909-0100, with any questions related to the solicitation procedures applicable to their Claims and Interests.
     The Plan Supplement will be Filed by the Debtors at least five (5) business days prior to the Confirmation Hearing (the “Plan Supplement Filing Date”). When Filed, the Plan Supplement will be available in both electronic and hard copy form, although the Debtors will not serve paper or CD-ROM copies. Details about how to access the Plan Supplement will be provided in the notice sent to all parties in interest at the commencement of the Chapter 11 Cases.
Any Ballot or Master Ballot that is properly executed, but fails to clearly indicate an acceptance or rejection, or that indicates both an acceptance and a rejection of the Plan, shall not be counted.
All Ballots and Master Ballots are accompanied by Voting Instructions. It is important to follow the specific instructions provided with each Ballot and Master Ballot.
The Debtors are relying on section 4(2) of the Securities Act and similar Blue Sky Law provisions to exempt from registration under the Securities Act and Blue Sky Law the offer to Holders of Senior Secured Notes Claims of new securities prior to the filing of the Chapter 11 Cases, including without limitation, in connection with the Solicitation. After the filing of the Chapter 11 Cases, the Debtors are relying on the exemption from the Securities Act, and equivalent state law registration requirements, provided by section 1145(a) of the Bankruptcy Code, to exempt from registration under the Securities Act and Blue Sky Law the offer and sale of New Common Stock and Warrants under the Plan.
F. THE CONFIRMATION HEARING.
     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on Confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

     Following commencement of the Chapter 11 Cases, the Debtors intend to schedule promptly a Confirmation Hearing and will provide notice of the Confirmation Hearing to all necessary parties. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.
G. CONFIRMING AND CONSUMMATING THE PLAN.
     It is a condition to Confirmation of the Plan that the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors and the Requisite Consenting Noteholders. Certain other conditions contained in the Plan must be satisfied or waived pursuant to the provisions of Article X of the Plan.
     Following Confirmation, the Plan will be consummated on the day that is the first Business Day after the Confirmation Date on which: (1) the Confirmation Order (a) shall have become a Final Order in form and substance acceptable to the Debtors and the Requisite Consenting Noteholders and (b) shall include a finding by the Bankruptcy Court that the New Common Stock and Warrants to be issued on the Effective Date will be authorized and exempt from registration under applicable securities laws pursuant to section 1145 of the Bankruptcy Code; and (2) all conditions specified in Article X of the Plan have been (a) satisfied or (b) waived pursuant to Article X.C of the Plan (the “Effective Date”).
     For further information, see Article X of the Plan, entitled “Conditions Precedent to Confirmation and Consummation of the Plan.”
H. RISK FACTORS.
     PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLASS 4 CLAIM SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE IX, ENTITLED “PLAN RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMING AND CONSUMMATING THE PLAN.”
I. RULES OF INTERPRETATION.
     The following rules for interpretation and construction shall apply to this Disclosure Statement: (1) capitalized terms used in the Disclosure Statement and not otherwise defined shall have the meanings ascribed to such terms in Article I of the Plan; (2) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (3) unless otherwise specified, any reference in this Disclosure Statement to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (4) unless otherwise specified, any reference in this Disclosure Statement to an existing document, schedule or exhibit, whether or not Filed, shall mean such document, schedule or exhibit, as it may have been or may be amended, modified or supplemented; (5) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (6) unless otherwise specified, all references in this Disclosure Statement to Articles are references to Articles of this Disclosure Statement or to this Disclosure Statement; (7) unless otherwise specified, all references in this Disclosure Statement to exhibits are references to exhibits in this Disclosure Statement; (8) the words “herein,” “hereof,” and “hereto” refer to this Disclosure Statement in its entirety rather than to a particular portion of this Disclosure Statement; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Disclosure Statement; (10) unless otherwise set forth in this Disclosure Statement, the rules of construction set forth in Bankruptcy Code § 102 shall apply; (11) any term used in capitalized form in this Disclosure Statement that is not otherwise defined in this Disclosure Statement or the Plan but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (12) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, unless otherwise stated; (13) in computing any period of time prescribed or allowed, the provisions of Bankruptcy Rule 9006(a) shall apply, and if the date on which a transaction may occur pursuant to this Disclosure Statement shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day; and (14) unless otherwise specified, all references in this Disclosure Statement to monetary figures shall refer to currency of the United States of America.

ARTICLE II
BACKGROUND
A. THE DEBTORS’ CORPORATE HISTORY, BUSINESS OPERATIONS AND CAPITAL STRUCTURE.
     1. The Debtors’ Business Operations.
     The Debtors are a provider of diagnostic imaging services through a network of fixed-site centers and mobile facilities. The Debtors’ services are noninvasive procedures that generate representations of internal anatomy on film or digital media, which are used by physicians for the diagnosis and assessment of diseases and disorders.
     The Debtors serve a diverse portfolio of customers, including healthcare providers, such as hospitals and physicians and payors, such as managed care organizations, Medicare, Medicaid and insurance companies. The Debtors operate in more than 30 states including the following targeted regional markets: Arizona, certain markets in California, the Carolinas, Florida, New England and the Mid-Atlantic states. The Debtors generated approximately 68% of their total revenues from MRI services during fiscal year 2010, as well as provided a comprehensive offering of diagnostic imaging services, including PET/CT, CT, mammography, bone densitometry, ultrasound and x-ray.
     As of November 15, 2010, the Debtors’ network consisted of approximately 62 fixed-site centers and 104 mobile facilities. This combination allows the Debtors to provide a full range of imaging services to better meet the varying needs of their customers. The Debtors’ fixed-site centers include freestanding centers and joint ventures with hospitals and radiology groups. The Debtors’ mobile facilities provide hospitals and physician groups access to imaging technologies when such hospitals lack either the resources or patient volume to provide their own imaging services or require incremental capacity. The Debtors do not engage in the practice of medicine or provide medical care services to patients. Instead they contract with radiologists who review the images produced by the Debtors’ diagnostic equipment and provide their evaluation to the patient’s physicians who provide the patient’s care. The radiologists are not employees of the Debtors.
     The Debtors’ business is made up of three reportable segments: wholesale services, retail services and other operations. In the Debtors’ wholesale services segment the Debtors generate revenue principally from 98 mobile units and 17 fixed sites. In the Debtors’ retail services segment the Debtors generate revenues principally from 49 fixed-site centers and 5 mobile units. In the Debtors’ other operations segment, the Debtors generate revenues principally from agreements with customers to provide management services and technical solutions. During fiscal year 2010, approximately 49% of the Debtors’ revenues were generated from retail services, approximately 50% were generated from wholesale services and approximately 1% was generated from other operations.
     The Debtors’ principal executive offices are located at 26250 Enterprise Court, Suite 100, Lake Forest, California 92630, and their telephone number is (949) 282-6000. Additionally, the Debtors’ internet address is www.insighthealth.com.
     The Debtors file annual, quarterly and special reports and other information with the SEC, including an Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and a Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, filed with the SEC on September 24, 2010 and November 15, 2010, respectively. The Debtors’ most recently filed annual report is attached hereto as Exhibit F, and the Debtors’ most recently filed quarterly report is attached hereto as Exhibit G. The public may read and copy any materials the Debtors file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.
     Holders are encouraged to carefully consider the information contained in the Debtors’ filings with the SEC because they contain important business and financial information regarding the Debtors. The Annual Report on Form 10-K filed with the SEC on September 24, 2010 contains audited financial statements of the Debtors for the last three fiscal years. Holders may request a copy of any of the Debtors’ filings at no cost by contacting the Debtors’ Investor Relations Department at the Debtors’ principal executive offices.
          a. Business Segments.
               (i) Wholesale Services.
     The Debtors’ wholesale services consist of centers (primarily mobile units) which generate revenues from fee-for-service arrangements and fixed-fee contracts billed directly to the Debtors’ healthcare provider customers, such as hospitals. Hospitals, physician groups and other healthcare providers can access the Debtors’ diagnostic imaging technology through their network of 98 mobile facilities and 17 fixed-site centers currently serving their wholesale customers. The Debtors currently have contracts with approximately 200 hospitals, physician groups and other healthcare providers. The Debtors enable hospitals, physician groups and other healthcare providers to benefit from their imaging equipment without investing their own capital directly. Interpretation services are generally provided by the hospital’s radiologists or physician groups and not by the Debtors. The Debtors’ wholesale services revenue is generated primarily from fee-for-service arrangements and fixed-fee contracts billed directly to their wholesale customers. The Debtors handle the billing and collections for their wholesale services internally at a relatively low cost, and they do not bear the direct risk of collections from third party-payors or patients.
     After reviewing the needs of the Debtors’ customers, route patterns, travel times, fuel costs and equipment utilization, the Debtors’ field managers implement planning and route management to maximize the utilization of their mobile facilities while controlling the costs to transport the mobile facilities from one location to another. The Debtors generally enter into one to five year-term contracts with their mobile customers under which the Debtors assume responsibility for billing directly to patients and payors, and collections. The Debtors’ mobile customers directly pay a contracted amount for services, regardless of whether they are reimbursed.
     The Debtors’ mobile facilities provide a significant advantage for establishing long-term arrangements with hospitals, physician groups and other healthcare providers and expanding their fixed-site business. The Debtors establish mobile routes in selected markets with the intent of growing with their customers. Additionally, the Debtors’ mobile facilities provide the flexibility to (1) supplement fixed-site centers operating at or near capacity until volume has grown sufficiently to warrant additional fixed-site equipment or centers and (2) test new markets on a short-term basis prior to establishing new mobile routes or opening new fixed-site centers.
               (ii) Retail Services.
     The Debtors’ retail services consist of centers (primarily fixed-sites) that primarily generate revenues from services billed, on a fee-for-service basis, directly to patients or third-party payors, such as Medicare, Medicaid, insurance companies and health maintenance organizations. As noted above, the Debtors do not provide health services directly to patients. The Debtors simply provide imaging services that patient’s physicians use in administering the patient’s care. The Debtors’ retail operations are paid for by the patients or their insurance.
     The Debtors have primarily outsourced the billing and collections for their retail services to Dell Perot Systems, and the Debtors bear the direct risk of collections from third-party payors and patients. The Debtors’ retail services centers provide a full range of diagnostic imaging services to patients, physicians, insurance payors and managed care organizations. Of the Debtors’ 49 fixed-site retail services centers, approximately 15 offer MRI services. The remaining fixed-site centers are multi-modality sites typically offering MRI and one or more of CT, PET/CT, x-ray, mammography, ultrasound, nuclear medicine, bone densitometry and nuclear cardiology. The Debtors’ five mobile units within their retail services are single modality units offering MRI services. Diagnostic services are provided to a patient upon referral by a physician. Physicians refer patients to the Debtors’ retail services centers based on the Debtors’ service reputation, equipment, breadth of managed care contracts and convenient locations. The Debtors’ retail services centers provide the equipment and technologists for the procedures, contract with radiologists to interpret the procedures and bill payors directly. The Debtors have contracts with managed care organizations for their retail services centers, which often last for a period of multiple years because (1) they do not have specific terms or specific termination dates or (2) they contain annual “evergreen” provisions that provide for the contract to automatically renew unless either party terminates the contract. In addition to their independent facilities, the Debtors enter into joint ventures with hospitals and radiology groups. Such joint ventures allow the Debtors to charge a management and billing fee for supporting their day-to-day operations.
               (iii) Other Operations.
     Other operations generate revenues primarily from agreements with customers to provide management services, which could include field operations, billing and collections and accounting and other office services. In addition to the Debtors’ traditional offerings of equipment and management services, the Debtors believe that they have the ability to offer packaged technology solutions to hospitals and other medical imaging services providers. Besides the Debtors’ traditional offerings, these customers would have a broad spectrum of systems and services, including, but not limited to, image archiving and Picture Archiving Communication System (PACS) services, patient registration portals, radiology information systems, receivables and collections management services and financial and operational tools. The Debtors launched this offering of solutions in fiscal year 2010 and recently extended a contract with an existing customer, implemented a new contract and have three additional contracts with implementation dates within the Debtors’ first fiscal quarter of 2011.
          b. Sales and Marketing.
     The Debtors engage in sales and marketing activities to obtain new sources of revenues, expand business relationships, grow revenues at existing facilities and maintain present business alliances and contractual relationships. Sales and marketing activities for the Debtors’ fixed operations include educating physicians on new applications and uses of the technology and customer service programs. In addition, the Debtors seek to leverage their core market concentration to continue to develop contractual relationships with managed care payors to increase patient volume. Sales and marketing activities for the Debtors’ mobile business include direct marketing to hospitals and developing leads through current customers, equipment manufacturers and other vendors. In addition, marketing activities for the Debtors’ mobile operations include contacting referring physicians associated with hospital customers and educating physicians.
          c. Customers and Contracts.
     The Debtors’ revenues are primarily generated from retail services and wholesale services. The Debtors’ fixed-site centers primarily generate retail services revenues from services billed, on a fee-for-service basis, directly to patients or third-party payors, which the Debtors refer to as their retail operations. With respect to the Debtors’ retail operations they bear the direct risk of collections from third-party payors and patients. Wholesale services revenues are generally earned from services billed to a hospital, physician group or other healthcare provider, which include fee-for-service arrangements in which revenues are based upon a contractual rate per procedure and fixed fee contracts, which the Debtors refer to as their wholesale operations. With respect to their wholesale operations the Debtors do not bear direct risk of collections from third- party payors or patients. Wholesale services revenues are primarily earned through mobile facilities pursuant to contracts with a term from one to five years. A significant number of the Debtors mobile contracts will expire each year. The Debtors expect that some high volume customer accounts will elect not to renew their contracts and instead will purchase or lease their own diagnostic imaging equipment and some customers may choose an alternative services provider.
          d. Diagnostic and Other Equipment.
     As of September 23, 2010, the Debtors owned or leased 223 diagnostic imaging systems, with the following classifications: 3.0 Tesla MRI, 1.5 Tesla MRI, 1.0 Tesla MRI, Open MRI, PET, PET/CT, CT and other technology. The Debtors are aware of no substantial technological changes; however, should such changes occur, the Debtors may not be able to acquire the new or improved systems.
     The Debtors continue to evaluate the mix of their diagnostic imaging equipment in response to changes in technology and to any overcapacity in the marketplace. The Debtors improve their equipment through upgrades, disposal and/or trade-in of older equipment and the purchase or execution of leases for new equipment in response to market demands.

     Several large companies presently manufacture MRI (including Open MRI), PET/CT, CT and other diagnostic imaging equipment, including General Electric Healthcare, Hitachi Medical Systems, Siemens Medical Systems, Toshiba American Medical Systems and Phillips Medical Systems. The Debtors have acquired systems that were manufactured by each of the foregoing companies. The Debtors enter into individual purchase orders for each system that they acquire, and do not have long-term purchase arrangements with any equipment manufacturer. The Debtors maintain good working relationships with many of the major manufacturers to better ensure adequate supply as well as access to those types of diagnostic imaging systems which appear most appropriate for the specific imaging facility to be established.
          e. Information Systems.
     The Debtors’ internal information technology systems allow the Debtors to manage their operations, accounting and finance, human resources, payroll, document imaging and data warehousing. The Debtors’ primary operating system is the InSight Radiology Information System, or IRIS, the Debtors’ proprietary information system. IRIS provides front-office support for scheduling and administration of imaging procedures and back office support for billing and collections. Additional functionality includes workflow, transcription and image management. The Debtors have recently purchased new billing system software to substantially replace the billing and collection component of IRIS and they expect to implement the new software in late calendar year 2010.
          f. Employees.
     As of November 2010, the Debtors had approximately 1,300 hourly and 270 salaried employees. None of the Debtors’ employees is covered by a collective bargaining agreement.
          g. Competition.
     The market for diagnostic imaging services in which the Debtors operate, is highly competitive and fragmented, with only a few national providers. The Debtors compete principally on the basis of service reputation, equipment, breadth of managed care contracts and convenient locations. The Debtors’ operations must compete with hospitals, physician groups and certain other independent organizations, including equipment manufacturers and leasing companies that own and operate imaging equipment. The Debtors will continue to encounter substantial competition from hospitals and independent organizations, including Alliance Healthcare Services, Inc., Radnet, Inc., Diagnostic Health Corporation, MedQuest, Inc., Shared Imaging and Otter Tail Corporation doing business as DMS Imaging. Some of the Debtors’ direct competitors may have access to greater financial resources and have less debt in relation their operating profit.
     Certain hospitals, particularly the larger or more financially stable hospitals, have and may be expected to directly acquire and operate imaging equipment on-site as part of their overall inpatient servicing capability. Historically, smaller hospitals have been reluctant to purchase imaging equipment, but some have chosen to do so with attractive financing offered by equipment manufacturers. Some physician practices have also established diagnostic imaging centers or purchased imaging equipment for their own offices, and the Debtors anticipate that others will as well. In addition, attractive financing from equipment manufacturers, as well as attractive gross margins, have caused hospitals and physician groups who have utilized mobile services from the Debtors and the Debtors’ competitors to purchase and operate their own equipment. Although reimbursement reductions and reduced access to credit may dissuade physician groups from operating their own equipment, the Debtors expect that some high volume customer accounts will continue to elect not to renew their contracts and instead acquire their own diagnostic imaging equipment.
     2. Investments and Transactions with Partnerships.
     The Debtors have a minority ownership interests in six partnerships or limited liability companies, which they refer to as partnerships. The Debtors own between 24% and 50% of these partnerships, and provide certain management services pursuant to contracts or as a managing general partner. These partnerships are accounted for under the equity method. In total, the Debtors hold interests in 16 joint ventures, of which they hold either a majority or minority stake.

     3. Government Regulation.
     The diagnostic imaging services industry in which the Debtors operate is highly regulated and changes in laws and regulations can be significant. Changes in the law or new interpretation of existing laws can have a material effect on the Debtors’ permissible activities, the relative costs associated with doing business and the amount of reimbursement by government and other third-party payors. The federal government and all states in which the Debtors currently operate regulate various aspects of the Debtors’ business. Failure to comply with these laws could adversely affect the Debtors’ ability to receive reimbursement for their services and subject them and their officers and agents to civil and criminal penalties.
     4. 2007 Reorganization.
     On May 29, 2007, InSight Health Services Holdings Corp. and InSight Health Services Corp. Filed voluntary petitions to reorganize their business under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (Case No. 07-10700) (the “2007 Reorganization”). The filing was in connection with a prepackaged plan of reorganization and related exchange offer. On July 10, 2007, the Delaware bankruptcy court confirmed InSight Health Services Holdings Corp. and InSight Health Services Corp.’s Second Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code. The plan of reorganization became effective and InSight Health Services Holdings Corp. and InSight Health Services Corp. emerged from bankruptcy protection on August 1, 2007. Pursuant to the confirmed plan of reorganization and the related exchange offer, (1) all of InSight Health Services Holdings Corp.’s then existing common stock, all options for the common stock and all of InSight Health Services Corp.’s 9.875% senior subordinated notes due 2011, or senior subordinated notes, were cancelled and (2) Holders of InSight Health Services Corp.’s senior subordinated notes and Holders of InSight Health Services Holdings Corp.’s common stock prior to the effective date received 7,780,000 and 864,444 shares of newly issued common stock, respectively, in each case after giving effect to a one for 6.326392 reverse stock split of such InSight Health Services Holdings Corp.’s common stock.
     While the reorganization attempted to deleverage InSight Health Services Holdings Corp.’s and InSight Health Services Corp.’s balance sheets and improve their projected cash flow after debt service, both still have a substantial amount of debt, which requires significant interest payments. As of September 30, 2010, the Debtors had total indebtedness of approximately $298.3 million in aggregate principal amount, including InSight Health Services Corp.’s $293.5 million in principal amount of Senior Secured Notes.
     5. Debtors’ Board of Directors.
     The Debtors’ board of directors consists of seven members, six of which are independent, outside directors. The President and Chief Executive Officer of the Debtors is the seventh director. The Chairman of the Board is an independent director, as are the chairs of the board’s Audit and Compensation Committees. The Debtors believe a structure utilizing a majority of outside, independent directors with extensive experience is the best structure to provide for effective and objective leadership. The board’s Audit Committee is primarily responsible for the board’s risk oversight function, although the board of directors as a whole is also actively engaged in risk oversight. The Debtors’ Chief Financial Officer regularly reports to the Audit Committee and to the board with respect to credit and liquidity risks, and both the committee and the board are regularly engaged in examining management reports with respect thereto. The Debtors’ Chief Executive and Chief Operational Officers report directly to the Audit Committee and the board of directors with respect to operational risks, and the committee and board are fully engaged in examining their reports and discussing such risks with them. The Debtors’ Chief Compliance Officer also reports on a regular basis to the Audit Committee and to the board with respect to operational and compliance risks and actions the Debtors are pursuing to remediate such risks. The Chairman of the Audit Committee has full access to the Debtors’ “Silent Whistle” reports which allows employees as well as customers to report issues seen as operational or financial irregularities.
     6. The Debtors’ Capital Structure.
     The Debtors’ principal capital structure consists of a secured Revolving Credit Facility, secured trade debt, Senior Secured Notes and equity. As of the date of this Disclosure Statement, the Debtors’ total consolidated funded debt was approximately $298.3 million, consisting primarily of a secured revolver of approximately $1.6 million in principal amount outstanding and $293.5 million in principal amount outstanding of Senior Secured

Notes. In addition to the Senior Secured Notes and the Revolving Credit Facility, the Debtors occasionally incur secured trade debt with equipment finance lenders. As of September 30, 2010, the Debtors owed approximately $300,000 under such secured financing relationships. The Debtors anticipate that their post-restructuring capital structure will consist of the Exit Facility, equity held by current Holders of Senior Secured Notes, the Warrants and any equity that may be issued pursuant to the Management Equity Plan.
          a. Revolving Credit Facility.
     The Debtors have an asset-based Revolving Credit Facility with a commitment amount of up to $20 million, which matures in June 2011, with the lenders named therein and Bank of America, N.A., as collateral and administrative agent. As of September 30, 2010, the Debtors had approximately $13.5 million of availability under the credit facility, based on their borrowing base. As a result of the Debtors’ current fixed charge coverage ratio, $7.5 million of the $13.5 million of availability under the borrowing base would be restricted in the event that the Debtors’ liquidity, as defined in the credit facility agreement, falls below the $7.5 million. Borrowings under the credit facility bear interest at a per annum rate equal to LIBOR plus 2.5%, or, at the Debtors’ option, the base rate (which is the Bank of America, N.A. prime rate); however, the applicable margin will be adjusted in accordance with a pricing grid based on the Debtors’ fixed charge coverage ratio, and will range from 2.0% to 2.5% per annum. In addition to paying interest on outstanding loans under the credit facility, the Debtors are required to pay a commitment fee to the lenders in respect of unutilized commitments thereunder at a rate equal to 0.50% per annum, subject to reduction based on a performance grid tied to the Debtors’ fixed charge coverage ratio, as well as customary letter-of-credit fees and fees of Bank of America, N.A. At June 30, 2010, there were no borrowings outstanding under the credit facility; however, there were letters of credit of approximately $1.6 million outstanding under the credit facility.
     On September 10, 2010, the Debtors entered into the First Amendment to the Second Amended and Restated Loan and Security Agreement. The opinion of the Debtors’ independent registered public accounting firm for the Debtors’ fiscal year ended June 30, 2010 contains an explanatory paragraph regarding substantial doubt about the Debtors’ ability to continue as a going concern. The Debtors’ Revolving Credit Facility requires them to deliver audited financial statements without such an explanatory paragraph within 120 days following the end of the fiscal year. The Debtors were not able to deliver audited financial statements for their fiscal year end without such an explanatory paragraph, and as a result, were not be in compliance with the Revolving Credit Facility. The Debtors executed an amendment to their revolving credit agreement with the agent, on behalf of the lenders, whereby the agent and lender have agreed to forbear from enforcing the default under the agreement and allow the Debtors full access to the revolver until December 1, 2010. If the Debtors had not remedied this noncompliance by December 1, 2010, their lenders could terminate their commitments under the revolver and could cause all amounts outstanding thereunder to become immediately due and payable and any outstanding letters of credit, currently $1.6 million, would need to be cash collateralized. The amendment also reduced the total facility size from $30 million to $20 million and reduced the letter of credit limit from $15 million to $5 million and also increased the Debtors’ interest rate on outstanding borrowings to prime + 2.75% or Libor + 3.75% at the Debtors’ discretion. The unused line fee was increased to 0.75%. The Debtors paid a $50,000 one-time fee upon execution of the amendment.
     The Revolving Credit Facility is secured by certain ordinary-course accounts receivables of the Debtors, which collateral is excluded from the collateral package securing the Senior Secured Notes. The Senior Secured Notes are not secured by any lien on the Debtors’ accounts receivables and related cash accounts and other assets that are collateral for the Debtors’ revolving loan lenders under the Revolving Credit Facility. The Revolving Credit Facility will be replaced by the DIP Facility in the Debtors’ Chapter 11 Plan.
          b. Senior Secured Notes.
     As of September 30, 2010, the Debtors have $293.5 million of aggregate principal amount of Senior Secured Notes outstanding. The Senior Secured Notes mature in November 2011 and bear interest at three month LIBOR plus 5.25% per annum, payable quarterly. As of September 30, 2010, the interest rate on the Senior Secured Notes was 5.54%. If prior to the maturity of the Senior Secured Notes, the Debtors elect to redeem the Senior Secured Notes or are otherwise required to make a prepayment with respect to the Senior Secured Notes for which a redemption price is not otherwise specified in the Indenture, regardless of whether such prepayment is made voluntarily or mandatorily, as a result of acceleration upon the occurrence of an event of default or otherwise, the

Debtors are required to pay 102% of the principal amount plus accrued and unpaid interest. An open-market purchase of Senior Secured Notes would not require a prepayment price at the foregoing rates. In addition, the Indenture provides that if there is a change of control, the Debtors will be required to make an offer to purchase all outstanding Senior Secured Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. The fair value of the Senior Secured Notes as of November 18, 2010 was approximately $25.0 million based on the quoted market price on that date.
     The Senior Secured Notes are secured by a first priority lien on substantially all of the Debtors’ existing and future tangible and intangible personal property including, without limitation, inventory, investment property, books and records, chattel paper, collateral accounts, securities accounts, stock instruments, partnership interests, limited liability company interests, equipment, certain real property, certain contracts and intellectual property and a cash account and proceeds related to the foregoing. The Senior Secured Notes are not secured by any lien or security interest on the Debtors’ accounts receivables and related assets, cash accounts related to receivables and certain other assets that are collateral provided to the Debtors’ revolving loan lender under the Revolving Credit Facility. In addition, the Senior Secured Notes are secured by a portion of the Debtors’ stock.
          c. Equipment Finance Notes
     Pursuant to a secured equipment financing arrangement, the Debtors have secured capital lease obligations in the outstanding aggregate amount of approximately $1.26 million. This obligation is secured by the applicable medical imaging equipment and amortized by periodic payments pursuant to the particular financing arrangement.
          d. Equity.
     Parent Debtor InSight Health Services Holdings Corp.’s common stock is not traded on any stock exchange but rather is traded on an over-the-counter basis under the symbol ISGT. As of the Petition Date, the Debtors had approximately 8,644,444 shares of common stock outstanding. The Debtors do not have any preferred stock outstanding.
ARTICLE III
CHAPTER 11 CASES
     The following is a general summary of the Chapter 11 Cases, including the significant events leading to the Chapter 11 Cases and the anticipated events that will take place during the Chapter 11 Cases.
A. EVENTS LEADING TO THE CHAPTER 11 CASES.
     As discussed above, in 2007 the Debtors completed the 2007 Reorganization, whereby both of the filing companies significantly delevered their respective balance sheets. After the 2007 Reorganization, the Debtors still had a substantial amount of debt, which required significant interest and principal payments. As of September 30, 2010, the Debtors had total indebtedness of approximately $298.3 million in aggregate principal amount.
     In recent months, a series of events placed strain on the Debtors’ liquidity and their ability to satisfy commitments contained in their credit agreements, ultimately leading to the filing of the Chapter 11 Cases. The events leading to these Chapter 11 Cases are described below.
     1. Recurring Losses from Operations and Capital Deficiency.
     Since the 2007 Reorganization, the Debtors experienced recurring losses from operations. The Debtors’ net cash from operating activities declined from a net gain of approximately $1.5 million for the three months ended September 30, 2009, to a net loss of approximately $3.3 million for the same period during 2010. These operating losses were caused by certain variables consisting of: (a) overcapacity and competition in the markets in which the Debtors compete; (b) reductions, limitations and delays in reimbursement by third-party payors; (c) financial instability of customers; (d) changes in the nature of commercial health care insurance arrangements, so that individuals bear greater financial responsibility through high deductible plans and consequently choose to forego the

Debtors’ services; and (e) economic, political and competitive forces affecting the Debtors’ business and the economy as a whole. In response, the Debtors’ evaluated steps to conserve their cash, including delaying and further restricting their capital projects and selling certain assets.
     2. Substantial Indebtedness and Inability to Service Debt.
     The Debtors have a substantial amount of debt, which requires significant interest and principal payments. As of June 30, 2010, the Debtors had total indebtedness of approximately $298.1 million in aggregate principal amount. Most of this indebtedness is scheduled to come due in November 2011. In addition, subject to the restrictions contained in the Indenture governing the Senior Secured Notes and in the Debtors’ other debt instruments, the Debtors were able to incur additional indebtedness from time to time to finance working capital, capital projects, investments or acquisitions. As a result, the risks related to the Debtors’ high level of debt intensified. The Debtors’ high level of debt has important consequences, including: (a) making it difficult for the Debtors to satisfy their obligations with respect to the Senior Secured Notes and other debt; (b) limiting the Debtors’ ability to obtain additional financing to fund future working capital projects, acquisitions and other general corporate requirements; (c) requiring a substantial portion of the Debtors’ cash flows to be dedicated to debt service payments instead of other purposes; (d) increasing the Debtors’ vulnerability to general adverse economic and industry conditions; (e) limiting the Debtors’ flexibility in planning for, and reacting to, changes in the Debtors’ business and the markets in which the Debtors operate; (f) placing the Debtors at a competitive disadvantage compared to their competitors that have stronger capital structures, more flexibility in operating their businesses and greater access to capital; and (g) increasing the Debtors’ cost of borrowing. The Debtors have not been able to refinance their Senior Secured Notes.
     3. Liquidity Reserves and Debt Service Cost Constraints.
     Despite the Debtors’ prepetition restructuring initiatives, ongoing challenges in the Debtors’ operating environment have continued to impose material limitations on the Debtors’ available liquidity. The prolonged operational losses have presented ongoing demand and pricing challenges for the Debtors, thereby reducing their liquidity. Specifically, the Debtors’ revenue has declined from approximately $240.7 million in the 11 months ended June 30, 2008 to approximately $190.9 million in the fiscal year ended June 30, 2010. For weeks prior to the Petition Date, the Debtors actively negotiated with certain Holders of Senior Secured Notes regarding the terms and structure of a potential restructuring of their obligations under the Senior Secured Notes in an effort to reduce leverage and debt service costs and improve liquidity. On November 1, 2010, the Debtors determined not to make an approximately $4.2 million quarterly interest payment on the Senior Secured Notes to conserve cash for operational expenses. The missed payment began the 30-day grace period under the Indenture, which time the Debtors used to continue to engage certain of the Holders of the Senior Secured Notes regarding the Debtors’ proposed restructuring. After extensive negotiations throughout November 2010, the Debtors entered into a (i) Forbearance Agreement dated November 29, 2010 and (ii) Restructuring Support Agreement (together with an attached chapter 11 Plan Term Sheet), with certain of their major Holders of Senior Secured Notes, pursuant to which the Holders of Senior Secured Notes agreed to refrain from enforcing rights or remedies and from asserting any claims under or with respect to the Senior Secured Notes or the Indenture while Plan negotiations continued into December 2010. Ultimately, the Debtors, their Holders of Senior Secured Notes and the Agent under the Revolving Credit Facility agreed on the terms of a potential restructuring, which are embodied in the Debtors’ Plan. The terms of the Plan are materially consistent with the terms of the Restructuring Support Agreement and Plan Term Sheet. The Debtors expect that effectuating the terms of the Plan will significantly decrease their debt service costs, thereby providing the Debtors with enhanced liquidity for other corporate purposes, including for capital investments necessary to maintain value.
     4. Inability to Obtain Necessary Capital to Finance Projects and Refinance Indebtedness.
     The Debtors’ ability to obtain necessary capital was affected by conditions in the financial markets and economic conditions generally. Slowing growth, contraction of credit, increasing energy prices, declines in business and investor confidence and risk tolerance, increases in inflation and higher unemployment reduced investor confidence in capital markets and affected the financial markets and economic conditions generally. The Debtors were unable to obtain sufficient capital at commercially reasonable rates, and were unable to fund certain capital projects and refinance their existing indebtedness, including the Senior Secured Notes, which eroded their competitive positions in various markets and had a material adverse effect on the Debtors’ financial condition.

     5. Increases in Interest Rates.
     An increase in prevailing interest rates had an immediate effect on the interest rates charged on the Debtors’ primary debt, the Senior Secured Notes and the Revolving Credit Facility which are variable rate indebtedness. The Debtors have an interest rate hedging agreement with a notional amount to which the agreement applies of $190 million, on which the agreement provided for a LIBOR cap of 3.0%. As a result of this contract the Debtors’ exposure on variable rate indebtedness was reduced by $190 million, or to approximately 35% of their indebtedness as of June 30, 2010. Increases in interest rates impacted the refinancing of the Debtors’ existing indebtedness, including the Senior Secured Notes. The increased interest expense adversely affected the Debtors’ cash flow and their ability to service their indebtedness.
B. THE PROPOSED REORGANIZATION OF THE DEBTORS.
     Prepetition Negotiations with Lenders. In November 2010 after weeks of negotiations, the Debtors and their advisors engaged in weeks of negotiations with the Revolving Credit Facility Agent and the major Holders of the Senior Secured Notes. These negotiations resulted in agreement on the terms of a comprehensive balance-sheet restructuring through the Debtors’ Plan.
     Specifically, the Debtors entered into confidentiality agreements with Holders of Senior Secured Notes Claims, holding over 75 percent of the outstanding principal amount of the Senior Secured Notes. For weeks prior to the Petition Date, the Debtors actively negotiated with these Holders of Senior Secured Notes regarding the terms and structure of a potential restructuring of their obligations under the Senior Secured Notes. During November 2010, the Debtors engaged in discussions with certain Holders of Senior Secured Notes and the Revolving Credit Facility Agent under the Revolving Credit Facility regarding the terms of a potential restructuring and DIP Facility.
     The Debtors determined not to make the November 1, 2010 interest payment on the Senior Secured Notes to conserve cash for operational expenses. During the 30-day grace period for missing the November 1, 2010 interest payment, the Debtors intensified negotiations with certain Holders of Senior Secured Notes in an effort to achieve a successful and consensual restructuring. Specifically, during November and into December 2010, the Debtors continued to negotiate with certain Holders of Senior Secured Notes and the Agent under the Revolving Credit Facility regarding the terms of a potential restructuring and the DIP Facility.
     After the Debtors’ missed interest payment, negotiations with certain Holders of Senior Secured Notes intensified. In December 2010, after extensive discussions with the Holders of significant percentages of the Debtors’ Senior Secured Notes, and after additional discussions with the Agent regarding a proposed postpetition financing package and Exit Facility, the Debtors agreed to the terms of a Restructuring Support Agreement and chapter 11 Plan Term Sheet attached hereto as Exhibit H providing an outline of the chapter 11 Plan. While negotiations were ongoing, significant Holders of Senior Secured Notes and the Indenture Trustee agreed to forego from enforcing rights or remedies and from asserting any claims under or with respect to the Senior Secured Notes or the Indenture. Prior to the Petition Date, the Debtors and subject Holders of Senior Secured Notes finalized the terms of a chapter 11 Plan that is consistent with the chapter 11 Plan Term Sheet which would convert the Senior Secured Notes to 100 percent of the common equity in the reorganized Debtors. The agreed-upon Plan also (a) provides for the Reorganized Debtors to issue the Warrants to the Debtors’ existing common stockholders as part of the distributions received by the Holders of Senior Secured Notes Claims and (b) fully satisfies the Allowed Claims of the Debtors’ general unsecured creditors. The Debtors believe the Plan is materially consistent with the terms of the Restructuring Support Agreement.
     Warrants. The Warrants enable Holders of existing common stock in InSight Health Services Holdings Corp. on the Effective Date (immediately prior to the consummation of the Plan) to acquire shares of New Common Stock representing in the aggregate two percent (2%) of the New Common Stock. The Warrants shall be issued by the Reorganized Debtors to the Holders of existing Common Stock in InSight Health Services Holdings Corp. on the Effective Date (immediately prior to the consummation of the Plan). The Warrants shall be exercisable pursuant to a cashless exercise at any time from the Effective Date until the third anniversary of the Effective Date at a strike price equal to a Reorganized InSight Health Services Holdings Corp. enterprise value of $215 million; provided, however, that no Warrant shall be exercisable if such exercise would result in a number of holders of New Common Stock that could cause Reorganized InSight Health Services Holdings Corp. to be a reporting company under the Exchange Act or would require Reorganized InSight Health Services Holdings Corp. to register the underlying New

Common Stock under the Securities Act, as determined by the New Board. The Warrants may be subject to certain transfer, exercise and other restrictions and appropriate legends pursuant to, among other things, the Warrant Agreement. Notwithstanding anything to the contrary in the Plan, in no event shall the terms of the Warrants cause Reorganized InSight Health Services Holdings Corp. to be required by the Securities Act or the Exchange Act, including without limitation Section 12(g) or 15(d) of the Exchange Act, or any other federal, state or local securities laws, to register with the SEC or other similar regulatory authority any class of equity securities of InSight Health Services Holdings Corp. or to file periodic reports under Section 13 or 15(d) of the Exchange Act. The Warrant Agreement shall contain transfer, exercise and other restrictions and appropriate legends to the satisfaction of the Requisite Consenting Noteholders and consistent with the Warrant Term Sheet, attached as Annex 2 to the Plan Term Sheet, to ensure that the terms of the Warrants and the Warrant Agreement do not result in such registration or reporting requirements on the part of Reorganized InSight Health Services Holdings Corp.
     Solicitation. On or about December 10, 2010, prior to filing the Chapter 11 Cases, the Debtors caused a copy of the Plan, this Disclosure Statement and the appropriate Ballots to be delivered to the Holders of Class 4 Senior Secured Notes Claims. The Debtors established December 27, 2010 at 5:00 p.m. (prevailing Eastern Time) as the deadline for the receipt of votes to accept or reject the Plan; provided, that Holders of Claims or Equity Interests who cast a Ballot prior to the time of filing of any of the Debtors’ chapter 11 petitions shall not be entitled to change their vote or cast new Ballots. On the Petition Date, along with the Plan and this Disclosure Statement, the Debtors intend to File a motion seeking approval of the adequacy of this Disclosure Statement, approval of the Solicitation Package and Confirmation of the Plan.
     Summary of the Plan. The Debtors have determined that prolonged Chapter 11 cases would damage severely their ongoing business operations and threaten their viability as a going concern. The prepackaged nature of the Plan (as set forth in the Plan and described herein) allows the Debtors to exit Chapter 11 quickly, while the provisions of the Plan allow the Debtors to meet their working capital needs and de-lever their balance sheet.
     Under the Plan, the Debtors will equitize 100 percent of their obligations under the Senior Secured Notes-and thereby de-lever the Debtors’ balance sheet by approximately $293.5 million. After emergence from Chapter 11, the Debtors’ only debt obligations will consist the Exit Facility of approximately $20 million, which the Debtors intend to obtain commitments for prior to Confirmation of the Plan, and which essentially will replace the prepetition Revolving Credit Facility.
     The Debtors’ Plan proposes to pay all General Unsecured Claims (classified in Class 5) in full, in Cash either on the Effective Date or in the ordinary course of business after the Debtors’ Chapter 11 emergence. In addition, the Warrants will be issued by the Reorganized Debtors to the Holders of existing common stock in InSight Health Services Holdings Corp. on the Effective Date (immediately prior to the consummation of the Plan) as part of the distributions made to Holders of Senior Secured Notes Claims under the Plan.
C. ANTICIPATED EVENTS OF THE CHAPTER 11 CASES.
     In order to facilitate the Chapter 11 Cases and minimize disruption to the Debtors’ operations, the Debtors will seek certain relief, including but not limited to, the relief summarized below. The relief sought will facilitate the administration of the Chapter 11 Cases, however, there is no guarantee that the Bankruptcy Court will grant any or all of the requested relief.
     1. Voluntary Petitions.
     The following entities of the Debtors will File Chapter 11 bankruptcy petitions on the Petition Date commencing the Chapter 11 Cases: (a) InSight Health Services Holdings Corp.; (b) InSight Health Services Corp.; (c) Comprehensive Medical Imaging Centers, Inc.; (d) InSight Health Corp.; (e) Maxum Health Services Corp.; (f) North Carolina Mobile Imaging I LLC; (g) North Carolina Mobile Imaging II LLC; (h) North Carolina Mobile Imaging III LLC; (i) North Carolina Mobile Imaging IV LLC; (j) North Carolina Mobile Imaging V LLC; (k) North Carolina Mobile Imaging VI LLC; (l) North Carolina Mobile Imaging VII LLC; (m) Open MRI, Inc.; (n) Orange County Regional PET Center - Irvine, LLC; (o) Parkway Imaging Center, LLC; (p) Comprehensive Medical Imaging, Inc.; and (q) Signal Medical Services, Inc.

     2. Expected Timetable of the Chapter 11 Cases.
     The Debtors expect the Chapter 11 Cases to proceed quickly. The Debtors have been in extensive negotiations with their existing secured bank lenders to deleverage their balance sheet and complete a balance sheet restructuring.
     The Debtors cannot assure you, however, that the Bankruptcy Court will enter various orders on the timetable anticipated by the Debtors. On the Petition Date, the Debtors will promptly request the Bankruptcy Court to set a hearing date to approve this Disclosure Statement and to confirm the Plan. If the Plan is confirmed, the Effective Date of the Plan is projected to be as soon as practicable after the date the Bankruptcy Court enters the Confirmation Order and the Confirmation Order becomes a Final Order and the other conditions to consummation of the Plan set forth in Article X.B. of the Plan are satisfied or waived (to the extent permitted under the Plan and applicable law). Should these projected timelines prove accurate, the Debtors could emerge from protection under Chapter 11 within approximately 60 days of the Petition Date.
     3. First Day Relief.
     The Debtors intend to present certain motions (the “First Day Motions”) to the Bankruptcy Court on the Petition Date seeking relief. The First Day Motions may include, but are not necessarily limited to, the following:
          a. Approval of Solicitation Procedures and Scheduling of Confirmation Hearing.
     To expedite the Chapter 11 Cases, the Debtors intend to seek an immediate order setting dates for hearings to (i) approve the adequacy of the Disclosure Statement, (ii) approve the procedures for the Solicitation and (ii) confirm the Plan. The Debtors will seek the earliest possible date permitted by the applicable rules and the Bankruptcy Court’s calendar for such hearings.
          b. Debtor in Possession Financing.
     The Debtors expect to receive debtor in possession financing from their existing prepetition secured revolver lenders under the DIP Facility. The Debtors will have approximately $15 million of available funds under the DIP Facility. The Debtors expect that the terms of the DIP Facility will be consistent to the terms set forth and described in Exhibit E attached hereto.
     On the Petition Date, the Debtors will seek interim authority to make immediate borrowings under the DIP Facility and, as soon as practicable, will seek final Bankruptcy Court approval of the DIP Facility. The Debtors believe that the committed amount of the DIP Facility will meet the Debtors’ financing needs given the Chapter 11 Cases’ brief duration.
          c. Customer Programs and Practices.
     The Debtors will seek authority on the Petition Date authorizing, but not directing, the Debtors to honor certain prepetition obligations to their customers and to otherwise continue certain customer programs and practices in the ordinary course of business. Under this motion, the Debtors intend to obtain authority to honor, exercise and perform all their respective rights and obligations (whether prepetition or postpetition) arising in the ordinary course of business under, in connection with, and in furtherance of their existing customer programs. The Debtors feel such relief is necessary to stabilize their customer base at the outset of these Chapter 11 Cases and to avoid needless disruptions of the Debtors’ ongoing operations.
          d. Cash Management System.
     This motion seeks authority for the Debtors to maintain its prepetition cash management systems after commencement of the Chapter 11 Cases, including inter-company transfers and use of bank accounts. This facilitates the efficient operation of the Debtors by not requiring it to make artificial adjustments within its large and complex cash management system.

          e. Wages.
     The Debtors will seek authority to pay all employees their wage Claims in the ordinary course of business. Additionally, the Debtors intend to continue all their prepetition benefit programs, including, among others, the medical, dental, 401(k) and severance plans to the extent applicable. This relief will allow the Debtors to maintain employee morale and prevent costly distractions and retention issues.
          f. Insurance.
     The Debtors will seek authority to pay certain liability, property and other insurance in the ordinary course of business. Failure to maintain certain of these policies could result in personal liability on the Debtors’ officers if they are not paid. Thus, in order to prevent costly distractions to key management employees, the Debtors will seek authority to pay those insurance premiums in the ordinary course of business.
          g. Taxes.
     The Debtors will seek authority to pay certain sales, use, franchise and other taxes in the ordinary course of business. Certain of these taxes impose personal liability on the Debtors’ officers if they are not paid. Thus, in order to prevent costly distractions to key management employees, the Debtors will seek authority to pay those taxes in the ordinary course of business.
          h. Utilities.
     The Debtors will move the Bankruptcy Court on the Petition Date to enter orders approving procedures for, among other things, determining adequate assurance for utility providers, prohibiting utility providers from altering, refusing or discontinuing services and determining that the Debtors are not required to provide any additional adequate assurance pending entry of a Final Order. The Debtors believe that uninterrupted utility services are essential to the Debtors’ ongoing operations and, therefore, to the success of the Debtors’ reorganization.
          i. Interim Compensation Procedures.
     The Debtors will seek authority on the Petition Date to establish procedures for the interim compensation and reimbursement of retained Professionals in the Chapter 11 Cases. The Debtors believe that the efficient administration of the Chapter 11 Cases will be significantly aided by establishing the interim compensation and expense reimbursement procedures.
          j. Ordinary Course Professionals.
     The Debtors will seek authority on the Petition Date to retain and compensate certain Professionals utilized in the ordinary course of the Debtors’ business (each, an “OCP”). Due to the number of OCPs that are regularly retained by the Debtors, it would be unwieldy and burdensome to both the Debtors and this Bankruptcy Court to request each such OCP to apply separately for approval of its employment and compensation.
          k. Other Procedural Motions and Professional Retention Applications.
     The Debtors also plan to File several procedural motions that are standard in Chapter 11 Cases, as well as applications to retain the various Professionals who will be assisting the Debtors during these Chapter 11 Cases.
     4. Northern California Fixed Site Center Sale.
     To the extent not consummated on or before the Petition Date or authorized by prior order of the Court, the Debtors will seek to sell certain of the Debtors’ assets related to the Debtors’ Northern California business upon terms satisfactory to the Debtors and the Requisite Consenting Noteholders. Specifically, the Debtors intend to sell most of the assets relating to four of the Debtors’ fixed site magnetic resonance imaging centers for approximately $6.8 million to SMI Imaging, LLC. The fixed site centers to be sold are located in Los Gatos, San Francisco, Hayward, and San Ramon, California. Prior to arriving at an agreement with SMI Imaging, LLC, the Debtors engaged in a marketing process in order to properly value the assets to be sold. The Debtors received and evaluated four other asset purchase offers. After careful consideration, the Debtors believe that SMI Imaging, LLC made the best offer, particularly given that SMI Imaging, LLC’s offer allows the Debtors to collect currently outstanding accounts receivable from the fixed cite centers whose assets are subject to sale. The Debtors believe that SMI Imaging, LLC is providing fair, if not better than fair, value for the assets. The Debtors expect close the asset sale transaction in the near-term, most likely after the Confirmation Date.
D. EXIT FINANCING ARRANGEMENT.
     The Debtors intend to obtain exit financing to (a) satisfy obligations under the DIP Facility on the Effective Date or convert the DIP Facility into the Exit Facility and (b) fund working capital. The Debtors are currently negotiating the terms of the Exit Facility with the Revolving Credit Facility Agent and certain of the Holders of Senior Secured Notes Claims and will File the terms of the Exit Facility as part of the Plan Supplement prior to Confirmation.
ARTICLE IV
THE JOINT PLAN
This section provides a summary of the structure and means for implementation of the Plan and the classification and treatment of Claims and Interests under the Plan, and is qualified in its entirety by reference to the Plan (as well as the exhibits thereto and definitions therein).
The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in the documents referred to therein. The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statement of such terms and provisions of the Plan or documents referred to therein.
The Plan itself and the documents therein control the actual treatment of Claims against, and Interests in, the Debtors under the Plan and will, upon the occurrence of the Effective Date, be binding upon all Holders of Claims against and Interests in the Debtors, the Debtors’ Estates, the Reorganized Debtors, all parties receiving property under the Plan and other parties in interest. In the event of any conflict between this Disclosure Statement and the Plan or any other operative document, the terms of the Plan and/or such other operative document shall control.
A. DIP FACILITY CLAIMS, ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS.
     In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article IV of the Plan.
     1. DIP Facility Claims.
          a. DIP Facility Claims.
     Subject to the terms of the DIP Credit Agreement, in full and final satisfaction, settlement, release and discharge of and in exchange for each DIP Facility Claim, on the Effective Date, DIP Facility Claims shall be paid in full, in Cash with proceeds from the Exit Facility or shall be converted into obligations of the Debtors under the Exit Facility on a dollar-for-dollar basis.
     2. Administrative Claims.
          a. Administrative Claims Other Than Fee Claims.
     Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Administrative Claim, each Holder of such Allowed Administrative Claim shall be paid in full, in Cash the unpaid portion of such Allowed Administrative Claim (a) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed Administrative Claim or (b) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such Allowed Administrative Claim.
          b. Fee Claims.
     Professionals or other Entities asserting a Fee Claim for services rendered before the Confirmation Date must File and serve on the Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 45 days after the Effective Date. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 45 days after the Effective Date and (b) 30 days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims.
     3. Priority Tax Claims.
     Subject to the requirements of Article IV.S of the Plan, except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment or has been paid by the Debtors prior to the Effective Date, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive on account of such Claim payment in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in Cash: (1) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (2) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code; and (3) over a period ending not later than 5 years after the Petition Date. Subject to the Priority Tax Claims Bar Date, a Priority Tax Claim that is not due and payable on or before the Effective Date shall be reinstated and/or paid thereafter without regard to any acceleration caused by the Filing of the Chapter 11 Cases (i) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Priority Tax Claim or (ii) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such Priority Tax Claim.
B. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.
     1. Summary of Classification.
     All Claims and Interests, other than DIP Facility Claims, Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan for all purposes, including voting, Confirmation and distributions pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
          a. Substantive Consolidation of the Debtors.
     Pursuant to Article IV.B of the Plan, the Plan provides for the limited substantive consolidation of the Estates into a single Estate for all purposes associated with Confirmation and Consummation. As a result of the limited substantive consolidation of the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate identification of the Debtors.
          b. Class Identification.
     The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claim/Equity Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Revolving Credit Facility Claims	Unimpaired	Deemed to Accept
4	Senior Secured Notes Claims	Impaired	Entitled to Vote
5	General Unsecured Claims	Unimpaired	Deemed to Accept
6	Intercompany Claims	Unimpaired	Deemed to Accept
7	Intercompany Interests	Unimpaired	Deemed to Accept
8	Section 510(b) Claims	Impaired	Deemed to Reject
9	Equity Interests in InSight Health Services Holdings Corp.	Impaired	Deemed to Reject
     2. Treatment of Claims and Interests.
     To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:
          a. Class 1 — Other Priority Claims.
(i)	Classification: Class 1 consists of all Other Priority Claims.

(ii)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment for such Holder, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Other Priority Claim, each Holder of such Allowed Other Priority Claim shall be paid in full, in Cash or otherwise receive such treatment as to render such Holder Unimpaired. An Other Priority Claim that is not due and payable on or before the Effective Date shall be reinstated and/or paid thereafter without regard to any acceleration caused by the Filing of the Chapter 11 Cases (A) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Other Priority Claim or (B) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such Other Priority Claim.

(iii)	Voting: Class 1 is Unimpaired, and Holders of Class 1 Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Other Priority Claims are not entitled to vote to accept or reject the Plan.
          b. Class 2 — Other Secured Claims.
(i)	Classification: Class 2 consists of all Other Secured Claims.

(ii)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim and the Debtors agree to less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each Allowed Other Secured Claim shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(iii)	Voting: Class 2 is Unimpaired, and Holders of Class 2 Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f)

of the Bankruptcy Code. Therefore, Holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.
          c. Class 3 — Revolving Credit Facility Claims.
(iv)	Classification: Class 3 consists of all Revolving Credit Facility Claims.

(v)	Allowance: To the extent not refinanced by the DIP Facility as of the Effective Date, the Revolving Credit Facility Claims shall be Allowed and deemed to be Allowed Claims in the amount of $1,652,825.00, plus interest and fees due and owing under the Revolving Credit Facility, which Allowed Claims shall not be subject to any avoidance, reductions, setoff, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairment or any other challenges under applicable law by any Entity.

(vi)	Treatment: To the extent Revolving Credit Facility Claims are not refinanced by the DIP Facility or otherwise paid in full as of the Effective Date and except to the extent that a Holder of an Allowed Revolving Credit Facility Claim and the Debtors agree to less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Revolving Credit Facility Claim, each Holder of an Allowed Revolving Credit Facility Claim shall be paid in full, in Cash with the proceeds of the Exit Facility or otherwise receive such treatment as to render such Holder Unimpaired.

(vii)	Voting: Class 3 is Unimpaired, and Holders of Class 3 Revolving Credit Facility Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3 Revolving Credit Facility Claims are not entitled to vote to accept or reject the Plan.
          d. Class 4 — Senior Secured Notes Claims.
(viii)	Classification: Class 4 consists of all Senior Secured Notes Claims.

(ix)	Allowance: The Senior Secured Notes Claims shall be Allowed and deemed to be Allowed Claims in the amount of $293,500,000.00, plus interest and fees due and owing with respect to the Senior Secured Notes under the Indenture, which Allowed Claims shall not be subject to any avoidance, reductions, setoff, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairment or any other challenges under applicable law by any Entity.

(x)	Treatment: Except to the extent that a Holder of an Allowed Senior Secured Notes Claim and the Debtors agree to less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Senior Secured Notes Claim, each Holder of such Allowed Senior Secured Notes Claim shall receive on or as soon as reasonably practicable after the Effective Date its Pro Rata share of 100 percent of the New Common Stock, provided that such distribution shall be subject to dilution by (i) the Management Equity Plan and (ii) the Warrants which shall be issued by the Reorganized Debtors to the Holders of existing common stock in InSight Health Services Holdings Corp. on the Effective Date (immediately prior to the Consummation of the Plan) as part of the distributions made to such Holders of Senior Secured Notes Claims under the Plan.

(xi)	Voting: Class 4 is Impaired. Therefore, Holders of Class 4 Senior Secured Notes Claims as of the Record Date are entitled to vote to accept or reject the Plan.
e.	Class 5 — General Unsecured Claims.
(xii)	Classification: Class 5 consists of all General Unsecured Claims.

(xiii)	Treatment: Except to the extent that a Holder of a General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each General Unsecured Claim, each Holder of such General Unsecured Claim shall be paid in full, in Cash, or otherwise receive such treatment as to render such Holder Unimpaired. A General Unsecured Claim that is not due and payable on or before the Effective Date shall be reinstated and/or paid thereafter without regard to any acceleration caused by the Filing of the Chapter 11 Cases (i) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim or (ii) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such General Unsecured Claim.

(xiv)	Voting: Class 5 is Unimpaired, and Holders of Class 5 General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5 General Unsecured Claims are not entitled to vote to accept or reject the Plan.
f.	Class 6 — Intercompany Claims.
(xv)	Classification: Class 6 consists of all Intercompany Claims.

(xvi)	Treatment: Intercompany Claims shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(xvii)	Voting: Class 6 is Unimpaired, and Holders of Class 6 Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 6 Intercompany Claims are not entitled to vote to accept or reject the Plan.
g.	Class 7 — Intercompany Interests.
(xviii)	Classification: Class 7 consists of all Intercompany Interests.

(xix)	Treatment: Although Intercompany Interests shall not receive any distribution on account of such Intercompany Interests, Intercompany Interests will not be cancelled and, solely to implement the Plan, will be addressed as set forth in Article IV.K of the Plan.

(xx)	Voting: Class 7 is Unimpaired, and Holders of Class 7 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Intercompany Interests are not entitled to vote to accept or reject the Plan.
h.	Class 8 — Section 510(b) Claims.
(xxi)	Classification: Class 8 consists of all Section 510(b) Claims.

(xxii)	Treatment: Holders of Section 510(b) Claims will not receive any distribution on account of such Claims, and Section 510(b) Claims shall be discharged, cancelled, released and extinguished as of the Effective Date.

(xxiii)	Voting: Class 8 is Impaired, and Holders of Class 8 Section 510(b) Claims are not entitled to receive or retain any property under the Plan on account of Class 8 Section 510(b) Claims. Therefore, Holders of Class 8 Section 510(b) Claims are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code, and Holders of Class 8 Section 510(b) Claims are not entitled to vote to accept or reject the Plan.
i.	Class 9 — Equity Interests in InSight Health Services Holdings Corp.
(xxiv)	Classification: Class 9 consists of all Equity Interests in InSight Health Services Holdings Corp.

(xxv)	Treatment: Holders of Equity Interests in InSight Health Services Holdings Corp. will not receive any distribution on account of such Interests, and Equity Interests in InSight Health Services Holdings Corp. shall be discharged, cancelled, released and extinguished as of the Effective Date; provided that, as set forth in Article IV.E in the Plan, the Holders of existing common stock in InSight Health Services Holdings Corp. on the Effective Date (immediately prior to the consummation of the Plan) shall receive the Warrants from the Reorganized Debtors on the Effective Date.

(xxvi)	Voting: Class 9 is Impaired, and Holders of Class 9 Equity Interests in InSight Health Services Holdings Corp. are not entitled to receive or retain any property under the Plan on account of Class 9 Equity Interests in InSight Health Services Holdings Corp. Therefore, Holders of Class 9 Equity Interests in InSight Health Services Holdings Corp. are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code, and Holders of Class 9 Equity Interests in InSight Health Services Holdings Corp. are not entitled to vote to accept or reject the Plan.
3.	Special Provision Governing Unimpaired Claims.
     Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.
4.	Acceptance or Rejection of the Plan.
a.	Voting Class.
     Class 4 is Impaired under the Plan, and Holders, as of the Record Date, of Claims in Class 4 are entitled to vote to accept or reject the Plan.
b.	Presumed Acceptance of the Plan.
     Classes 1, 2, 3, 5, 6 and 7 are Unimpaired under the Plan and are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.
c.	Deemed Rejection of the Plan.
     Classes 8 and 9 are Impaired and shall receive no distribution under the Plan and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

5.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.
     Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification; provided that such modifications shall in each case be reasonably acceptable to the Requisite Consenting Noteholders.
6.	Controversy Concerning Impairment.
     If a controversy arises as to whether any Claims or Interests or any Class of Claims or Interests is Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
C. MEANS FOR IMPLEMENTATION OF THE PLAN.
1.	Sources of Consideration for Plan Distribution.
     All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant to the Plan shall be obtained from the Exit Facility, the issuance of the New Common Stock or other Cash from the Debtors, including Cash from operations.
2.	Substantive Consolidation.
a.	Limited Substantive Consolidation Is Warranted by the Facts and Circumstances of the Chapter 11 Cases.
     The Plan is premised upon “substantively consolidating” the Debtors, on the terms set forth in Article IV of the Plan, for the limited purposes of Confirming and Consummating the Plan, primarily to facilitate making distributions to creditors in satisfaction of their Claims. Creditors in the Voting Class will vote in consolidated Classes with notice on the Ballots that the Plan contemplates a limited substantive consolidation. The Debtors believe that the Plan, with its contemplated limited substantive consolidation of the Debtors’ Estates, is the best option currently available for the Debtors and their creditors as a whole.
     The Debtors believe that the facts and circumstances in the Chapter 11 Cases strongly favor this Bankruptcy Court substantively consolidating their Estates for the limited purposes contemplated by the Plan:
•	The Debtors’ core business operations operate as a single business enterprise.

•	The Debtors are a publicly reporting company that files consolidated reports with the SEC. The Debtors also files consolidated group income tax returns.

•	The Debtors operate a single, integrated cash management system, with integrated payroll and accounting systems.

•	The Debtors operate under a common management team, with interlocking and overlapping boards of directors. The board of directors for InSight Health Services Holdings Corp. continues to make all major decisions for the Debtors. The officers and management are vertically integrated and corporate policy is dictated by InSight Health Services Holdings Corp.

•	This unified corporate Entity has resulted in creditors generally relying on the Debtors’ consolidated credit.
     The Debtors’ going concern value arises from the Debtors’ businesses continuing to operate as a single going concern enterprise. Indeed, it would be impossible to allocate the New Common Stock to different Debtors based upon the relative values of those entities. In any case, most of the individual Debtors and their assets do not have significant individual value outside of their integration and relationships with the rest of the Debtors, even if they operated independently.
b.	The Plan Contemplates a Very Limited Substantive Consolidation Solely for Purposes of Efficiently and Effectively Confirming and Consummating the Plan.
     Under the contemplated substantive consolidation scheme:
•	the assets and liabilities of all consolidated Debtors will be pooled for purposes of Plan distributions in satisfaction of Claims;

•	the Plan will deem the Debtors to be one consolidated Estate for voting and distribution purposes;

•	all guarantees of any consolidated Debtor of the obligations of any other consolidated Debtor will be eliminated for all purposes associated with Confirmation and Consummation, so that any Claim against a consolidated Debtor and any guarantee thereof will be a Claim against the consolidated Estate; and

•	each and every Claim will be deemed Filed against the consolidated Estate.
     Substantive consolidation, however, will not affect transfers or commingling of any assets of any of the Debtors, and all assets will continue to be owned by the respective Reorganized Debtors. Substantive consolidation also will not affect the Debtors’ legal and organizational structure or any pre- and post-Petition Date guarantees, liens and security interests that are required to be maintained.
3.	Exit Facility.
     Confirmation shall be deemed approval of the Exit Facility (including any and all transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility Agreement and such other documents as may be required or appropriate to effectuate the treatment afforded to such lenders pursuant to the Exit Facility Agreement, the terms, conditions and covenants of which shall be acceptable to the Requisite Consenting Noteholders. The Reorganized Debtors may use the Exit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs. To the extent Revolving Credit Facility Claims are not refinanced by the DIP Facility as of the Effective Date, Revolving Credit Facility Claims shall be paid in full, in Cash with the proceeds from the Exit Facility.
     Upon the satisfaction or waiver of the conditions precedent to effectiveness set forth in the Exit Facility Agreement, the DIP Facility and the Revolving Credit Facility shall be refinanced and the Revolving Credit Agreement and the DIP Credit Agreement shall be deemed to have been terminated. Notwithstanding the foregoing, all obligations of the Debtors to the DIP Agent and the DIP Lenders under the DIP Credit Agreement which are expressly stated in the DIP Credit Agreement as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect.
     Upon the date the Exit Facility Agreement becomes effective, (1) the Debtors and the Reorganized Debtors are authorized to execute and deliver the Exit Facility Agreement and perform their obligations thereunder including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities, (2) the Exit Facility Agreement shall constitute the legal, valid and binding obligations of the Reorganized Debtors which are parties thereto, enforceable in accordance with their respective terms, and (3) no obligation, payment, transfer or grant of security under the Exit Facility Agreement shall be stayed, restrained, voidable or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim.

     The Debtors and the Reorganized Debtors, as applicable, and any other Entities granting any Liens and security interests to secure the obligations under the Exit Facility Agreement are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.
4.	Issuance of New Common Stock and Other Securities.
     The issuance of the New Common Stock, including the shares of the New Common Stock, Warrants, options or other equity awards reserved for the Management Equity Plan (if any), is authorized without the need for any further corporate action or without any further action by a Holder of Claims or Interests. On the Effective Date, or as soon as reasonably practicable thereafter, the New Common Stock shall be issued to the Holders of Senior Secured Notes Claims. The Management Equity Plan will provide for a certain percentage of New Common Stock, not to exceed eight percent (8%) of the fully diluted New Common Stock, to be reserved for issuance as options, equity or equity-based grants in connection with the Reorganized Debtors’ management equity incentive program and/or director equity incentive program. The amount of New Common Stock, if any, to be issued pursuant to the Management Equity Plan, and the terms thereof shall be determined by the New Board on or as soon as reasonably practicable after the Effective Date.
     All of the shares of New Common Stock issued pursuant to the Plan and the Stockholders Agreement shall be duly authorized, validly issued and fully paid and non-assessable. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, including, but not limited to, the Stockholders Agreement, which terms and conditions shall bind each Entity receiving such distribution or issuance.
     The New Common Stock may be subject to certain transfer and other restrictions and appropriate legends pursuant to, among other things, the Stockholders Agreement and the New Certificates of Incorporation.
5.	Warrants.
     As described in Article III.B.4 of the Plan, the Holders of existing common stock in InSight Health Services Holdings Corp. on the Effective Date (immediately prior to the consummation of the Plan) shall receive the Warrants from the Reorganized Debtors on the Effective Date. The Warrants may be subject to certain transfer, exercise and other restrictions and appropriate legends pursuant to, among other things, the Warrant Agreement. Notwithstanding anything to the contrary in the Plan, in no event shall the terms of the Warrants cause Reorganized InSight Health Services Holdings Corp. to be required by the Securities Act or the Exchange Act, including without limitation Section 12(g) or 15(d) of the Exchange Act, or any other federal, state or local securities laws, to register with the SEC or other similar regulatory authority any class of equity securities of InSight Health Services Holdings Corp. or to file periodic reports under Section 13 or 15(d) of the Exchange Act. The Warrant Agreement shall contain transfer, exercise and other restrictions and appropriate legends to the satisfaction of the Requisite Consenting Noteholders and consistent with the Warrant Term Sheet to ensure that the terms of the Warrants and the Warrant Agreement do not result in such registration or reporting requirements on the part of Reorganized InSight Health Services Holdings Corp.
6.	Stockholders Agreement.
     As of the Effective Date, each person or entity that receives New Common Stock shall be deemed to be bound by the Stockholders Agreement. All participants in the Management Equity Plan and each person that receives a Warrant shall execute a joinder to the Stockholders Agreement as a condition to the receipt of any New Common Stock pursuant to exercise of such Warrant or award under the Management Equity Plan.

7.	Section 1145 Exemption.
     Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of any Securities contemplated by the Plan and all agreements incorporated of the Plan, including the New Common Stock and the Warrants, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of securities and the Confirmation Order shall so provide. In addition, under section 1145 of the Bankruptcy Code, any securities contemplated by the Plan and any and all agreements incorporated therein, including the New Common Stock and the Warrants, will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (2) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (3) the restrictions, if any, on the transferability of such securities and instruments, including, without limitation, those set forth in Article IV.D , Article IV.E and Article IV.H of the Plan; and (4) applicable regulatory approval.
8.	Listing of New Common Stock.
     Other than as provided in the Registration Rights Agreement, the Reorganized Debtors shall not be obligated to list the New Common Stock or the Warrants on a national securities exchange and shall not be required to (but may in their discretion) register with the SEC or other similar regulatory authority any class of equity securities of InSight Health Services Holdings Corp. or to file periodic reports under Section 13 or 15(d) of the Exchange Act. On the Effective Date, Reorganized Insight Health Services Holdings Corp. will enter into the Registration Rights Agreement.
9.	New Certificates of Incorporation and New By-Laws.
     On or immediately before the Effective Date, the Reorganized Debtors will file their respective New Certificates of Incorporation with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation or formation in accordance with the corporate or other business entity laws of the respective states of incorporation or formation. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Certificates of Incorporation and New By-Laws and other constituent documents as permitted by the laws of their respective states of incorporation or formation and their respective New Certificates of Incorporation and New By-Laws or other constituent documents.
10.	Reorganized Debtors’ Boards of Directors and Officers.
     On the Effective Date, the term of each member of the current board of directors of the Debtors shall automatically expire. The initial members of the New Board shall consist of Reorganized InSight Health Services Holdings Corp.’s Chief Executive Officer and those individuals appointed in accordance with the Stockholders Agreement and the New By-Laws. The Debtors shall identify the individuals proposed to serve in accordance with the preceding sentence prior to the Effective Date and, to the extent known, members of the New Board and the nature and compensation for any member of the New Board who is an “insider” under Section 101(31) of the Bankruptcy Code will be identified in the Plan Supplement. The board of directors for each of the Reorganized Debtors other than Reorganized InSight Health Services Holdings Corp. and the officers for each of the Reorganized Debtors shall be identified prior to the Effective Date.
11.	Corporate Existence.
     Except as otherwise provided in the Plan and notwithstanding Article IV.B of the Plan, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Reorganized Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval. On the Effective Date, without any further corporate action, the Reorganized Debtors’

organizational documents shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. Consequently, Intercompany Interests shall be retained, and the legal, equitable and contractual rights to which Holders of Intercompany Interests are entitled shall remain unaltered to the extent necessary to implement the Plan. Notwithstanding anything to the contrary in the Plan, each non-debtor corporate entity, limited liability company, partnership or other entity, as the case may be, in which the any of the Debtors owned or controlled an equity interest as of the Petition Date shall exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Petition Date. All of the actions related to the continued corporate existence of the Reorganized Debtors set forth in this Article IV.K shall be reasonably acceptable to the Requisite Consenting Noteholders.
12.	Vesting of Assets in the Reorganized Debtors.
     Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action (except those released pursuant to the Debtor Release) and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens granted to secure the Exit Facility and Claims pursuant to the DIP Facility that by their terms survive termination of the DIP Facility). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
13.	Cancellation of Securities and Agreements.
     On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the Indenture, and any other Certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such agreements, Certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan) shall be released and discharged; provided that, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan as provided therein.
     On the Effective Date, except to the extent otherwise provided in the Plan, any indenture relating to any of the foregoing, including the Indenture, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code and the obligations of the Debtors thereunder shall be fully released and discharged.
14.	Restructuring Transactions.
     Subject to the consent of the Requisite Consenting Noteholders on the form of the restructuring transactions contemplated herein, on the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, certificates of incorporation, operating agreements, bylaws or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the Reorganized Debtors determine are necessary or appropriate, including any filings that may be required by applicable law.
     Immediately upon and after entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may (and shall be authorized to) consummate, and take all actions as may be necessary or appropriate to effect and consummate, the sale of certain of the Debtor’s assets related to the Debtors’ Northern California business (as described in the Disclosure Statement), upon terms reasonably satisfactory to the Debtors and the Requisite Consenting Noteholders, to the extent not consummated on or before the Confirmation Date or authorized by prior order of the Bankruptcy Court.
15.	Corporate Action.
     Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of Executory Contracts and Unexpired Leases; (2) selection of the New Board and all other directors and officers for the Reorganized Debtors; (3) the execution of and entry into the Exit Facility Agreement; (4) the distribution of the New Common Stock and Warrants as provided in the Plan; (5) adoption and implementation of the Management Equity Plan; and (6) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors.
     On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors (including, any vice-president, president, chief executive officer, treasurer or chief financial officer thereof), as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, operating agreements and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including: (1) the Exit Facility; (2) the issuance of the New Common Stock and Warrants; and (3) any and all other agreements, documents, securities and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV.L of the Plan shall be effective notwithstanding any requirements under nonbankruptcy law. All of the foregoing corporate actions set forth in Article IV.O of the Plan shall be acceptable to the Requisite Consenting Noteholders.
16.	Effectuating Documents; Further Transactions.
     On and after the Effective Date, the Reorganized Debtors and the managers, officers and members of the boards of directors thereof, including, without limitation, the New Board, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.
17.	Exemption from Certain Taxes and Fees.
     Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article IV.K of the Plan; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan.
18.	Employee and Retiree Benefits.
     Except as otherwise provided in the Plan, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation (other than equity-based compensation related to Equity Interests in InSight Health Services Holdings Corp.), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date. Nothing in the Plan shall limit, diminish or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.
19.	D&O Liability Insurance Policies.
     Notwithstanding anything in the Plan to the contrary, as of the Effective Date, the Debtors shall assume and assign to the Reorganized Debtors all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. On or before the Effective Date, the Reorganized Debtors may obtain tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers and managers upon terms reasonably acceptable to the Reorganized Debtors and the Requisite Consenting Noteholders.
20.	Indemnification Provisions.
     Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors, as of the Effective Date, shall assume all Indemnification Provisions. All Indemnification Provisions in place on and prior to the Effective Date for current and former officers, directors, managers and employees of the Debtors and their subsidiaries and such current and former directors’, officers’, managers’ and employees’ respective Affiliates shall survive the Effective Date for all Claims related to or in connection with, without limitation, any actions, omissions or transactions occurring prior to the Effective Date.
21.	Preservation of Rights of Action.
     In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Release provided by Article VIII.D of the Plan), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person or Entity on or prior to the Effective Date (pursuant to the Debtor Release or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation.
22.	Priority Tax Claims & Administrative Claims Bar Dates.
     Priority Tax Claims Bar Date. Notwithstanding anything in the Plan to the contrary, any Creditor holding (1) a Priority Tax Claim or (2) a Claim that may otherwise be a Priority Tax Claim or Claim for escheatment or unclaimed property but for the fact that such Claim arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code must File a Proof of Claim on account of such Claim, and such Proof of Claim must be Filed with the Bankruptcy Court on or before the Priority Tax Claims Bar Date. All (1) Priority Tax Claims or (2) Claims that may otherwise be Priority Tax Claims or Claim for escheatment or unclaimed property but for the fact that such Claims arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code for which a Proof of Claim is not timely Filed will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates and their property unless otherwise ordered by the Bankruptcy Court or as otherwise provided in the Plan. All such Priority Tax Claims or Claims that would otherwise be Priority Tax Claims but for the fact that such Claims arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article VIII.A and Article VIII.H of the Plan.
     Administrative Claims Bar Date. All requests for payment of an Administrative Claim must be Filed with the Notice, Claims and Solicitation Agent and served upon counsel to the Debtors or Reorganized Debtors, as applicable, on or before the date that is 30 days after the Effective Date. The Reorganized Debtors may settle and pay any Administrative Claim in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. In the event that any party with standing objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.
D. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.
1.	Assumption and Rejection of Executory Contracts and Unexpired Leases.
     Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party (including all D&O Liability Insurance Policies), unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified as an Executory Contract or Unexpired Lease to be rejected pursuant to the Plan Supplement, which shall be reasonably acceptable to the Requisite Consenting Noteholders. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the assumptions or rejections described above as of the Effective Date.
     Notwithstanding the foregoing paragraph, after the Effective Date, the Reorganized Debtors shall have the right to terminate, amend or modify any Intercompany Contracts, leases, or other agreements without approval of the Bankruptcy Court.

2.	Payments Related to Assumption of Executory Contracts and Unexpired Leases.
     With respect to any Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan (including pursuant to Article V.A of the Plan) or otherwise, Cure Claims shall be satisfied, pursuant to section 365(b) of the Bankruptcy Code, by payment of the Cure Claims in Cash on the Effective Date or as soon as reasonably practicable thereafter or on such other terms as the parties to each such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding: (1) the amount of any Cure Claim; (2) the ability of the Reorganized Debtors to provide adequate assurance of future performance (within the meaning of section 365(b) of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.
3.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.
     Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive or any continuing obligation of a counterparty to provide warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.
4.	Intercompany Contracts, Contracts and Leases Entered Into After the Petition Date.
     On and after the Effective Date, the Debtors may continue to perform under Intercompany Contracts, contracts and leases entered into after the Petition Date by any Debtor in the ordinary course of business.
5.	Modifications, Amendments, Supplements, Restatements or Other Agreements.
     Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.
     Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority or amount of any Claims that may arise in connection therewith.
6.	Reservation of Rights.
     Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 90 days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease as otherwise provided in the Plan.
7.	Nonoccurrence of Effective Date.
     In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

8.	Rejection Damages Claims Bar Date.
     Notwithstanding anything in the Plan to the contrary, any Creditor holding a Rejection Damages Claim must File a Proof of Claim on account of such Claim, and such Proofs of Claim must be Filed with the Bankruptcy Court on or before the Rejection Damages Claims Bar Date. All Rejection Damages Claims for which a Proof of Claim is not timely Filed will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates and their property unless otherwise ordered by the Bankruptcy Court or as otherwise provided in the Plan. All such Rejection Damages Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article VIII.A and Article VIII.H of the Plan.
E. PROVISIONS GOVERNING DISTRIBUTIONS.
1.	Timing and Calculation of Amounts to Be Distributed.
     Except as otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on a date determined by the Reorganized Debtors, in their sole discretion, after such a Claim becomes an Allowed Claim), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided therein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided therein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for therein, regardless of whether such distributions are delivered on or at any time after the Effective Date.
2.	Disbursing Agent.
     Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Reorganized Debtors as Distribution Agent or by such other Entity designated by the Reorganized Debtors as a Distribution Agent on the Effective Date. A Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a Distribution Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Distribution Agent.
3.	Rights and Powers of Disbursing Agent.
a.	Powers of the Disbursing Agent.
     The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated thereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Distribution Agent to be necessary and proper to implement the provisions thereof.
     In addition to the services authorized by any order of the Bankruptcy Court authorizing the retention and employment of BMC Group, Inc. as Notice and Claims Agent for the Debtors, BMC Group, Inc. is authorized and empowered to perform the following services: (a) assist the Debtors and their advisors with the administrative management, reconciliation and resolution of claims; (b) facilitate or perform distributions; and (c) assist the Debtors with all analyses and/or collections of avoidance actions pursuant to chapter 5 of the Bankruptcy Code.
b.	Expenses Incurred On or After the Effective Date.
     Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

4.	Distributions on Account of Claims Allowed After the Effective Date.
a.	Payments and Distributions on Disputed Claims.
     Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be made on a date determined by the Reorganized Debtors, in their sole discretion, after such a Claim becomes an Allowed Claim and shall be deemed to have been made on the Effective Date.
     Notwithstanding the foregoing paragraph: (a) Disputed Administrative Claims with respect to liabilities or obligations incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date that become Allowed Administrative Claims after the Effective Date shall be paid or performed (i) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed Administrative Claim or (ii) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such Allowed Administrative Claim; and (b) Disputed Priority Tax Claims for which valid Proofs of Claim have been Filed on or before the Priority Tax Claims Bar Date that become Allowed Priority Tax Claims after the Effective Date, unless otherwise agreed, shall be paid in accordance with Article II.C of the Plan.
b.	Special Rules for Distributions to Holders of Disputed Claims.
     Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Debtors or the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the Holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.
5.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.
a.	Delivery of Distributions in General.
     Except as otherwise provided in the Plan, the Reorganized Debtors or the Distribution Agent, as the case may be, shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtors’ books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors and the Distribution Agent; and provided, further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.
     Distributions of any notes, certificates or other instruments, if any, evidencing the obligations of the Reorganized Debtors under the Revolving Credit Facility shall be made to the Revolving Credit Facility Agent for the benefit of the Revolving Credit Facility Lenders, in accordance with the terms in the Plan. Such distributions shall be deemed completed when made to the Revolving Credit Facility Agent, and neither the Debtors nor the Reorganized Debtors shall have any additional or further obligations to make distributions under the Plan to the Revolving Credit Facility Lenders.
     Distributions of the New Common Stock shall be made to the Indenture Trustee for the benefit of the Holders of Senior Secured Notes Claims, in accordance with the terms of the Plan. Such distributions shall be deemed completed when made to the Indenture Trustee, and neither the Debtors nor the Reorganized Debtors shall have any additional or further obligations to make distributions under the Plan to the Holders of Senior Secured Notes Claims.
b.	Minimum Distributions.
     The Reorganized Debtors shall not be required to make partial distributions or payments of fractions of shares of New Common Stock, and such fractions shall be deemed to be zero.

c.	Undeliverable Distributions and Unclaimed Property.
     In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.
6.	Compliance with Tax Requirements/Allocations.
     In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including reserving sufficient cash or taking necessary draws under the DIP Facility to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.
     Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.
7.	Setoffs.
     The Debtors and the Reorganized Debtors may withhold (but may not set off except as set forth in Article VI.G or as provided by Article VIII.I of the Plan) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights, and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such Holder, except as specifically provided in the Plan.
8.	Claims Paid or Payable by Third Parties.
a.	Claims Paid by Third Parties.
     The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim

(i.e., from the third party and under the Plan) exceeds the amount of such Claim as of the date of any such distribution under the Plan.
b.	Claims Payable by Third Parties.
     No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.
c.	Applicability of Insurance Policies.
     Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
F. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS.
1.	Prosecution of Objections to Claims.
     The Debtors, subject to the reasonable consent of the Requisite Consenting Noteholders, or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment any objections to Claims, other than Fee Claims, as permitted under the Plan. From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without notice to or action, order or approval of the Bankruptcy Court. The Debtors reserve all rights to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.
2.	Procedures Regarding Disputed Claims.
     Except as otherwise provided in the Plan (including, without limitation, by Article IV.V and Article V.J of the Plan), Holders of Claims shall not be required to File a Proof of Claim, and no parties should File a Proof of Claim. Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors; provided that the Debtors and the Reorganized Debtors, as applicable, reserve all rights to object to any Claim for which a Proof of Claim is Filed by the Claims Objection Bar Date.
     For the avoidance of doubt, in accordance with by Article IV.V and Article V.J of the Plan: (1) Holders of Rejection Damages Claims must File a Proof of Claim with respect to such Claims by the Rejection Damages Claims Bar Date; and (2) Holders of Priority Tax Claims or Claims that would otherwise be Priority Tax Claims but for the fact that such Claims arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code must File a Proof of Claim with respect to such Claims by the Priority Tax Claims Bar Date.
     Unless disputed by a Holder of a Claim or otherwise provided in the Plan, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing, in which event the Claim will become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto, and the Debtors reserve the right to compromise, settle, withdraw or litigate to judgment any objections to Claims for which a Proof of Claim is Filed.
     Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. Each of the aforementioned objection, estimation and resolution procedures are cumulative and are not exclusive of one another.
3.	Allowance of Claims and Interests.
     Except as expressly provided in the Plan, no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code and under the Plan or unless and until the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Petition Date.
4.	No Distributions Pending Allowance.
     Notwithstanding any other provision in the Plan to the contrary, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan shall be made on account of such Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.
5.	Distributions After Allowance.
     To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan, including, without limitation, Article VI.D. The Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan on a date determined by the Reorganized Debtors, in their sole discretion, after such a Claim becomes an Allowed Claim and shall be deemed to have been made on the Effective Date, without any interest to be paid on account of such Claim.
G. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS.
1.	Discharge of Claims and Termination of Interests.
     Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided in the Plan, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

2.	Subordinated Claims.
     The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal or equitable subordination relating thereto. Subject to the requirements of section 1129(b) of the Bankruptcy Code (as applicable), no Holder of a Section 510(b) Claim shall receive any distribution on account of such Section 510(b) Claim, and all Section 510(b) Claims shall be extinguished.
3.	Compromise and Settlement of Claims, Interests and Controversies.
     Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.
4.	Debtor Release.
     NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE (SUCH THAT THE REORGANIZED DEBTORS WILL NOT RECEIVE ANY CLAIM OR CAUSE OF ACTION RELEASED HEREUNDER), FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, INCLUDING: (1) THE DISCHARGE OF DEBT AND ALL OTHER GOOD AND VALUABLE CONSIDERATION PAID PURSUANT HERETO; AND (2) THE SERVICES OF THE DEBTORS’ PRESENT AND FORMER OFFICERS, DIRECTORS, MANAGERS AND ADVISORS IN FACILITATING THE EXPEDITIOUS IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED HEREBY, EACH OF THE DEBTORS DISCHARGE AND RELEASE AND SHALL BE DEEMED TO HAVE PROVIDED A FULL DISCHARGE AND RELEASE TO EACH DEBTOR RELEASEE AND TO EACH THIRD PARTY RELEASEE (AND EACH SUCH DEBTOR RELEASEE AND THIRD PARTY RELEASEE SO RELEASED SHALL BE DEEMED FULLY RELEASED AND DISCHARGED BY THE DEBTORS) AND THEIR RESPECTIVE PROPERTY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING (1) THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY THIRD PARTY RELEASEE OR DEBTOR RELEASEE, THE RESTRUCTURING OF CLAIMS AND INTERESTS BEFORE OR DURING THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN AND DISCLOSURE STATEMENT, OR RELATED AGREEMENTS, INSTRUMENT OR OTHER DOCUMENTS AND (2) THOSE THAT ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS WOULD HAVE BEEN LEGALLY ENTITLED TO

ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR AN EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT ON BEHALF OF ANY OF THE DEBTORS OR ANY OF THEIR ESTATES; PROVIDED, THAT THE FOREGOING “DEBTOR RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF ANY DEBTOR: (1) ARISING UNDER THE EXIT FACILITY; OR (2) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS.
     ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.
5.	Third Party Release.
     NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH OF THE RELEASING PARTIES (REGARDLESS OF WHETHER A RELEASING PARTY IS A THIRD PARTY RELEASEE) SHALL PROVIDE A FULL DISCHARGE AND RELEASE (AND EACH ENTITY SO RELEASED SHALL BE DEEMED RELEASED BY THE RELEASING PARTIES) TO THE THIRD PARTY RELEASEES AND THE DEBTOR RELEASEES AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, DEMANDS, RIGHTS, AND CAUSES OF ACTION (OTHER THAN UNIMPAIRED CLAIMS, CLAIMS RELATING TO UNIMPAIRED CLAIMS, AND THE RIGHTS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AND OTHER AGREEMENTS DELIVERED THEREUNDER), WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING “THIRD PARTY RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CLAIMS OR CAUSES OF ACTION OF ANY RELEASING PARTY: (1) ARISING UNDER THE EXIT FACILITY; OR (2) EXPRESSLY SET FORTH IN AND REINSTATED OR PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS.
     ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD PARTY RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING;

AND (6) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM RELEASED PURSUANT TO THE THIRD PARTY RELEASE.
6.	Exculpation.
     The Exculpated Parties shall neither have nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing “Exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the reasonable advice of counsel concerning his, her or its duties pursuant to or in connection with the Plan or any other related document, instrument or agreement.
7.	Indemnification.
     Subject to the occurrence of the Effective Date, the obligations of the Debtors and Reorganized Debtors, as the case may be, to indemnify, defend, reimburse or limit the liability of directors, managers, officers, employees, attorneys, other professionals and agents who were directors, managers, officers, employees, attorneys, other professionals and agents of the Debtors or the Reorganized Debtors, as the case may be, on or after the Petition Date against any claims or causes of action as provided in the certificates of incorporation, bylaws or other organizational documents, each in place as of the Petition Date, or applicable state law, shall survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Petition Date.
8.	Injunction.
     EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES THAT: (1) HAVE BEEN DISCHARGED PURSUANT TO ARTICLE VIII.A OF THE PLAN; (2) HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.D OF THE PLAN; (3) HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.E OF THE PLAN; OR (4) ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.F OF THE PLAN, ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM: (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES; (B) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION, OR LIABILITIES; (C) CREATING, PERFECTING OR ENFORCING ANY LIEN, CLAIM OR ENCUMBRANCE OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES; (D) ASSERTING ANY RIGHT OF SETOFF OR SUBROGATION OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS,

EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES UNLESS SUCH HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE CONFIRMATION DATE, AND NOTWITHSTANDING ANY INDICATION IN A PROOF OF CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO SECTION 553 OF THE BANKRUPTCY CODE OR OTHERWISE; AND (E) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES RELEASED OR SETTLED PURSUANT TO THE PLAN.
9.	Setoffs.
     Except as otherwise provided in the Plan, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law or as may be agreed to by the Holder of a Claim or Interest, may set off against any Allowed Claim (other than DIP Facility Claims) or Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any Claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights and Causes of Action that such Reorganized Debtor may possess against such Holder.
10.	Release of Liens.
     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtor and its successors and assigns.
H. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS.
1.	Professional Fee Escrow Account.
     On the Effective Date, the Reorganized Debtors shall fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals with respect to unpaid fees or expenses or for whom fees or expenses have been held back pursuant to the Interim Compensation Order. Such funds shall not be property or be deemed property of the Reorganized Debtors. The Reorganized Debtors shall cause Accrued Professional Compensation to be paid in Cash to such Professionals from the Professional Fee Escrow Account when such Claims are Allowed by a Bankruptcy Court order; provided that the Debtors’ or the Reorganized Debtors’ liability for Accrued Professional Compensation shall not be limited nor be deemed to be limited to the funds available from the Professional Fee Escrow Account. When all Allowed Fee Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors.
2.	Professional Fee Reserve Amount.
     On or before the Effective Date, the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Confirmation Date and shall deliver such estimate to the Debtors and the Requisite Consenting Noteholders. If a Professional does not provide an estimate, the Reorganized Debtors may estimate the unpaid fees and expenses of such Professional. The total amount so estimated as of the Confirmation Date shall comprise the

Professional Fee Reserve Amount; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional.
3.	Post Confirmation Date Fees and Expenses.
     Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional or other fees and expenses related to implementation and Consummation of the Plan incurred by the Debtors or the Reorganized Debtors, as the case may be. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for services rendered or expenses incurred after the Confirmation Date in the ordinary course of business without any further notice to any party or action, order, or approval of the Bankruptcy Court; provided, however, that counsel to the Ad Hoc Noteholders Committee shall receive notice before any payments being made to Professionals for services rendered or expenses incurred after the Confirmation Date through the Effective Date.
4.	Payment of Fees and Expenses of the Ad Hoc Noteholders Committee Professionals.
     Notwithstanding any provision in the Plan to the contrary, Debtors or Reorganized Debtors shall promptly pay in Cash in full the Noteholders Professional Fees including the reasonable and documented fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP and FocalPoint Securities, LLC in their capacities as professional advisors to the Ad Hoc Noteholders Committee, and the legal counsel and financial advisor of the Indenture Trustee and the Collateral Agent, whether or not the Plan is ultimately consummated. All amounts distributed and paid to the foregoing parties pursuant to the Plan shall not be subject to setoff, recoupment, reduction or allocation of any kind.
I. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN.
1.	Conditions Precedent to Confirmation.
     It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X.C of the Plan:
•	the Disclosure Statement in form and substance acceptable to the Debtors and the Requisite Consenting Noteholders shall have been approved by the Bankruptcy Court; and

•	the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors and the Requisite Consenting Noteholders.
2.	Conditions Precedent to Consummation.
     It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X.C of the Plan:
•	the Confirmation Order (a) shall have become a Final Order in form and substance acceptable to the Debtors and the Requisite Consenting Noteholders and (b) shall include a finding by the Bankruptcy Court that the New Common Stock and Warrants to be issued on the Effective Date will be authorized and exempt from registration under applicable securities laws pursuant to section 1145 of the Bankruptcy Code, and there shall have been no entry of any other Bankruptcy Court order prohibiting any transactions contemplated by the Plan from occurring;

•	the Exit Facility Agreement, which shall be in form and substance acceptable to the Debtors and the Requisite Consenting Noteholders, shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof;

•	the Plan, including any amendments, modifications, or supplements thereto shall be acceptable to the Debtors and the Requisite Consenting Noteholders;

•	the Plan Supplement, including any amendments, modifications, or supplements thereto shall be acceptable to the Debtors and the Requisite Consenting Noteholders;

•	all actions, documents, certificates and agreements necessary to implement this Plan shall be in form and substance acceptable to the Debtors and the Requisite Consenting Noteholders and shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws;

•	the Bankruptcy Court shall have entered the Confirmation Order, which shall authorize the rejection by the Debtors of the Unexpired Leases and Executory Contracts set forth in the Plan Supplement; and

•	all conditions precedent in the Restructuring Support Agreement shall have been satisfied or waived in accordance with the terms thereof.
3.	Waiver of Conditions.
     The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in Article X of the Plan may be waived by the Debtors (with the consent of the Requisite Consenting Noteholders) without notice to or action, approval or order of the Bankruptcy Court.
4.	Effective Date.
     The Effective Date shall be the first Business Day upon which all of the conditions specified in Article X.B of the Plan have been satisfied or waived.
5.	Effect of Non-Occurrence of Conditions to Consummation.
     If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.
J. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN.
1.	Modification and Amendments.
     Except as otherwise specifically provided in the Plan, the Debtors reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan; provided, however, that such modifications shall be acceptable to the Requisite Consenting Noteholders. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend or modify materially the Plan with respect to such Debtor, one or more times, after Confirmation and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan, remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided, however, that such alterations, amendments, modifications, remedies or reconciliations shall be reasonably acceptable to the Requisite Consenting Noteholders. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article XI of the Plan.

2.	Effect of Confirmation on Modifications.
     Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.
3.	Revocation or Withdrawal of the Plan.
     The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date, subject to the consent of the Requisite Consenting Noteholders; provided, that such consent shall not be required if the Debtors determine that proceeding with Confirmation of the Plan would be inconsistent with the exercise of their fiduciary duties under applicable law. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by such Debtor or any other Entity.
K. RETENTION OF JURISDICTION.
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters, arising out of or related to the Chapter 11 Cases and the Plan including jurisdiction to:
1.	allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims or Interests;

2.	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.	resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including Rejection Damages Claims, Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article V of the Plan, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired.

4.	ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.	adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.	adjudicate, decide or resolve any and all matters related to Causes of Action;

7.	adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.	enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement, except as otherwise provided in the Confirmation Order;

9.	enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

10.	resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the discharge, releases, injunctions, exculpations and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

13.	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.H.1 of the Plan;

14.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

15.	determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

16.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.	hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

20.	hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

21.	hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

22.	enforce all orders previously entered by the Bankruptcy Court;

23.	hear any other matter not inconsistent with the Bankruptcy Code; and

24.	enter an order concluding or closing the Chapter 11 Cases.

L. MISCELLANEOUS PROVISIONS.
1.	Immediate Binding Effect.
     Subject to Article X.B of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.
2.	Additional Documents.
     On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents, which shall be in form and substance acceptable to the Requisite Consenting Noteholders, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as the Debtors or the Reorganized Debtors, as applicable, may deem necessary or advisable to effectuate the provisions and intent of the Plan.
3.	Payment of Statutory Fees.
     All fees payable pursuant to section 1930(a) of the Judicial Code shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.
4.	Dissolution of Committees.
     On the Effective Date, the Creditors’ Committee (if any) and any and all other Committees (if any) shall dissolve, and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.
5.	Reservation of Rights.
     Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, any statement or provision contained in the Plan nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.
6.	Successors and Assigns.
     The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.
7.	Service of Documents.
     After the Effective Date, any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Counsel to the Reorganized Debtors
InSight Health Services Holdings Corp.	Kirkland & Ellis LLP
26250 Enterprise Court, Suite 100	300 North LaSalle Street
Lake Forest, California 92630	Chicago, Illinois
Attn: Legal Department	Attn: James H.M. Sprayregen, P.C.;
Ryan Blaine Bennett; and
Paul Wierbicki

     After the Effective Date, the Debtors may, in their sole discretion, notify Entities that, in order to continue to receiving documents pursuant to Bankruptcy Rule 2002, such Entities must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.
8.	Term of Injunctions or Stays.
     Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
9.	Entire Agreement.
     Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.
10.	Nonseverability of Plan Provisions.
     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court or otherwise to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent and the reasonable consent of the Requisite Consenting Noteholders; and (3) nonseverable and mutually dependent.
11.	Conflicts.
     Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control.
ARTICLE V
SOLICITATION AND VOTING PROCEDURES
     The following summarizes briefly the procedures to accept or reject the Plan. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys.

A.	THE SOLICITATION PACKAGE.
     The following materials constitute the Solicitation Package:
•	the appropriate Ballots or Master Ballots and applicable Voting Instructions;

•	a pre-addressed, postage pre-paid return envelope; and

•	this Disclosure Statement with all exhibits, including the Plan, and any other supplements or amendments to these documents.
     The voting Class, Class 4, entitled to vote to accept or reject the Plan shall be served by electronic mail or with paper copies of this Disclosure Statement with all exhibits, including the Plan. Any party who desires additional paper copies of these documents may request copies from the Notice and Claims Agent by writing to BMC Group, Inc., P.O. Box 3020, Chanhassen, MN 55317-3020, or calling (888) 909-0100. All parties entitled to vote to accept or reject the Plan shall receive by electronic mail, or a paper copy of, each appropriate Ballot or Master Ballot.
     The Plan Supplement will be Filed no later than five (5) business days prior to the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court. The Plan Supplement will include the following: (a) to the extent known, the identity of the members of the New Board and the nature and compensation for any member of the New Board who is an “insider” under section 101(31) of the Bankruptcy Code; (b) a list of Executory Contracts and Unexpired Leases to be rejected; (c) a schedule of Causes of Action to be retained by the Reorganized Debtors; (d) the Corporate Governance Documents; (e) the Exit Facility Agreement or a description of the materials terms of the Exit Facility; and (f) the Warrant Agreement. The Debtors, subject to the consent of the Requisite Consenting Noteholders, may subsequently amend, supplement, modify or add additional items to the Plan Supplement, which will also be Filed.
B.	VOTING DEADLINE.
     The period during which Ballots and Master Ballots with respect to the Plan will be accepted by the Debtors will terminate at 5:00 p.m. (prevailing Eastern Time) on December 27, 2010, unless the Debtors, in their sole discretion, extends the date until which Ballots and Master Ballots will be accepted; provided, that Holders of Claims or Equity Interests who cast a Ballot prior to the time of filing of any of the Debtors’ chapter 11 petitions shall not be entitled to change their vote or cast new Ballots after the Chapter 11 Cases are commenced. Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots and Master Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtor in connection with the Debtors request for Confirmation of the Plan (or any permitted modification thereof).
     The Debtors reserve the absolute right, in consultation with the Requisite Consenting Noteholders, at any time or from time to time, to extend the period of time (on a daily basis, if necessary) during which Ballots and Master Ballots will be accepted for any reason, including determining whether or not the requisite number of acceptances have been received, by making a public announcement of such extension no later than the first Business Day next succeeding the previously announced Voting Deadline. The Debtors will give notice of any such extension in a manner deemed reasonable to the Debtors in its discretion. There can be no assurance that the Debtors will exercise its right to extend the Voting Deadline.
C.	VOTING INSTRUCTIONS.
     Only the Holders of Allowed Class 4 Senior Secured Notes Claims are entitled to vote to accept or reject the Plan, and they may do so by completing the appropriate Ballots or Master Ballots and returning them by facsimile, electronic mail, or in the envelope provided. The Ballots and Master Ballots will clearly indicate the appropriate return address (or, in the case of the Beneficial Holders of the Debtors’ Senior Secured Notes who hold their position through a nominee (the “Nominee”) and received the Ballots from Nominees, such Beneficial Holders will be instructed to comply with the return instructions provided by the Nominee). It is important to follow the specific instructions provided on each Ballot or Master Ballot. Ballots and Master Ballots should be sent to the Notice and Claims Agent on or before the Voting Deadline as indicated in the chart below.

     The Debtors are providing the Solicitation Package to Holders of Senior Secured Notes Claims or Nominees whose names appear as of the Voting Record Date in the records maintained by the Debtors.
     The Debtors, have engaged BMC as the Notice and Claims Agent to assist in the balloting and tabulation process. The Notice and Claims Agent will process and tabulate Ballots and Master Ballots for each Class entitled to vote to accept or reject the Plan and will File the Voting Report as soon as practicable after the Petition Date.
     The deadline by which the Notice and Claims Agent must receive your Ballot or Master Ballot is 5:00 p.m. (prevailing Eastern Time) on December 27, 2010.
BALLOTS AND MASTER BALLOTS
1.	Ballots and Master Ballots must be actually received by the Notice and Claims Agent by the Voting Deadline.

2.	Sign and return the Ballot or Master Ballot by facsimile to (310) 640-8071 or by electronic mail to insightballots@bmcgroup.com.

3.	Please also send your original, completed Ballot or Master Ballot in the return envelope provided via overnight delivery.

4.	Ballots to be returned directly to the Notice and Claims Agent may also be sent by First Class Mail, Overnight Courier or Personal Delivery to:
BMC Group, Inc.,
P.O. Box 3020, Chanhassen, MN 55317-3020
If you have any questions on the procedures for voting on the Plan, please call the Notice and Claims Agent at the following telephone number:
(888) 909-0100
Any Ballot or Master Ballot that is properly executed, but which does not clearly indicate an acceptance or rejection of the Plan or which indicates both an acceptance and a rejection of the Plan, shall not be counted.
All Ballots are accompanied by return envelopes. It is important to follow the specific instructions provided on each Ballot.
1.	Note to Class 4 Claim Holders.
a.	Certification.
     By signing and returning a Ballot or Master Ballot, each Holder of a Senior Secured Notes Claim in Class 4 will be certifying to the Bankruptcy Court and the Debtors that, among other things:
•	the Holder has received and reviewed a copy of the Disclosure Statement and Solicitation Package and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

•	the Holder is (i) an Accredited Investor, as that term is defined by Rule 501 of Regulation D of the Securities Act; or (ii) that such Holder has sufficient knowledge and experience in financial business matters so as to be capable of evaluating the merits and risks of participating in the Plan and is capable of bearing the economic risks of such investment, including a complete loss of its investment;
•	(i) such Holder and/or legal and financial advisors acting on its behalf has had the opportunity to ask questions of, and receive answers from, the Debtors concerning the terms of the Plan, the businesses of the Debtors and other related matters, (ii) to the best of the Holder’s knowledge, the Debtors have made available to such Holder or its agents all documents and information relating to the Plan and related matters reasonably requested by or on behalf of such Holder and (iii) except for information provided by the Debtors in the Disclosure Statement and the Plan, such Holder has not relied on any statements made or other information received from any person with respect to the Plan; and (iv) acknowledging that the New Common Stock being offered pursuant to the Plan is not being offered pursuant to a registration statement filed with the SEC and representing that any such securities will be acquired for its own account and not with a view to any distribution of such securities in violation of the Securities Act;

•	the Holder has cast the same vote with respect to all Claims in Class 4; and

•	no other Ballots or Master Ballots with respect to the same Claim have been cast, or, if any other Ballots or Master Ballots have been cast with respect to such Claim, then any such Ballots or Master Ballots are thereby revoked.
b.	Beneficial Holders.
     A Beneficial Holder holding Senior Secured Notes Claims as a record Holder in its own name or who has directly received a Ballot from the Notice and Claims Agent should vote on the Plan by completing and signing the enclosed applicable Ballot and returning it directly to the Notice and Claims Agent on or before the Voting Deadline using the enclosed self-addressed, post pre-paid return envelope.
     Any Beneficial Holder holding Senior Secured Notes Claims in a “street name” through a Nominee and who has not directly received the Ballot from the Notice and Claims Agent may vote on the Plan by one of the following two methods (as selected by such Beneficial Holder’s Nominee):
•	Complete and sign the enclosed Beneficial Holder Ballot. Return the Ballot to the Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to BMC on a Master Ballot by the Voting Deadline. If no self-addressed, postage pre-paid envelope was enclosed for this purpose, the Nominee must be contacted for instructions.

•	Complete and sign the pre-validated Ballot (as described below) provided to the Holder by the Nominee. The Holder will then return the pre-validated Ballot to BMC by the Voting Deadline using the enclosed self-addressed, postage pre-paid envelope.
     Any Ballot returned to a Nominee by a Beneficial Holder described in this section will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to BMC that Ballot (properly validated) or a Master Ballot that reflects the vote of such Beneficial Holder.
     If any Beneficial Holder owns Senior Secured Notes through more than one Nominee, such Beneficial Holder should execute a separate Ballot for those Senior Secured Notes Claims held through any one Nominee, unless otherwise approved by the Debtors. Each such separate Ballot must indicate the name of the particular Nominee through which Senior Secured Notes Claims being voted by that Ballot are held, the amount of Senior Secured Notes Claims held through such Nominee and be returned to the Notice and Claims Agent. The Notice and Claims Agent may validate the Ballot with the Nominee and by returning an executed Ballot, the Beneficial Holder directs the Nominee to provide any information requested to make such validation.

c.	Nominees.
     A Nominee that on the Voting Record Date is the registered Holder of Senior Secured Notes Claims for a Beneficial Holder should obtain the vote of such Beneficial Holder of such Senior Secured Notes unless the Notice and Claims Agent distributes the Ballot for any such Holder directly to such Holder.
(i)	Pre-validated Ballots.
     A Nominee may pre-validate a Ballot by: (a) signing the Ballot; (b) indicating on the Ballot the name of the registered Holder and the amount of Senior Secured Notes Claims held by the Nominee; and (c) forwarding such Ballot together with the Solicitation Package and other materials requested to be forwarded, to such Beneficial Holder for voting. The Beneficial Holder must then review and complete the information requested in the Ballot, and return the Ballot directly to BMC in the pre-addressed, postage pre-paid envelope so that it is received by BMC before the Voting Deadline. A list of the Beneficial Holders to whom “pre-validated” Ballots were delivered should be maintained by the Nominee for inspection for at least one year from the Voting Deadline.
(ii)	Master Ballots.
     A Nominee may obtain the votes of Beneficial Holders by forwarding to the Beneficial Holders the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such Beneficial Holder must then indicate its vote on the Ballot, review and complete the information requested in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to BMC so that it is received by BMC before the Voting Deadline. All Ballots returned by Beneficial Holders should either be forwarded to BMC (along with the Master Ballot) or be retained by Nominees for inspection for at least one year from the Voting Deadline.
     Each Nominee should advise its Beneficial Holders to return their Ballots to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to BMC so that it is received by BMC before the Voting Deadline.
D.	VOTING TABULATION.
     The Ballot and/or Master Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim or Equity Interest. Only Holders of Claims in the voting Class shall be entitled to vote with regard to such Claims.
     Unless the Debtors decide otherwise, Ballots and Master Ballots received after the Voting Deadline may not be counted. Except as otherwise provided in the Solicitation Procedures, a Ballot or Master Ballot will be deemed delivered only when the Notice and Claims Agent actually receives the original executed Ballot or Master Ballot actually receives the executed Ballot or Master Ballot by facsimile or electronic mail as instructed in the Voting Instructions. No Ballot or Master Ballot should be sent to the Debtors, the Debtors’ agents (other than the Notice and Claims Agent) or the Debtors’ financial or legal advisors. The Debtors expressly reserve the right to amend from time to time the terms of the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and the terms of the Plan regarding modifications). The Bankruptcy Code may require the Debtors to disseminate additional solicitation materials if the Debtors make material changes to the terms of the Plan or if the Debtors waive a material condition to Plan Confirmation. In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court. To the extent there are multiple Senior Secured Notes Claims within Class 4, the Debtors may, in their discretion, and to the extent possible, aggregate the Senior Secured Notes Claims of any particular Holder within Class 4 for the purpose of counting votes.
     In the event a designation of lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

     The Debtors will File with the Bankruptcy Court as soon as practicable after the Petition Date, the Voting Report prepared by the Notice and Claims Agent. The Voting Report shall, among other things, delineate every Ballot or Master Ballot that does not conform to the Voting Instructions or that contains any form of irregularity (each an “Irregular Ballot”) including, but not limited to, those Ballots or Master Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, or damaged. The Notice and Claims Agent will attempt to reconcile the amount of any Class 4 Senior Secured Notes Claim reported on a Ballot or Master Ballot with the records of the applicable Nominee, if applicable, or in the alternative with the Debtors’ records, but in the event such amount cannot be timely reconciled without undue effort on the part of the Notice and Claims Agent, the amount shown in the records of the Nominee, if applicable, or the Debtors’ records shall govern. The Voting Report also shall indicate the Debtors’ intentions with regard to such Irregular Ballots. Neither the Debtors nor any other Person or Entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots or Master Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification.
ARTICLE VI
FINANCIAL PROJECTIONS
A.	DESCRIPTION REGARDING THE FINANCIAL PROJECTIONS.
     As a condition to plan confirmation, the Bankruptcy Code requires, among other things, the Bankruptcy Court to find that Confirmation is not likely to be followed by either a liquidation or the need to further reorganize the debtor. In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors’ management has, through the development of certain financial projections as attached hereto as Exhibit C (the “Projections”), analyzed the Reorganized Debtors’ ability to meet their obligations under the Plan and to maintain sufficient liquidity and capital resources to conduct their businesses. The Projections will also assist each Holder of a Senior Secured Notes Claim in determining whether to accept or reject the Plan.
     The Debtors believe the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors. In general, as illustrated by the Projections, the Debtors believe that with a significantly de-leveraged capital structure, the Reorganized Debtors will be viable. The Debtors believe that the Reorganized Debtors will have sufficient liquidity to fund obligations as they arise, thereby maintaining value. Accordingly, the Debtors believe the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. The Debtors prepared the Projections in good faith, based upon estimates and assumptions made by the Debtors’ management.
     The estimates and assumptions in the Projections, while considered reasonable by management, may not be realized, and are inherently subject to uncertainties and contingencies. They also are based on factors such as industry performance, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Debtors’ control. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtors expect that the actual and projected results will differ and the actual results may be materially greater or less than those contained in the Projections. No representations can be made as to the accuracy of the Projections or the Reorganized Debtors’ ability to achieve the projected results. Therefore, the Projections may not be relied upon as a guaranty or other assurance of the actual results that will occur. The inclusion of the Projections herein should not be regarded as an indication that the Debtors considered or consider the Projections to reliably predict future performance. The Projections are subjective in many respects, and thus are susceptible to interpretations and periodic revisions based on actual experience and recent developments. The Debtors do not intend to update or otherwise revise the Projections to reflect the occurrence of future events, even in the event that assumptions underlying the Projections are not borne out. The Projections should be read in conjunction with the assumptions and qualifications set forth herein.
     The Debtors did not prepare the Projections with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The Debtors’ independent auditor has neither compiled nor examined the accompanying prospective financial information to determine the reasonableness thereof and, accordingly, has not expressed an opinion or any other form of assurance with respect thereto.
     Neither the Debtors nor the Reorganized Debtors intend to, and each disclaims any obligation to: (a) furnish updated projections to Holders of Allowed Claims prior to the Effective Date or to Holders of New Common Stock or Warrants, or to any other party after the Effective Date; (b) include any such updated information in any documents that may be required to be filed with the SEC; or (c) otherwise make such updated information publicly available. The Debtors’ historical financial filings are available free of charge at the Debtors’ website, http://www.insighthealth.com/Corporate_Releases.asp. A copy of the Debtors’ most recent annual report is attached hereto as Exhibit F. Additionally, a copy of the Debtors’ most recent quarterly report is attached hereto as Exhibit G.
     The Debtors periodically issue press releases reporting financial results and Holders of Claims and Equity Interests are urged to review any such press releases when, and as, issued.
     The Debtors prepared the Projections based on, among other things, the anticipated future financial condition and results of operations of the Reorganized Debtors.
     Although the forecasts represent the best estimates of the Debtors, for which the Debtors believe they have a reasonable basis as of the date hereof, of the results of operations and financial position of the Debtors after giving effect to the reorganization contemplated under the Plan, they are only estimates and actual results may vary considerably from forecasts. Consequently, the inclusion of the forecast information herein should not be regarded as a representation by the Debtors, the Debtors’ advisors or any other person that the forecast results will be achieved.
     While, after the Effective Date, the Debtors do not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation in December 2010, or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.
     The Projections were not prepared with a view toward general use, but rather for the limited purpose of providing information in conjunction with the Plan. Also they have been presented in lieu of pro forma historical financial information. Reference should be made to Article IX, entitled “Plan Related Risk Factors And Alternatives To Confirming And Consummating The Plan” for a discussion of the risks related to the Plan.
     The Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by the assumed Effective Date. Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Debtors including, but not limited to, an increased risk of inability to meet sales forecasts and higher reorganization expenses.
ARTICLE VII
CONFIRMATION PROCEDURES
A.	THE CONFIRMATION HEARING.
     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold the Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan. On or about the Petition Date, the Debtors will promptly seek an order of the Bankruptcy Court scheduling a hearing to consider the approval of the prepetition procedures for the Solicitation, including this Disclosure Statement and Confirmation of the Plan. Notice of the Confirmation Hearing will be provided in the manner prescribed by the Bankruptcy Court, and will also be available at Debtors’ Notice and Claims Agent’s website, www.bmcgroup.com/insight. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

B.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN.
     At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied. If so, the Bankruptcy Court shall enter the Confirmation Order. The Debtors believe that the Plan satisfies or will satisfy the applicable requirements, as follows:
•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment: (1) made before the Confirmation of the Plan is reasonable; or (2) subject to the approval of the Bankruptcy Court as reasonable if it is to be fixed after the Confirmation of the Plan.

•	Either each Holder of an Impaired Claim or Equity Interest has accepted the Plan, or will receive or retain under the Plan on account of that Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under Chapter 7 of the Bankruptcy Code.

•	Each Class of Claims and Equity Interests that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of each voting Class pursuant to section 1129(b) of the Bankruptcy Code.

•	Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims, Priority Tax Claims and the Revolving Credit Facility Claims (to the extent any such Claims have not been indefeasibly repaid in full in Cash from the proceeds of the DIP Facility prior to the Effective Date) will be paid in full on the Effective Date, or as soon as reasonably practicable thereafter.

•	At least one Class of Impaired Claims and Equity Interests will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim or Equity Interest of that Class.

•	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan unless such a liquidation or reorganization is proposed in the Plan.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.
     The Debtors believe that: (1) the Plan satisfies or will satisfy all of the statutory requirements of Chapter 11 of the Bankruptcy Code; (2) it has complied or will have complied with all of the requirements of Chapter 11; and (3) the Plan has been proposed in good faith.
1.	Best Interests of Creditors Test/Liquidation Analysis.
     Under the Bankruptcy Code, Confirmation of a plan also requires a finding that the plan is in the “best interests” of creditors. Under the “best interests” test, the Bankruptcy Court must find (subject to certain exceptions) that the Plan provides, with respect to each Impaired Class, that each Holder of an Allowed Claim or Interest in such Impaired Class has accepted the Plan, or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

     The analysis under the “best interests” test requires that the Bankruptcy Court determine what Holders of Allowed Claims and Interests in each Impaired Class would receive if the Chapter 11 Cases were converted to liquidation cases under Chapter 7 of the Bankruptcy Code, and the Bankruptcy Court appointed a Chapter 7 trustee to liquidate all of the assets into Cash. The Debtors’ “liquidation value” would consist primarily of unencumbered and unrestricted Cash held by the Debtors at the time of the conversion to Chapter 7 cases, and the proceeds resulting from the Chapter 7 trustee’s sale of the Debtors’ remaining unencumbered assets. The gross Cash available for distribution would be reduced by the costs and expenses incurred in effectuating the Chapter 7 liquidation and any additional Administrative Claims incurred during the Chapter 7 cases.
     The Bankruptcy Court then must compare the value of the distributions from the proceeds of the hypothetical Chapter 7 liquidation of the Debtors (after subtracting the Chapter 7-specific claims and administrative costs) with the value to be distributed to the Holders of Allowed Claims and Interests under the Plan. It is possible that in a Chapter 7 liquidation, Claims and Interests may not be classified in the same manner as set forth in the Plan. In a hypothetical Chapter 7 liquidation of the Debtors’ assets, the rule of absolute priority of distribution would apply, i.e., no junior creditor would receive any distribution until payment in full of all senior creditors, and no Holder of an Interest would receive any distribution until all creditors have been paid in full. Further, in Chapter 7 cases, creditors and interest holders of a debtor are paid from available assets generally in the following order: (a) Holders of Secured Claims (to the extent of the value of their collateral); (b) Holder of priority Claims; (c) Holders of unsecured Claims; (d) Holders of Claims expressly subordinated by its terms or Bankruptcy Court order; and (e) Holders of Equity Interests.
     Of the foregoing groups of Claims, the Other Priority Claims, Other Secured Claims, Revolving Credit Facility Claims, General Unsecured Claims, Administrative Claims, Intercompany Claims and Intercompany Interests are either unclassified or “Unimpaired” under the Plan, meaning that the Plan generally leaves their legal, equitable and contractual rights unaltered. As a result, Holders of such Claims and Interests are deemed to accept the Plan. Senior Secured Notes Claims are “Impaired” under the Plan and are entitled to vote on the Plan. The Section 510(b) Claims and Equity Interests in InSight Health Services Holding Corp. are to receive no distribution on account of their Claims or Interests under the Plan and, therefore, are deemed to reject the Plan. Because the Bankruptcy Code requires that impaired creditors either accept the Plan or receive at least as much under the Plan as they would in a hypothetical Chapter 7 liquidation, the operative “best interests” inquiry in the context of the Plan is whether in a Chapter 7 liquidation, after accounting for recoveries by Secured, Administrative and Priority creditors, the impaired creditors and interest holders will receive more or less than under the Plan. If the probable distribution to impaired creditors and interest holders under a hypothetical Chapter 7 liquidation is greater than the distributions to be received by such Holders under the Plan, then the Plan is not in the best interests of impaired creditors and interest holders.
     As described in more detail in the liquidation analysis set forth in Exhibit D hereto (the “Liquidation Analysis”), the Debtors believe that the value of any distributions in a Chapter 7 case would be less than the value of distributions under the Plan. In particular, proceeds received in a Chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale, and the fees and expenses of a Chapter 7 trustee would likely further reduce Cash available for distribution. Additionally, prior to the date hereof, in connection with discussions with their major creditor constituents regarding a comprehensive debt restructuring, the Debtors, in conjunction with their advisors, prepared an analysis using customary valuation methodologies that demonstrated a framework for the distribution of value among the Debtors’ stakeholders. The Debtors’ analysis was prepared, in part, by using the Debtors’ post-emergence operating performance projections, estimated discounted expected future cash flows and estimated enterprise value multiples. As reflected in Article I.C hereof, the Debtors believe that the value of any distributions if the Chapter 11 Cases were converted to cases under Chapter 7 of the Bankruptcy Code would not be greater than the value of distributions under the Plan. The Debtors and their advisors will establish the appropriate evidentiary record regarding valuation should it be necessary in connection with Confirmation of the Plan.
2.	Feasibility.
     Section 1129(a)(11) of the Bankruptcy Code requires the Bankruptcy Court to find, as a condition to Confirmation, that Confirmation is not likely to be followed by the debtor’s liquidation or the need for further financial reorganization, unless that liquidation or reorganization is contemplated by the Plan. The Plan contemplates a Plan in which virtually all creditors (other than Holders of the Senior Secured Notes)

will be paid in full, and the Reorganized Debtors’ balance sheet will be substantially de-leveraged. In addition, the Plan also contemplates that the DIP Credit Agreement Claims will be paid in full in Cash with the proceeds of the Exit Facility or converted into obligations of the Debtors under the Exit Facility on a dollar for dollar basis. Therefore, sufficient funds will exist to make all payments required by the Plan. The Debtors’ overall enterprise value will accrue directly to stakeholders of the Reorganized Debtors. For these reasons, the Debtors believe that the Plan satisfies the financial feasibility requirements of section 1129(a)(11).
3.	Acceptance by Impaired Classes.
     The Bankruptcy Code requires, as a condition to Confirmation, that except as described in the following section, each Class of Claims and Equity Interests that is impaired under the Plan accept the Plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such Class is not required. A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or Equity Interest entitles the Holder of that claim or Equity Interest; (b) cures any default and reinstates the original terms of the obligation; or (c) provides that, on the consummation date, the Holder of the claim or Equity Interest receives cash equal to the allowed amount of that claim or, with respect to any interest, any fixed liquidation preference to which the Equity Interest Holder is entitled or any fixed price at which the debtor may redeem the security.
     Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by Holders of at least two thirds in dollar amount and more than one half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance. Under section 1126(d) of the Bankruptcy Code, a class of Equity Interests has accepted the plan if Holders of such Equity Interests holding at least two thirds in amount actually voting have voted to accept the plan.
     The Claims and Interests in Classes 1, 2, 3, 5 and 6 are not Impaired under the Plan, and as a result the Holders of such Claims and Interests are deemed to have accepted the Plan.
     Senior Secured Notes Claims in Class 4 are Impaired under the Plan. The voting Class will have accepted the Plan if the Plan is accepted by at least two thirds in amount and a majority in number of the Claims and Equity Interests of such Classes (other than any Claims of Creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.
     The members of Classes 8 and 9 will not receive a distribution on account of their Claims or Interests under the Plan and are deemed to reject the Plan and are not entitled to vote on the Plan.
4.	Confirmation Without Acceptance by All Impaired Classes.
     Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if all Impaired Classes entitled to vote on the plan have not accepted it, provided that the plan has been accepted by at least one Impaired Class.
     Section 1129(b) of the Bankruptcy Code states that, notwithstanding an impaired class’s failure to accept a plan, the plan shall be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims and equity interests that is impaired under, and has not accepted, the plan.
     In general, a plan does not discriminate unfairly if it treats a class substantially equivalent to the treatment of other classes of equal rank. Courts will take into account a number of factors in determining whether a plan discriminates unfairly, including whether the discrimination has a reasonable basis, whether the debtor can carry out a plan without such discrimination, whether such discrimination is proposed in good faith, and the treatment of the class discriminated against. Courts have also held that it is appropriate to classify unsecured creditors separately if the differences in classification are in the best interest of the creditors, foster reorganization efforts, do not violate the absolute priority rule, and do not needlessly increase the number of classes.

     The condition that a plan be “fair and equitable” to a non-accepting Class of Secured Claims includes the requirements that: (a) the Holders of such Secured Claims retain the liens securing such Claims to the extent of the Allowed amount of the Claims, whether the property subject to the liens is retained by the debtors or transferred to another entity under the plan; and (b) each Holder of a Secured Claim in the Class receives deferred Cash payments totaling at least the Allowed amount of such Claim with a present value, as of the Effective Date of the Plan, at least equivalent to the value of the Secured Claimant’s interest in the Debtor’s property subject to the liens.
     The condition that a plan be “fair and equitable” with respect to a non-accepting Class of unsecured Claims includes the requirement that either: (a) the plan provides that each Holder of a Claim of such Class receive or retain on account of such Claim property of a value, as of the Effective Date of the plan, equal to the allowed amount of such Claim; or (b) the Holder of any Claim or Interest that is junior to the Claims of such Class will not receive or retain under the plan on account of such junior Claim or Interest any property.
     The condition that a plan be “fair and equitable” to a non accepting Class of Equity Interests includes the requirements that either: (a) the plan provides that each Holder of an Equity Interest in that Class receives or retains under the plan, on account of that Equity Interest, property of a value, as of the Effective Date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such Holder is entitled, (ii) any fixed redemption price to which such Holder is entitled or (iii) the value of such interest; or (b) if the Class does not receive such an amount as required under (a), no Class of Equity Interests junior to the non-accepting Class may receive a distribution under the plan.
     The Plan provides that if any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cram down” provisions of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right, subject to the terms of the Plan, to alter, amend, modify, revoke or withdraw the Plan or any exhibit or schedule to the Plan, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.
     The Debtors submit that if the Debtors “cram down” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured such that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement.
C.	RISK FACTORS.
     Prior to deciding whether and how to vote on the Plan, each Holder of a Class 4 Claim should consider carefully all of the information in this Disclosure Statement, and should particularly consider the Risk Factors described in Article IX, entitled “Plan Related Risk Factors And Alternatives To Confirming And Consummating The Plan.”
D.	IDENTITY OF PERSONS TO CONTACT FOR MORE INFORMATION.
     Any interested party desiring further information about the Plan should contact: Counsel for the Debtors: Ryan B. Bennett and Paul Wierbicki, Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654 or by phone at (312) 862-2000.
E.	DISCLAIMER.
     In formulating the Plan, the Debtors have relied on financial data derived from their books and records. The Debtors, therefore, represents that everything stated in this Disclosure Statement is true to the best of their knowledge. The Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Moreover, the Bankruptcy Court has not yet determined whether the Plan is confirmable and, therefore, does not recommend whether you should accept or reject the Plan.
     The discussion in this Disclosure Statement regarding the Debtors may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “expect,” “anticipate,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The liquidation analyses, distribution projections and other information are estimates only, and the timing and amount of actual distributions to creditors may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.
Nothing contained in this Disclosure Statement is, or shall be deemed to be, an admission or statement against interest by the Debtors for purposes of any pending or future litigation matter or proceeding.
Although the attorneys, accountants, advisors and other professionals employed by the Debtors have assisted in preparing this Disclosure Statement based upon factual information and assumptions respecting financial, business and accounting data found in the books and records of the Debtors, they have not independently verified such information and make no representations as to the accuracy thereof. The attorneys, accountants, advisors and other professionals employed by the Debtors shall have no liability for the information in this Disclosure Statement.
The Debtors and their professionals also have made a diligent effort to identify in this Disclosure Statement pending litigation Claims and projected objections to Claims. However, no reliance should be placed on the fact that a particular litigation Claim or projected objection to Claim is, or is not, identified in this Disclosure Statement.
ARTICLE VIII
IMPLEMENTATION OF THE PLAN AND POSTPETITION
GOVERNANCE OF REORGANIZED DEBTORS
A.	BOARD OF DIRECTORS AND MANAGEMENT.
1.	Reorganized Debtors’ Board of Directors.
     On the Effective Date, the New Board of the Reorganized Debtors shall take office. The Debtors will disclose the identities of the individuals comprising the New Board, to the extent known, in an exhibit to the Plan Supplement. Each such director shall serve from and after the Effective Date pursuant to applicable law and the terms of the New By-Laws and the Stockholders Agreement. Unless otherwise indicated in the Plan Supplement, the term of each member of the existing board of directors of InSight Health Services Holdings Corp. will be deemed to have automatically expired on and as of the Effective Date.
2.	The Reorganized Debtors’ Officers.
     The Debtors will disclose the identities of the individuals comprising the officers of the Reorganized Debtors prior to the Effective Date.
B.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     The Reorganized Debtors’ articles of incorporation or formation, as applicable, will authorize the Reorganized Debtors to indemnify and exculpate their respective officers, directors or managers and agents to the fullest extent permitted under the applicable state law.
C.	MANAGEMENT EQUITY PLAN.
     The Plan provides for a post-Effective Date Management Equity Plan, the terms of which plan and the amount of New Common Stock to be issued thereunder, if any, shall be determined and implemented on or as soon as reasonably practicable after the Effective Date by the New Board or any compensation committee thereof in its discretion. Up to eight percent of New Common Stock shall be reserved for the post-Effective Date Management Equity Plan.

D.	EXIT FINANCING ARRANGEMENTS.
     On or prior to the Effective Date, the Debtors will enter into the Exit Facility Agreement.
1.	Exit Facility Agreement.
     To the extent the Debtors enter into the Exit Facility, Confirmation shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility and authorization for the Reorganized Debtors to enter into and execute the Exit Facility Agreement and such other documents as may be required or appropriate to effectuate the treatment afforded to such lenders pursuant to the Exit Facility Agreement, the terms, conditions and covenants shall be acceptable to the Requisite Consenting Noteholders. The Reorganized Debtors may use the Exit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs. To the extent Revolving Credit Facility Claims are not refinanced by the DIP Revolving Credit Facility as of the Effective Date, Revolving Credit Facility Claims shall be paid in full in Cash with the proceeds of the Exit Facility.
     Upon the satisfaction or waiver of the conditions precedent to effectiveness set forth in the Exit Facility Agreement, DIP Revolving Credit Facility and the Revolving Credit Facility shall be refinanced and the Revolving Credit Agreement and the DIP Credit Agreement shall be deemed to have been terminated and extinguished. Notwithstanding the foregoing, all obligations of the Debtors to the DIP Revolving Credit Facility Agent and the DIP Revolving Credit Facility Lenders under the DIP Credit Agreement which are expressly stated in the DIP Credit Agreement as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect. For purposes of any Trade Intercreditor Agreement, the Exit Facility shall be deemed an amendment, modification or refinancing of the Revolving Credit Facility.
     Upon the date the Exit Facility Agreement becomes effective, (1) the Debtors and the Reorganized Debtors are authorized to execute and deliver the Exit Facility Agreement and perform their obligations thereunder including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities, (2) the Exit Facility Documents shall constitute the legal, valid and binding obligations of the Reorganized Debtors which are parties thereto, enforceable in accordance with their respective terms and (3) no obligation, payment, transfer or grant of security under the Exit Facility Documents shall be stayed, restrained, voidable or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim.
     The Debtors and the Reorganized Debtors, as applicable, and any other Entities granting any Liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.
ARTICLE IX
PLAN RELATED RISK FACTORS AND ALTERNATIVES
TO CONFIRMING AND CONSUMMATING THE PLAN
Prior to voting to accept or reject the Plan, all Impaired Holders of Claims should read and carefully consider the factors set forth below, as well as all other information set forth or otherwise referenced in this Disclosure Statement.
A.	GENERAL.
     The following provides a summary of various important considerations and risk factors associated with the Plan. However, it is not exhaustive. In considering whether to vote for or against the Plan, Holders of Claims entitled to vote should read and carefully consider the factors set forth below, as well as all other information set forth or otherwise referenced or incorporated by reference in this Disclosure Statement, including the various risks and other factors described in the Debtors’ various SEC filings, all of which are incorporated herein.
B.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS.
1.	Parties in Interest May Object to Debtors’ Classification of Claims and Interests.
     Section 1122 of the Bankruptcy Code provides that a plan may place a class or an interest in a particular class only if such claim or interest is substantially similar to the other claims and interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created nine Classes of Claims and Interests, each encompassing Claims or Interests that are substantially similar to the other Claims or Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.
2.	Failure to Satisfy Vote Requirement.
     If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. If the Plan does not receive the required support from the one voting Class, the Debtors may elect not to File the Chapter 11 Cases or to amend the Plan.
3.	The Debtors May Not Be Able to Obtain Confirmation or Consummation of the Plan.
     The Debtors cannot ensure that they will receive the requisite acceptances to confirm the Plan. Even if the Debtors receive the requisite acceptances, the Debtors cannot ensure that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or Interest Holder might challenge the adequacy of this Disclosure Statement or the Solicitation Procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that this Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met. As discussed in further detail above in Article VII.B.4, section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan of reorganization and requires, among other things: a finding by a bankruptcy court that the plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; Confirmation is not likely to be followed by a liquidation or a need for further financial reorganization; and the value of distributions to non-accepting Holders of claims and interests within a particular class under the plan will not be less than the value of distributions such Holders would receive if the debtors were liquidated under Chapter 7 of the Bankruptcy Code. While the Debtors believe that the Plan complies with section 1129 of the Bankruptcy Code, there can be no assurance that these requirements will be met.
     The Confirmation of the Plan is also subject to certain conditions as described in Article X of the Plan. If the Plan is not confirmed, it is unclear what distributions Holders of Claims and Interests ultimately would receive with respect to their Claims and Interests.
     The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms of the Plan as necessary for Confirmation. Any such modification could result in a less favorable treatment of any non-accepting Class or Classes, as well as of any Classes junior to such non-accepting Classes, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.
4.	The Debtors May Object to the Amount or Classification of a Claim.
     Except as otherwise provided in the Plan and the final DIP financing order, the Debtors reserve the right to object to the amount or classification of any Claim or Interest deemed Allowed under the Plan other than the Allowed amount of the Senior Secured Notes Claims. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim or Interest may not receive its specified share of the estimated distributions described in this Disclosure Statement.

5.	Risk of Non-Occurrence of the Effective Date.
     Although the Debtors believe that the Effective Date will occur very quickly after the Confirmation Date, there can be no assurance as to such timing.
6.	Substantive Consolidation Risks.
     The Plan is premised upon substantively consolidating certain of the Debtors as set forth in Article IV of the Plan for purposes associated with confirming and consummating the Plan, including but not limited to voting, Confirmation, distribution and streamlining the Debtors’ corporate structure to more properly reflect their operations. The Debtors can provide no assurance, however, that: (a) the Bankruptcy Court will enter an order granting the Debtors’ motion for substantive consolidation contemplated by the Plan; or (b) the Bankruptcy Court will overrule any objection that a party in interest might have to such substantive consolidation.
7.	Contingencies Not to Affect Votes of Impaired Classes to Accept the Plan.
     The distributions available to Holders of Allowed Claims and Interests under the Plan can be affected by a variety of contingencies, including, without limitation, whether or not the Debtors are consolidated and whether the Bankruptcy Court orders certain Claims to be subordinated to other Claims. The occurrence of any and all such contingencies which could affect distributions available to Holders of Allowed Claims and Interests under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.
8.	Risk of Not Obtaining Exit Financing.
     The Plan is contemplates the Debtors obtaining the Exit Facility. The Debtors have not yet received a commitment with respect to the Exit Facility and there can be no assurance that the Debtors will be able to obtain the Exit Facility.
C.	FINANCIAL INFORMATION; DISCLAIMER.
     Although the Debtors have used their reasonable best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, some of the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and this Disclosure Statement. While the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies.
D.	FACTORS AFFECTING THE COMPANY.
     The Debtors are exposed to various factors and risks which include but are not limited to the following. Holders should carefully consider the risk factors set forth below, as well as the risk factors found in the Part 1A of the Debtors’ Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and Part 1A of the Debtors’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010.
1.	Business-Related Risks.
a.	Initiatives to Enhance Revenues and Reduce Costs.
     The Debtors implemented steps to improve their financial performance, including, adopting a core market strategy, optimizing their mobile route, converting mobile to fixed sites, as well as various operations and cash flow initiatives in response to losses. The Debtors have focused on implementing, and will continue to develop and implement, various revenue enhancement, receivables and collections management and cost reduction initiatives. Revenue enhancement initiatives have and will continue to focus on the Debtors sales and marketing efforts to maintain or improve their procedural volume and contractual rates, and their solutions initiative. Receivables and collections management initiatives have and will continue to focus on collections at point of service, technology improvements to create greater efficiency in the gathering of patient and Claim information when a procedure is scheduled or completed.

     Cost reduction initiatives have and will continue to focus on streamlining the Debtors’ organizational structure and expenses including enhancing and leveraging their technology to create greater efficiencies, and leveraging relationships with strategic vendors. While the Debtors have experienced some improvements through their receivables and collections management and cost reduction initiatives, benefits from their revenue enhancement initiatives have yet to materialize and their revenues have continued to decline. Moreover, future revenue enhancement initiatives may face significant challenges because of the continued overcapacity in the diagnostic imaging industry, reimbursement reductions and the effects of the country’s recession, including higher unemployment. The Debtors can give no assurance that these steps taken will be adequate to improve their financial performance.
b.	High Fixed Operating Expenses.
     A high percentage of the Debtors’ expenses are fixed, meaning they do not vary significantly with the increase or decrease in revenues. Such expenses include, but are not limited to, lease payments, depreciation and amortization, salaries and benefit obligations, equipment maintenance expenses, insurance and vehicle operations costs. As a result, a relatively small reduction in the prices the Debtors charge for their services or procedural volume could have a disproportionate negative effect on the Debtors’ financial condition and results of operations.
c.	Technological Changes.
     The Debtors operate in a competitive, capital intensive, high fixed-cost industry. The development of new technologies or refinements of existing ones have made and continue to make the Debtors’ existing systems technologically or economically obsolete, or reduce the need for their systems. Competition among manufacturers has resulted in and likely will continue to result in technological advances in the speed and imaging capacity of new systems. Consequently, the obsolescence of the Debtors’ systems may be accelerated. Other than ultra-high field MRI systems and 256-slice CT systems, the Debtors are aware of no substantial technological changes; however, should such changes occur, the Debtors may not be able to acquire the new or improved systems. In the future, to the extent the Debtors are unable to generate sufficient cash from their operations or obtain additional funds through bank or equipment vendor financing, the issuance of equity or debt securities and operating leases, the Debtors may be unable to maintain a competitive equipment base. In addition, advancing technology may enable hospitals, physicians or other diagnostic imaging service providers to perform procedures without the assistance of diagnostic imaging service providers such as the Debtors. As a result of the age of their imaging equipment, the Debtors may not be able to maintain their competitive position in their core markets or expand their business.
d.	Changes in the Rates or Methods of Third-Party Reimbursements.
     For fiscal year 2010, the Debtors derived approximately 49% of their revenues from direct billings to patients and third-party payors such as Medicare, Medicaid, managed care and private health insurance companies. Certain third-party payors have proposed and implemented changes in the methods and rates of reimbursement that have had the effect of substantially decreasing reimbursement for diagnostic imaging services that the Debtors provide. Moreover, the Debtors’ healthcare provider customers, which provided approximately 50% of the Debtors’ revenues during fiscal year 2010, generally rely on reimbursement from third-party payors. To the extent the Debtors’ healthcare provider customers’ reimbursement from third-party payors is reduced, it will likely have an adverse impact on the rates they pay the Debtors as they would seek to offset such decreased reimbursement rates. Furthermore, many commercial health care insurance arrangements are changing, so that individuals bear greater financial responsibility through high deductible plans, co-insurance and higher co-payments, which may result in patients delaying or foregoing medical procedures. The Debtors expect that any further changes to the rates or methods of reimbursement for their services, whether directly through billings to third-party payors or indirectly through their healthcare provider customers, will result in a further decline in their revenues and adversely affect their financial condition and results of operations.
e.	Inability to Renew Existing Customer Contracts.
     The Debtors’ financial condition and results of operations depend on their ability to sustain and grow their revenues from existing customers. The Debtors’ revenues would decline if they are unable to renew their existing customer contracts on favorable terms. For the Debtors’ mobile facilities, they generally enter into contracts with hospitals having one to five year terms. A significant number of the Debtors’ mobile contracts will expire each year.

To the extent the Debtors do not renew a customer contract it is not always possible to immediately obtain replacement customers. Historically, many replacement customers have been smaller, with lower procedural volumes. Recently, there has been an increase in the amount of available equipment for lease within the industry. This increase in availability has caused a decline in demand for the Debtors’ wholesale services mobile systems, which has resulted in (1) a lower than normal success rate in replacing lost revenues, (2) lower contractual reimbursement as compared to prior periods and (3) an increase in the number of idle mobile systems. In addition, attractive gross margins have caused hospitals and physician groups who have utilized mobile services from the Debtors and their competitors to purchase and operate their own equipment. Although reimbursement reductions may dissuade physician groups from operating their own equipment, the Debtors expect that some high volume customer accounts will continue to elect not to renew their contracts with the Debtors and instead acquire their own diagnostic imaging equipment. As a result of the age of the Debtors imaging equipment, they may not be able to renew contracts of existing customers or attract new customers on favorable terms. This would adversely affect the Debtors’ financial condition and results of operations.
f.	Competition.
     The diagnostic imaging services industry in general and the market for diagnostic imaging services in particular, is highly competitive and fragmented, with only a few national providers. The Debtors compete principally on the basis of their service reputation, equipment, breadth of managed care contracts and convenient locations. The Debtors’ operations must compete with hospitals, physician groups and certain other independent organizations, including equipment manufacturers and leasing companies that own and operate imaging equipment. The Debtors have encountered and will continue to encounter competition from hospitals and physician groups that purchase their own diagnostic imaging equipment. Some of their direct competitors may have access to greater financial resources than the Debtors do. If the Debtors are unable to successfully compete, their customer base would decline and their financial condition and results of operations would be adversely affected.
g.	Consolidation in the Diagnostic Imaging Industry.
     The Debtors compete with several national and regional providers of diagnostic imaging services, as well as local providers. As a result of the reimbursement reductions by Medicare and other third-party payors, some of these competitors may consolidate their operations in order to obtain certain cost structure advantages and improve equipment utilization. In response to any such consolidation, the Debtors may be forced to exit certain markets, reduce prices or provide state-of-the-art equipment in order to retain and attract customers. These pressures could adversely affect the Debtors’ financial condition and results of operations.
h.	Managed Care Organizations May Limit Healthcare Providers from Using the Debtors’ Services, Resulting in a Loss of Procedural Volume.
     The Debtors’ fixed-site centers are dependent, in part, on the Debtors’ ability to attract referrals from physicians and other healthcare providers representing a variety of specialties. The Debtors’ eligibility to provide services in response to a referral is often dependent, among other things, on the existence of a contractual arrangement with the referred patient’s managed care organization. Despite having a large number of contracts with managed care organizations, healthcare providers may be inhibited from referring patients to the Debtors in cases where the patient is not associated with one of the managed care organizations with which the Debtors have contracted. A significant decline in referrals would have a material adverse effect on the Debtors’ financial condition and results of operations. Moreover, the Debtors’ aging equipment and declining financial performance may increase the likelihood of managed care organizations opting not to renew existing contracts or enter into new contracts with the Debtors’ centers.
i.	The Debtors’ Failure to Effectively Integrate Acquisitions and Establish Joint Venture Arrangements Through Partnerships with Hospitals and Other Healthcare Providers Could Impair the Debtors’ Business.
     As part of the Debtors’ core market strategy, the Debtors have pursued, and may continue to pursue, selective acquisitions and arrangements through partnerships and joint ventures with hospitals and other healthcare providers. Acquisitions and joint ventures require substantial capital which may exceed the funds available to the Debtors from internally generated funds and available financing arrangements. The Debtors may not be able to raise any necessary additional funds through bank or equipment vendor financing or through the issuance of equity or debt securities on terms acceptable to the Debtors, if at all.
     Additionally, acquisitions involve the integration of acquired operations with the Debtors’ operations. Integration involves a number of risks, including:
•	demands on management related to the increase in the Debtors’ size after an acquisition;

•	the diversion of the Debtors’ management’s attention from daily operations to the integration of operations;

•	integration of information systems;

•	risks associated with unanticipated events or liabilities;

•	difficulties in the assimilation and retention of employees;

•	potential adverse effects on operating results;

•	challenges in retaining customers and referral sources; and

•	amoritization or write-offs of acquired intangible assets.
     If the Debtors do not successfully identify, complete and integrate their acquisitions, the Debtors may not realize anticipated operating advantages, economies of scale and cost savings. Also, the Debtors may not be able to maintain the levels of operating efficiency that the acquired companies would have achieved or might have achieved separately. Successful integration of acquisitions will depend upon the Debtors’ ability to manage their operations and to eliminate excess costs.
j.	The Debtors May Not Receive Payment From Some of the Debtors’ Healthcare Provider Customers Due to their Financial Circumstances.
     Some of the Debtors’ healthcare provider customers do not have significant financial resources, liquidity or access to capital. If these customers experience financial difficulties, they may be unable to pay Debtors for the equipment and services that Debtors provide. The Debtors have experienced, and may continue to experience write-offs of accounts receivables from healthcare provider customers that become insolvent, file for bankruptcy or are otherwise unable to pay amounts owed to the Debtors. A significant deterioration in general or local economic conditions could have a material adverse affect on the financial health of certain of the Debtors’ healthcare provider customers, potentially leading to an increase in the amounts of accounts receivables that the Debtors may have to write-off.
k.	High Fuel Costs Would Adversely Affect the Debtors’ Financial Condition and Result of Operations.
     Fuel costs constitute a significant portion of the Debtors’ mobile operating expenses. Historically, fuel costs have been subject to wide price fluctuations based on geopolitical issues and supply and demand. Fuel availability is also affected by demand for home heating oil, diesel, gasoline and other petroleum products. Because of the effect of these events on the price and availability of fuel, the cost and future availability of fuel cannot be predicted with certainty. In the event of a fuel supply shortage or further increases in fuel prices, the Debtors may need to reduce certain mobile routes or redeploy their mobile facilities.

l.	If the Debtors Fail to Comply with Various Licensure, Certification and Accreditation Standards, the Debtors May Be Subject to Loss of Licensure, Certification or Accreditation.
     All of the states in which the Debtors operate require that technologists who operate the Debtors’ CT and PET systems be licensed or certified. Also, each of the Debtors’ fixed-site centers must continue to meet various requirements in order to receive payments from Medicare. In addition, the Debtors’ mobile facilities are currently accredited by The Joint Commission, formerly the Joint Commission on Accreditation of Healthcare Organizations, an independent, non-profit organization that accredits various types of healthcare providers, such as hospitals, nursing homes, outpatient ambulatory care centers and diagnostic imaging providers. If the Debtors were to lose such accreditation for their mobile facilities, it could adversely affect the Debtors’ mobile operations because some of their mobile customer contracts require accreditation by The Joint Commission and one of the Debtors’ primary competitors has such accreditation.
     Managed care providers prefer to contract with accredited organizations. Any lapse in the Debtors’ licenses, certifications or accreditations, or those of the Debtors’ technologists, or the failure of any of the Debtors’ fixed-site centers to satisfy the necessary requirements under Medicare could adversely affect the Debtors’ financial condition and results of operations.
m.	Government Regulation.
     The diagnostic imaging services industry in which the Debtors operate is highly regulated and changes in laws and regulations can be significant. Changes in the law or new interpretation of existing laws can have a material effect on the Debtors’ permissible activities, the relative costs associated with doing business and the amount of reimbursement by government and other third-party payors. The federal government and all states in which the Debtors currently operate regulate various aspects of the Debtors’ business. Failure to comply with these laws could adversely affect the Debtors’ ability to receive reimbursement for their services and subject them and their officers and agents to civil and criminal penalties.
n.	The Debtors’ Depend on Access to Credit.
     The Debtors’ ability to comply with covenants or maintain sufficient eligible assets under their credit facilities may be affected by events beyond their control, including prevailing economic, financial and industry conditions. If the Debtors default, their lenders may no longer be obligated to extend loans to the Debtor and could declare all amounts outstanding under the credit facilities, together with accrued interest, to be immediately due and payable. If the Debtors are unable to repay those amounts, its lenders could proceed against the collateral interest granted to them to secure that indebtedness. The results of such actions would have a significant negative impact on the Debtors’ result of operations and financial condition.
o.	The Debtors May Not be Able to Achieve Their Projected Financial Results.
     The financial projections set forth on Exhibit C to this Disclosure Statement represent Debtors management’s best estimate of the Debtors’ future financial performance based on currently known facts and assumptions about the Debtors’ future operations as well as the U.S. and world economy in general and the industry segments in which the Debtors operate in particular. The Debtors’ actual financial results may differ significantly from the projections. If the Debtors do not achieve its projected financial results, the value of the New Common Stock or Warrants may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date.
p.	The Debtors Depend Upon Key Personnel.
     The Debtors’ future success depends upon the knowledge, ability and experience of its personnel including the Debtors’ continuing ability to identify, hire or contract with, develop, motivate and retain highly skilled persons for all areas of their organization, including senior executives and contracted radiologists. Competition in the Debtors’ industry for qualified employees is intense. Failure to attract and retain key personnel responsible for managing the Debtors or for advancing their business strategies could adversely affect the Debtors’ business and financial condition.

q.	The Debtors’ Business Could be Materially Harmed or Disrupted by Natural Disasters and Public Disturbances.
     The Debtors’ corporate headquarters, including their information technology center, and a material number of their fixed-site centers are located in California, which has a high risk for natural disasters, including earthquakes and wildfires. Depending upon its severity, a natural disaster could severely damage the Debtors’ facilities or their information technology system, interrupt their business or prevent potential patients from traveling to their centers, each of which would adversely affect the Debtors’ financial condition and results of operations. The Debtors currently do not maintain a secondary disaster recovery facility for their information technology system. In addition, while the Debtors presently carry earthquake and business interruption insurance in amounts they believe are appropriate in light of the risks, the amount of their earthquake insurance coverage may not be sufficient to cover losses from earthquakes. The Debtors may discontinue some or all of this insurance coverage on some or all of their centers in the future if the cost of premiums exceeds the value of the coverage discounted for the risk of loss. If the Debtors experience a loss which is uninsured or which exceeds policy limits, the Debtors could lose the capital invested in the damaged centers as well as the anticipated future cash flows from those centers.
     To the extent severe weather patterns affect the regions in which the Debtors operate (e.g., hurricanes and snow storms), potential patients may find it difficult to travel to their centers and they may have difficulty moving their mobile facilities along their scheduled routes. As a result, the Debtors would experience a decrease in procedural volume during that period. Accordingly, harsh weather conditions could adversely impact the Debtors financial condition and results of operations.
2.	Risks Related to Government Regulation.
     Complying with federal and state regulations pertaining to the Debtors’ business is an expensive and time consuming process, and any failure to comply could result in substantial penalties and adversely affect the Debtors’ ability to operate their business and their financial condition and results of operations. Such regulations include, without limitation:
•	the federal False Claims Act;

•	the federal Medicare and Medicaid Anti-kickback Law, and state anti-kickback prohibitions;

•	the federal Civil Money Penalty law;

•	the Health Insurance Portability and Accountability Act of 1996 and other state and federal legislation dealing with patient privacy;

•	the federal physician self-referral prohibition commonly known as the Stark Law and the state law equivalents of the Stark Law;

•	state laws that prohibit the practice of medicine by non-physicians, and prohibit fee-splitting arrangements involving physicians;

•	Food and Drug Administration requirements;

•	state licensing and certification requirements, including certificates of need; and

•	federal and state laws governing the diagnostic imaging equipment used in the Debtors’ business concerning patient safety, equipment operating specifications and radiation exposure levels.
     If the Debtors’ operations are found to be in violation of any of the laws and regulations to which they or their customers are subject, the Debtors may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, exclusion from Medicare, Medicaid or other governmental programs and the curtailment of their operations. Any penalties, damages, fines or curtailment of operations, individually or in the aggregate, could adversely affect the Debtors’ ability to operate their business and their financial condition and results of operations. The risks of the Debtors being found in violation of these laws and regulations is increased by the fact that many of such laws have not been fully interpreted by the regulatory authorities or the courts, and the provisions of such laws are open to a variety of interpretations. Any action brought against the Debtors for violation of these laws or regulations, even if the Debtor successfully defend against it, could cause the Debtors to incur significant legal expenses and divert management’s attention from the operation of their business. Moreover, if the Debtors are unsuccessful in defending against such action, the imposition of certain penalties would adversely affect their financial condition and results of operations. If the Debtors were excluded from Medicare, Medicaid or other governmental programs, not only would they lose the revenues associated with such payors, but the Debtors anticipate that their other customers and partners would terminate their contracts or relationships.
     Diagnostic imaging services laws and regulations may change significantly in the future. The Debtors continuously monitor these developments and modify their operations from time to time as the regulatory environment changes. However, the Debtors may not be able to adapt their operations to address new regulations, which could adversely affect their financial condition and results of operations. In addition, although the Debtors believe that they are operating in compliance with applicable federal and state laws, neither their current or anticipated business operations nor the operations of their contracted radiology groups have been the subject of judicial or regulatory interpretation. A review of the Debtors’ business by courts or regulatory authorities may result in a determination that could adversely affect or restrict their operations.
     On March 23, 2010, President Obama signed into law healthcare reform legislation in the form of PPACA. The implementation of this law will likely have a profound impact on the diagnostic imaging services industry. Most of the provisions of PPACA will be phased in over the next four years and can be conceptualized as a broad framework not only to provide health insurance coverage to millions of Americans, but to fundamentally change the delivery of care by bringing together elements of health information technology, evidence-based medicine, chronic disease management, medical “homes,” care collaboration and shared financial risk in a way that will accelerate industry adoption and change. There are also many provisions addressing cost containment, reductions of Medicare and other payments and heightened compliance requirements and additional penalties, which will create further challenges for providers. The Debtors are unable to predict the full impact of PPACA at this time due to the law’s complexity and current lack of implementing regulations or interpretive guidance. Moving forward, the Debtors believe that the federal government will likely have greater involvement in the diagnostic imaging services industry than in prior years, and such greater involvement may adversely affect the Debtors’ financial condition and results of operations.
3.	Risks Related to the New Common Stock and Warrants.
a.	There is Currently No Trading Market for the Shares of New Common Stock or the Warrants, and an Active Liquid Trading Market for the New Common Stock or the Warrants May Not Develop.
     There is currently no existing trading market for the shares of New Common Stock or the Warrants. The Debtors do not currently intend to apply for listing of the shares of New Common Stock or the Warrants on any securities exchange or for quotation of such securities on any automated dealer quotation system. An active public trading market may not develop for the shares of New Common Stock or the Warrants and, even if one develops, such public trading market may not be maintained. If an active public trading market for the shares of New Common Stock or the Warrants does not develop or is not maintained, the market price and liquidity of such securities is likely to be adversely affected and Holders may not be able to sell such securities at desired times and prices or at all. If any shares of New Common Stock or the Warrants are traded after their issuance, they may trade at a discount from the price at which such securities were acquired.
     The liquidity of the trading market, if any, and future trading prices of the shares of New Common Stock or the Warrants will depend on and may be adversely affected by unfavorable changes in many factors, including, without limitation:

•	prevailing interest rates, increases in which may have an adverse effect on the share price of the New Common Stock or the trading price of the Warrants;

•	the Debtors’ business, financial condition, results of operations, prospects and credit quality;

•	the market for similar securities and the overall securities market; and

•	general economic and financial market conditions.
     Many of these factors are beyond the Debtors’ control. Historically, the market for equity securities has been volatile. Market volatility could materially and adversely affect the shares of New Common Stock or the Warrants, regardless of the Debtors’ business, financial condition, results of operations, prospects or credit quality.
     Neither the shares of New Common Stock nor the Warrants have been registered under the Securities Act, which could effect the liquidity and price of the New Common Stock and the Warrants. The shares of New Common Stock or the Warrants may be transferred by Holders of such shares and such warrants to the extent that there is an available exemption from the registration requirements of the Securities Act to the extent such transfers would not cause Reorganized InSight Health Services Holdings Corp. to be required to file public reports with the SEC and to the extent permitted by the Stockholders Agreement, the Warrant Agreement and the New Certificates of Incorporation, as applicable. This could substantially and adversely impact both the liquidity and the share price of New Common Stock and the liquidity and trading price of the Warrants.
4.	Legal Proceedings.
     In the normal course of business, the Debtors are subject to various legal proceedings and Claims. Accordingly, although the Debtors believe it has made adequate provisions for all current and threatened legal disputes, the Debtors may in the future become involved in legal disputes arising from their relationships with their employees, shareholders, business partners and creditors or from other sources. Such legal disputes could result in large settlements and/or judgments which could materially impair the Debtors’ financial condition. In addition, the defense of such proceedings could result in significant expense and the diversion of management’s time and attention from the operation of the business, which could impede the Debtors’ ability to achieve their business objectives. Some or all of the amount the Debtors may be required to pay to defend or to satisfy a judgment or settlement of any or all of these proceedings may not be covered by insurance.
     On January 5, 2010, certain of the Debtors were served with a complaint filed in the Los Angeles County Superior Court alleging claims on behalf of current and former employees. In Kevin Harold and Denise Langhoff, on their own behalf and on behalf of others similarly situated v. InSight Health Services Holdings Corp., et al., the plaintiffs allege violations of California’s wage, overtime, meal period, break time and business practice laws and regulations. Plaintiffs seek recovery of unspecified economic damages, statutory penalties, punitive damages, interest, attorneys’ fees and costs of suit. The Debtors are currently evaluating the allegations of the complaint and are unable to predict the likely timing or outcome of the lawsuit. In the meantime, the Debtors intend to vigorously defend the lawsuit. The Debtors are engaged from time to time in the defense of other lawsuits arising out of the ordinary course and conduct of their business and have insurance policies covering certain potential insurable losses where such coverage is cost-effective.
E.	CERTAIN TAX MATTERS.
     For a summary of certain federal income tax consequences of the Plan to certain Holders of Claims and to the Debtors, see Article XI below, entitled “Certain Federal Income Tax Consequences.”
F.	RISK THAT THE INFORMATION IN THIS DISCLOSURE STATEMENT MAY BE INACCURATE.
     The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change since that date in the information set forth herein. The Debtors may subsequently update the information in this Disclosure Statement, but it has no duty to update this Disclosure Statement unless ordered to do so by the Bankruptcy Court. Further, the performance and prospective financial information contained herein, unless otherwise expressly indicated, is unaudited. Finally, neither the SEC nor any other governmental authority has passed upon the accuracy or adequacy of this Disclosure Statement, the Plan or any Exhibits thereto.
G.	LIQUIDATION UNDER CHAPTER 7.
     If no plan can be confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of Holders of Claims and Equity Interests and the Debtors’ liquidation analysis is set forth in Article VII above and Exhibit D.
These risk factors contain certain statements that are “forward looking statements” within the meaning of Section 21E of the Securities Exchange Act and are made pursuant the safe harbor provisions thereof. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Debtors, including the implementation of the Plan, the continuing availability of sufficient borrowing capacity, or other financing to fund operations, currency exchange rate fluctuations, terrorist actions or acts of war, operating efficiencies, labor relations, actions of governmental bodies and other market and competitive conditions. Holders of Claims and Equity Interests are cautioned that the forward looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward looking statements and the Debtors undertake no obligation to update any such statements.
ARTICLE X
SECURITIES LAW MATTERS
A.	PLAN SECURITIES.
     The Plan provides for the Debtors to issue to Holders of Senior Secured Notes Claims in Class 4 the New Common Stock. The Plan also provides that, as part of the distributions made to the Holders of Senior Secured Notes Claims, and as described more fully in Article III.B.4. of the Plan, the Holders of existing common stock in Insight Health Services Holdings Corp. on the Effective Date (immediately prior to consummation of the Plan) shall receive the Warrants issued by the Reorganized Debtors on the Effective Date (the New Common Stock and the Warrants, collectively, the “Plan Securities”).
     The Debtors believe that the Plan Securities constitute “securities,” as defined in Section 2(a)(1) of the Securities Act, Section 101 of the Bankruptcy Code, and applicable Blue Sky Law. The Debtors further believe that the offer and sale of the Plan Securities pursuant to the Plan are, and subsequent transfers of the Plan Securities by the Holders thereof that are not “underwriters,” as defined in Section 2(a)(11) of the Securities Act and in the Bankruptcy Code, will be exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code and state securities laws.
B.	ISSUANCE AND RESALE OF PLAN SECURITIES UNDER THE PLAN.
1.	Exemption from Registration.
     Section 4(2) of the Securities Act provides that the registration requirements of section 5 of the Securities Act shall not apply to the offer and sale of a security in connection with transactions not involving any public offering. By virtue of section 18 of the Securities Act, section 4(2) also provides that any state Blue Sky Law requirements shall not apply to such offer or sale. Each Holder of a Claim that is entitled to vote will be requested to make representations that are set forth in the Ballot regarding such Holder’s qualifications to be an offeree in a private offering exempt from registration from the Securities Act by virtue of Section 4(2) or that such Holder is an Accredited Investor. The Debtors are relying on Section 4(2) of the Securities Act, and similar Blue Sky Law provisions, to exempt from registration under the Securities Act and Blue Sky Law the offer to the Holders of Senior Secured Notes Claims of Plan Securities prior to the filing of the Chapter 11 Cases, including without limitation in connection with the Solicitation.

     Section 1145 of the Bankruptcy Code provides that the registration requirements of section 5 of the Securities Act (and any state Blue Sky Law requirements) shall not apply to the offer or sale of stock, options, warrants or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property. After the filing of the Chapter 11 Cases, the Debtors are relying on the exemption from the Securities Act, and equivalent state law registration requirements, provided by section 1145(a) of the Bankruptcy Code, to exempt from registration under the Securities Act and Blue Sky Law the offer and sale of the Plan Securities under the Plan.
     In reliance upon these exemptions, the offer and sale of the Plan Securities will not be registered under the Securities Act or any state Blue Sky Law.
     Because the issuance of the Plan Securities under the Plan are covered by section 1145 of the Bankruptcy Code, the Plan Securities may be resold without registration under the Securities Act or other federal securities laws, unless the Holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in section 2(a)(11) of the Securities Act and in the Bankruptcy Code. In addition, the Plan Securities generally may be able to be resold without registration under state securities laws pursuant to various exemptions provided by the respective Blue Sky Law of those states; however, the availability of such exemptions cannot be known unless individual state Blue Sky Laws are examined. Therefore, recipients of the Plan Securities are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state Blue Sky Law in any given instance and as to any applicable requirements or conditions to such availability.
2.	Resales of Plan Securities; Definition of Underwriter.
     Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; or (b) offers to sell securities offered or sold under a plan for the Holders of such securities; or (c) offers to buy securities offered or sold under a plan from the Holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.
     The definition of an “issuer” for purposes of whether a Person is an underwriter under Section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling Person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of securities of a reorganized debtor may be presumed to be a “controlling Person” and, therefore, an underwriter.
     Resales of the Plan Securities by Persons deemed to be “underwriters” (which definition includes “controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, Holders of Plan Securities who are deemed to be “underwriters” may be entitled to resell their Plan Securities pursuant to the limited safe harbor resale provisions of Rule 144. However, the Debtors do not presently intend to make publicly available the requisite current information regarding the Debtors, and as a result, Rule 144 may not be available for resales of Plan Securities by persons deemed to be underwriters. Whether any particular Person would be deemed to be an “underwriter”

(including whether such Person is a “controlling Person”) with respect to the Plan Securities would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the Plan Securities. In view of the complex nature of the question of whether a particular Person may be an “underwriter,” the Debtors make no representations concerning the right of any Person to freely resell Plan Securities. Accordingly, the Debtors recommend that potential recipients of Plan Securities consult their own counsel concerning their ability to freely trade such securities without compliance with the federal and state securities laws.
C.	LISTING OF PLAN SECURITIES.
     The Debtors will not be required to report to the SEC upon emergence. Moreover, the Debtors will not seek to list the New Common Stock or the Warrants on a national securities exchange. In order to ensure that the Debtors will not become subject to the reporting requirements of the Securities Exchange Act except in connection with a public offering, the New Common Stock and the Warrants will be subject to certain trading and exercise restrictions, among other transfer and exercise restrictions, to limit the number of record holders thereof.
ARTICLE XI
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and the Reorganized Debtors and certain Holders of Claims and Equity Interests. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder (the “Regulations”), judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.
     The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested and will not request a ruling from the Internal Revenue Service or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the Internal Revenue Service will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan. This summary does not purport to address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (such as Persons who are related to the Debtors within the meaning of the Tax Code, foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, investors in pass-through entities, subchapter S corporations, persons who hold Claims or Equity Interests or who will hold the New Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment, persons using a mark to market method of accounting, and Holders of Claims who are themselves in bankruptcy). This discussion assumes that Holders of Claims or Equity Interests hold such Claims or Equity Interests as “capital assets” within the meaning of section 1221 of the Tax Code. Furthermore, except as specifically discussed below, this discussion assumes that Holders of Claims or Equity Interests hold only Claims or Equity Interests in a single Class. Holders of Claims or Equity Interests should consult their tax advisors as to the effect such ownership may have on the U.S. federal income tax consequences described below.
     This summary is not intended to constitute a complete analysis of all tax considerations relevant to a particular Holder of a Claim or Equity Interest. Each Holder of a Claim or Equity Interest should seek advice from its independent tax advisors concerning the United States federal, state, local, foreign income and other tax consequences of the Plan in light of its particular circumstances.
     This discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form.
     Accordingly, the following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a Holder of a Claim or Equity Interest. All Holders of Claims and Equity Interests are urged to consult their tax advisors for the federal, state, local and other tax consequences applicable under the Plan.

     INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE UNITED STATES INTERNAL REVENUE SERVICE, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE TAX CODE. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE PROMOTION, MARKETING OR PROMOTION OF THE PLAN. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
A.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS AND THE REORGANIZED DEBTORS.
     The Debtors expects to report consolidated net operating loss carryforwards for U.S. federal income tax purposes of approximately $162 million. As discussed below, the amount of the Debtors’ consolidated current year net operating losses and net operating loss carryforwards (collectively, “NOLs”) may be significantly reduced or eliminated upon implementation of the Plan. In addition, the Reorganized Debtors’ subsequent utilization of any remaining NOLs and possibly certain other tax attributes may be restricted as a result of and upon the implementation of the Plan.
1.	Reduction of NOLs.
     The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes, such as NOLs, tax credits and tax basis in assets, by the amount of any cancellation of indebtedness income (“COD”) realized upon consummation of the debtor’s plan of reorganization. COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefore, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction).
     As a result of Consummation of the Plan, and in particular the exchange of the Class 4 Senior Secured Notes Claims for New Common Stock, the Debtors expect to realize substantial COD. The extent of such COD and resulting tax attribute reduction will depend on the value of the New Common Stock. Subject to the next paragraph, based on the estimated reorganization value of the Reorganized Debtors, it is anticipated that the amount of COD may exceed the amount of the NOLs, which would eliminate the NOLs and reduce the Reorganized Debtors’ tax basis in its assets. Absent an election under section 108(b)(5) of the Tax Code, discussed below, the Reorganized Debtors’ tax basis in their assets cannot be reduced below the total amount of its liabilities outstanding immediately after Consummation of the Plan.
2.	Reduction of Tax Basis in Depreciable Assets.
     Under section 108(b)(5) of the Tax Code, a taxpayer may elect to first apply the reduction to the basis of the taxpayer’s depreciable assets, with any remaining balance applied to reduce NOLs and other tax attributes. The Debtors have not yet determined whether they will make the election under the Tax Code to apply any required tax attribute reduction first to depreciable property, with any excess next applied to reduce NOLs and other tax attributes. If such election were made, all or a portion of the Reorganized Debtors’ NOLs would survive post emergence, subject to the limitations described herein, but the basis of the Reorganized Debtors depreciable property could be reduced below the total amount of their liabilities outstanding immediately after Consummation of the Plan.
3.	Limitation on NOLs and Other Tax Attributes.
     Following the implementation of the Plan, the Debtors anticipate that any remaining NOLs, tax credit carryforwards, net unrealized built-in losses, and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) may be subject to limitation under Section 382 of the Tax Code as a result of an “ownership change” of the Debtors by reason of the transactions pursuant to the Plan.

     In general, the amount of the annual limitation to which a corporation that undergoes an ownership change would be subject is equal to the product of (a) the fair market value of the stock of the loss corporation immediately before the ownership change (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (currently, 3.67 percent). The annual limitation under section 382 represents the amount of pre-change NOLs, as well as certain built-in losses recognized within the five-year period following the ownership change, that may be used each year to offset income. Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. The annual limitation may be increased to the extent that the Reorganized Debtors recognize certain built-in gains in its assets during the five-year period following the ownership change, including, pursuant to Notice 2003-65, any hypothetical increase in their depreciation or amortization as a result of any anticipated net unrealized built-in gain on the Effective Date. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.
4.	Pre-Confirmation Measures.
     To ensure that no “ownership change” occurs prior to Confirmation of the Plan, on the Petition Date, the Debtors will File a motion requesting an order restricting trading in the equity securities of the Debtors by certain “substantial” shareholders who hold 4.5% or more of the value of such securities or who have an intention to become a “substantial” shareholder. These restrictions will become irrelevant once the Plan is confirmed and the Equity Interests are cancelled.
5.	Special Bankruptcy Exceptions.
     An exception to the foregoing annual limitation rules generally applies when former stockholders and so called “qualified creditors” of a company in bankruptcy receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed Chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the Effective Date, and during the part of the taxable year prior to and including the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another ownership change within two years after Consummation of the Plan, then the Reorganized Debtors’ Section 382 annual limitation will generally be reduced to zero, which would effectively preclude utilization of its Pre-Change Losses.
     Where the 382(l)(5) Exception is not applicable (either because the debtor company does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). When the 382(l)(6) Exception applies, a corporation in bankruptcy that undergoes an “ownership change” generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy. This differs from the ordinary rule that requires the fair market value of a corporation that undergoes an ownership change to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that under it the Reorganized Debtors would not be required to reduce its NOLs by the amount of any interest deductions claimed by the Debtors within the prior three year period and the Reorganized Debtors may undergo a change of ownership within two years without triggering any reduction in their Section 382 annual limitation.
     The Debtors have not yet determined whether they will elect to utilize the 382(l)(5) Exception. In the event that the Debtors do not use the 382(l)(5) Exception, the Debtors expect that the Reorganized Debtors’ use of Pre-Change Losses after the Effective Date will be subject to limitation based on the rules discussed above, but taking into account the 382(l)(6) Exception.
6.	Alternative Minimum Tax.
     In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. For example, except for certain alternative tax NOLs generated in taxable years beginning or ending in 2008 or 2009, which can offset 100% of a corporation’s AMT income, generally only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOLs (as computed for AMT purposes). The effect of this rule could cause the Reorganized Debtors to owe some amount of federal and state income tax on taxable income in future years even though NOL carryforwards are available to offset that taxable income.
     In addition, if a corporation undergoes an ownership change, within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets will be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.
B.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 1 OTHER PRIORITY CLAIMS, CLASS 3 REVOLVING CREDIT FACILITY CLAIMS AND CLASS 5 GENERAL UNSECURED CLAIMS.
     Pursuant to the Plan, Holders of Allowed Class 1 Other Priority Claims, Class 3 Revolving Credit Facility Claims and Class 5 General Unsecured Claims will either receive Cash in full payment of their Claims or have their Claims reinstated and rendered Unimpaired. A Holder who receives Cash in exchange for its Claim pursuant to the Plan generally will recognize income, gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of Cash received in exchange for its Claim and (2) the Holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. See the discussions of accrued interest and market discount below.
C.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 4 SENIOR SECURED NOTES CLAIMS.
     Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of Allowed Class 4 Senior Secured Notes Claims will receive New Common Stock. The U.S. federal income tax consequences of the Plan to such Holders of Claims will depend, in part, on whether the Claims surrender constitute “securities” for U.S. federal income tax purposes.
     Whether a debt instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an Equity Interest of the obligor, whether payments of interest are fixed, variable or contingent and whether such payments are made on a current basis or accrued. While not free from doubt, the Debtors intend to take the position that the Class 4 Senior Secured Notes Claims constitute securities for federal income tax purposes.
     If the Class 4 Senior Secured Notes Claims do qualify as securities, then the exchange of such Allowed Class 4 Senior Secured Notes Claims for New Common Stock pursuant to the Plan should be treated as a recapitalization and, therefore, a tax-free reorganization. In such case, each Holder of Allowed Class 4 Senior Secured Notes Claims that receives New Common Stock should not recognize any gain or loss on the exchange, except that a Holder of such Allowed Class 4 Senior Secured Notes Claims may recognize ordinary income to the extent that New Common Stock is treated as received in satisfaction of accrued but untaxed interest on such Allowed Class 4 Senior Secured Notes Claims. See section XI.D below for further information. Such Holder should obtain a tax basis in the New Common Stock equal to the tax basis of the Allowed Class 4 Senior Secured Notes Claims surrendered for the New Common Stock and should have a holding period for the New Common Stock that includes the holding period for the Allowed Class 4 Senior Secured Notes Claims exchanged for the New Common Stock; provided, however, that the tax basis of any share of New Common Stock (or portion thereof) treated as received in satisfaction of accrued interest should equal the fair value of such New Common Stock, and the holding period for such New Common Stock (or portion thereof) should not include the holding period of the Allowed Class 4 Senior Secured Notes Claims exchanged for New Common Stock.
     To the extent that the Class 4 Senior Secured Notes Claims are not treated as securities, a Holder of such Allowed Class 4 Senior Secured Notes Claims will be treated as exchanging such Allowed Class 4 Senior Secured Notes Claims for New Common Stock in a taxable exchange under section 1001 of the Tax Code. Accordingly, each Holder of such Allowed Class 4 Senior Secured Notes Claims should recognize gain or loss equal to the difference between: (1) the fair market value of New Common Stock (as of the date the stock is distributed to the Holder) received in exchange for the Allowed Class 4 Senior Secured Notes Claims; and (2) such Holder’s adjusted basis, if any, in such Allowed Class 4 Senior Secured Notes Claims. Such gain or loss should be capital in nature so long as the Allowed Class 4 Senior Secured Notes Claims are held as capital assets (subject to the “market discount” rules described below) and should be long-term capital gain or loss if the Holder has a holding period for such Allowed Class 4 Senior Secured Notes Claims of more than one year. To the extent that a portion of the New Common Stock received in exchange for the Allowed Class 4 Senior Secured Notes Claims is allocable to accrued but untaxed interest, the Holder may recognize ordinary income. See section XI.D below for further information. A Holder’s tax basis in New Common Stock received should equal the fair market value of the New Common Stock as of the date such stock is distributed to the Holder. A Holder’s holding period for New Common Stock should begin on the day following the Effective Date.
     Holders of Class 4 Senior Secured Notes Claims should also consult their tax advisors regarding whether such Claims could be treated as “securities” for U.S. federal income tax purposes.
D.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 9 EQUITY INTERESTS IN INSIGHT HEALTH SERVICES HOLDINGS CORP.
     Pursuant to the Plan, Class 9 Equity Interests in InSight Health Services Holdings Corp. will be cancelled and Holders of existing common stock of InSight Health Services Holdings Corp. on the Effective Date (immediately prior to the consummation of the Plan) will receive Warrants. The treatment of a Holder of existing common stock that receives Warrants will depend on whether or not the Holder of such existing common stock also holds Allowed Class 4 Senior Secured Notes Claims treated as securities (see discussion above).
     If a Holder of such existing common stock holds both such existing common stock and Allowed Class 4 Senior Secured Notes Claims treated as securities then the exchange of such existing common stock for Warrants pursuant to the Plan should be treated as a recapitalization and, therefore, a tax-free reorganization. Each such Holder of existing common stock should not recognize any gain or loss on the exchange. Such Holder should obtain a tax basis in the Warrants equal to the tax basis of the existing common stock surrendered and should have a holding period for the Warrants that includes the holding period for such existing common stock.
     If a Holder of such existing common stock does not also hold Allowed Class 4 Senior Secured Notes Claims treated as securities then the exchange of such existing common stock for Warrants pursuant to the Plan should be treated as a taxable exchange. Accordingly, each such Holder of existing common stock should recognize gain or loss equal to the difference between: (a) the fair market value of Warrants (as of the date the warrants are distributed to the Holder) received in exchange for the existing common stock; and (b) such Holder’s adjusted basis, if any, in such existing common stock. Such gain or loss should be capital in nature so long as the such existing common stock is held as capital assets (subject to the “market discount” rules described below) and should be long-term capital gain or loss if the Holder has a holding period for such existing common stock of more than one year. A Holder’s tax basis in Warrants received should equal the fair market value of the Warrants as of the date such warrants are distributed to the Holder. A Holder’s holding period for Warrants should begin on the day following the Effective Date.
E.	ACCRUED INTEREST.
     A portion of the consideration received by Holders of Claims may be attributable to interest that has accumulated since the principal investment or since the previous interest payment that has not been paid or taxed (“Accrued but Untaxed Interest”). Such amount should be taxable to that Holder as interest income if such accrued interest has not been previously included in the Holder’s gross income for U.S. federal income tax purposes. Conversely, a Holder of a Claim may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest on the Claims was previously included in the Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.
     If the fair market value of the consideration is not sufficient to fully satisfy all principal and interest on an Allowed Claim, the extent to which such consideration will be attributable to Accrued but Untaxed Interest is unclear. Under the Plan, the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a Chapter 11 plan of reorganization is binding for U.S. federal income tax purposes. The IRS could take the position, however, that the consideration received by the Holder should be allocated in some way other than as provided in the Plan, in which case the Holder could recognize interest income. Holders of Claims should consult their tax advisors regarding the proper allocation of the consideration received by them under the Plan.
F.	MARKET DISCOUNT.
     Under the “market discount” provisions of sections 1276 through 1278 of the Tax Code, some or all of any gain realized by a Holder of a Claim who exchanges the Claim for New Common Stock on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the Claim. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the Claim, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).
     Any gain recognized by a Holder on the taxable disposition of Claims acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claims were considered to be held by the Holder (unless the Holder had elected to include market discount in income as it accrued). To the extent that the surrendered Claims acquired with market discount are deemed to be exchanged for New Common Stock in a tax free recapitalization, any market discount that accrued on such debt but was not recognized by the Holder may cause any gain recognized on the subsequent sale, exchange, redemption or other taxable disposition of the New Common Stock to be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Claim.
G.	INFORMATION REPORTING AND BACK-UP WITHHOLDING.
     In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder of a Claim may be subject to backup withholding (currently at a rate of 28%) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided, however, that the required information is provided to the Internal Revenue Service.
     The Reorganized Debtors will withhold all amounts required by law to be withheld from payments of interest. The Reorganized Debtors will comply with all applicable reporting requirements of the Internal Revenue Service.
     THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY

AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

ARTICLE XII
GLOSSARY OF DEFINED TERMS
     For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.
     Unless the context otherwise requires, the following terms will have the following meanings when used in capitalized form herein.
A.	DEFINED TERMS.
     “Accrued Professional Compensation” means, at any given moment, all accrued fees and expenses (including success fees) for services rendered by a Professional through and including the Confirmation Date, to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or other order of the Bankruptcy Court and regardless of whether a fee application has been Filed for such fees and expenses. To the extent the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then the amount by which such fees or expenses are reduced or denied shall no longer constitute Accrued Professional Compensation.
     “Ad Hoc Noteholders Committee” means that certain committee of Holders of Senior Secured Notes Claims represented by the Ad Hoc Noteholders Committee Professionals.
     “Ad Hoc Noteholders Committee Professionals” means Skadden, Arps, Slate, Meagher & Flom LLP, as counsel to the Ad Hoc Noteholders Committee, and FocalPoint Securities, LLC, as financial advisor to the Ad Hoc Noteholders Committee.
     “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code; (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3), (4) and (5) of the Bankruptcy Code; and (e) the Noteholder Professional Fees.
     “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.
     “Allowed” means with respect to Claims: (a) any Claim proof of which is timely Filed (or for which Claim under the Plan, the Bankruptcy Code or Final Order of the Bankruptcy Court a Proof of Claim is or shall not be required to be Filed); (b) any Claim that is listed in the Schedules as not contingent, not unliquidated and not disputed and for which no Proof of Claim has been timely Filed; or (c) any Claim Allowed pursuant to the Plan; provided, however, that with respect to any Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to any Claim no objection to the allowance thereof has been brought within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or such an objection is so brought, and the Claim shall have been Allowed for voting purposes only by a Final Order pursuant to the terms of the Plan. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated or disputed and for which no Proof of Claim is or has been timely Filed is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval or order of the Bankruptcy Court.
     “Ballots” means the ballots accompanying the Disclosure Statement, upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.
     “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101—1532, as applicable to the Chapter 11 Cases.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the order of the United States District Court for the Southern District of New York, the United States District Court for the Southern District of New York.
     “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local and chambers rules of the Bankruptcy Court.
     “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
     “Cash” means the legal tender of the United States of America or the equivalent thereof, including, without limitation, bank deposits, wire transfers and checks or similar negotiable instruments.
     “Causes of Action” means any claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license or franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any claim listed in the Plan Supplement.
     “Certificate” means any instrument evidencing a Claim or an Interest.
     “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.
     “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.
     “Claims Objection Bar Date” means, as applicable, the latest of: (x) the Effective Date; (y) 180 days after the relevant Proof of Claim is Filed; or (z) such later period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors.

     “Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.
     “Collateral Agent” means U.S. Bank National Association, in its capacity as collateral agent for the Senior Secured Notes.
     “Committee” or “Committees” means any official committee (and any and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.
     “Compensation and Benefit Claims” means any and all Claims arising on account of, or relating to, the Compensation and Benefits Programs assumed pursuant to Article V.D of the Plan.
     “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees and non-employee directors and the employees, former employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans.
     “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article X.A of the Plan having been: (a) satisfied; or (b) waived pursuant to Article X.C of the Plan.
     “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
     “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.
     “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
     “Consenting Noteholders” means the Holders of Senior Secured Notes Claims that are parties to the Restructuring Support Agreement.
     “Consummation” means the occurrence of the Effective Date.
     “Corporate Governance Documents” means the (a) New Certificates of Incorporation, (b) New By-Laws, (c) Stockholders Agreement and (d) Registration Rights Agreement, each of which shall be Filed with the Bankruptcy Court pursuant to the Plan Supplement.
     “Creditors’ Committee” means the official committee of unsecured creditors (including any and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if any.
     “Cure Claim” means a Claim based upon the Debtors’ defaults, if any, on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.
     “D&O Liability Insurance Policies” means all insurance policies for directors’, managers’ and officers’ liability maintained by the Debtors as of the Petition Date.
     “Debtor” means one of the Debtors, in its individual capacity as a debtor in the Chapter 11 Cases.
     “Debtor Release” means the release given by the Debtors to the Debtor Releasees as set forth in Article VIII.D of the Plan.

     “Debtor Releasees” means, collectively, all current and former affiliates, subsidiaries, managed accounts or funds, officers, directors, partners, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies and officers, directors, partners, principals, employees and agents thereof, fund advisors and other professionals of the Debtors, in each case in their capacity as such.
     “Debtors” means, collectively, the Debtors in the Chapter 11 Cases: (a) InSight Health Services Holdings Corp.; (b) InSight Health Services Corp.; (c) Comprehensive Medical Imaging Centers, Inc.; (d) InSight Health Corp.; (e) Maxum Health Services Corp.; (f) North Carolina Mobile Imaging I LLC; (g) North Carolina Mobile Imaging II LLC; (h) North Carolina Mobile Imaging III LLC; (i) North Carolina Mobile Imaging IV LLC; (j) North Carolina Mobile Imaging V LLC; (k) North Carolina Mobile Imaging VI LLC; (l) North Carolina Mobile Imaging VII LLC; (m) Open MRI, Inc.; (n) Orange County Regional PET Center — Irvine, LLC; (o) Parkway Imaging Center, LLC; (p) Comprehensive Medical Imaging, Inc.; and (q) Signal Medical Services, Inc.
     “Debtors in Possession” means, collectively, the Debtors, as debtors in possession in the Chapter 11 Cases, pursuant to sections 1107 and 1108 of the Bankruptcy Code.
     “DIP Agent” means the administrative agent under the DIP Credit Agreement or any successor agent appointed in accordance thereof, as applicable.
     “DIP Credit Agreement” means that certain debtor in possession credit agreement to be executed on or prior to the Petition Date by and among the Debtors, the DIP Agent, the DIP Lenders named therein and the other parties thereto, as the same may be subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.
     “DIP Facility” means that certain debtor in possession credit facility entered into pursuant to the DIP Credit Agreement.
     “DIP Facility Claims” means any and all Claims arising under or related to the DIP Facility.
     “DIP Lenders” means the DIP Agent and the banks, financial institutions and other lender parties to the DIP Credit Agreement from time to time, each in their capacity as such.
     “Disclosure Statement” means this Disclosure Statement for the Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization as further amended, supplemented or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, which shall have been prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules and any other applicable law.
     “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.
     “Distribution Agent” means the Reorganized Debtors, or the Entity or Entities chosen by the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.
     “Effective Date” means the date selected by the Debtors that is a Business Day after the Confirmation Date on which the conditions as specified in the Plan, including Article X.B of the Plan, have been satisfied or waived. Unless otherwise specifically provided in the Plan, anything required to be done by the Debtors on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter.
     “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.
     “Equity Interest” means any share of common stock, preferred stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Effective Date, including any Claim subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising therefrom; provided, however, that Equity Interest does not include any Intercompany Interest.

     “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.
     “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a—78oo, as amended, the rules and regulations promulgated thereunder, and any similar federal, state or local law.
     “Exculpated Parties” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Debtor Releasees; (d) the Indenture Trustee; (e) the Third Party Releasees; and (f) all of the current and former affiliates, subsidiaries, managed accounts or funds, officers, directors, partners, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies and officers, directors, partners, principals, employees and agents thereof, fund advisors and other professionals of each of the foregoing Entities (whether current or former, in each case in their capacity as such).
     “Exculpation” means the exculpation provision set forth in Article VIII.F of the Plan.
     “Executory Contract” means a contract to which one or more than one of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
     “Exit Facility” means the new revolving credit facility to be entered into by the Debtors pursuant to the Exit Facility Agreement.
     “Exit Facility Agent” means Bank of America, N.A., or such other party as identified in the Exit Facility Agreement in its capacity as administrative agent under the Exit Facility.
     “Exit Facility Agreement” means that certain credit agreement to be executed on or before the Effective Date, including and incorporating any agreements, amendments, documents or supplements related thereto, all in form and substance acceptable to the Requisite Consenting Noteholders and on commercially reasonable terms for similar transactions acceptable to the Debtors and the Exit Facility Agent.
     “Fee Claim” means a Claim for Accrued Professional Compensation.
     “File,” “Filed” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
     “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.
     “General Unsecured Claim” means any unsecured Claim against any of the Debtors that is not: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Priority Claim; (d) a Section 510(b) Claim; or (e) an Intercompany Claim.
     “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.
     “Holder” means any Entity holding a Claim or an Interest.
     “Impaired” means any Claim or Interest in an Impaired Class.
     “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.
     “Indemnification” means the indemnification provision set forth in Article VIII.G of the Plan.

     “Indemnification Provision” means each of the Debtors’ indemnification provisions currently in place whether in the bylaws, certificates of incorporation, other formation documents, board resolutions or employment contracts for the current and former directors, officers, managers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors’, officers’ and managers’ respective Affiliates.
     “Indemnified Parties” means, collectively, the Debtors and each of their respective current and former officers, directors, managers and employees, each in their respective capacities as such.
     “Indenture” means that certain indenture by and among InSight Health Services Corp., certain Affiliates thereof, as guarantors, and U.S. Bank National Association, as trustee, dated September 22, 2005, as the same may have been amended from time to time.
     “Indenture Trustee” means U.S. Bank National Association, in its capacity as trustee under the Indenture.
     “Intercompany Claim” means any Claim held by a Debtor against another Debtor or any Claim held by an Affiliate against a Debtor.
     “Intercompany Contracts” means any Executory Contract, Unexpired Lease, agreement, contract or lease the counterparty or counterparties to which are Debtors.
     “Intercompany Interest” means any share of common stock, preferred stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor, which is held by another Debtor or an Affiliate of a Debtor. For the avoidance of doubt, Intercompany Interests excludes Equity Interests in InSight Health Services Holdings Corp.
     “Interests” means, collectively, Equity Interests and Intercompany Interests.
     “Interim Compensation Order” means an order of the Bankruptcy Court allowing Professionals to seek interim compensation in accordance with the procedures approved therein, as the same may be modified by a Bankruptcy Court order approving the retention of a specific Professional or otherwise.
     “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1—4001.
     “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.
     “Management Equity Plan” means that certain post-Effective Date Management Equity Plan, for which up to eight percent (8%) of the fully diluted New Common Stock shall be reserved, and the terms of which plan and equity grants thereunder shall be determined and implemented on or as soon as reasonably practicable after the Effective Date by the New Board or any compensation committee thereof in its discretion.
     “New Board” means the board of directors of Reorganized InSight Health Services Holdings Corp. The members of the New Board shall be appointed in accordance with the New By-Laws and the Stockholders Agreement.
     “New By-Laws” means the form of by-laws of each of the Reorganized Debtors, consistent with Annex 1 to the Plan Term Sheet, which form will be Filed pursuant to the Plan Supplement and which shall be in form and substance reasonably acceptable to the Requisite Consenting Noteholders.
     “New Certificates of Incorporation” means the form of the certificates of incorporation or formation of each of the Reorganized Debtors, which form will be Filed pursuant to the Plan Supplement and which shall be in form and substance consistent with Annex 1 to the Plan Term Sheet and reasonably acceptable to the Requisite Consenting Noteholders.

     “New Common Stock” means newly issued shares of common stock of Reorganized InSight Health Services Holdings Corp., issued on the Effective Date with a par value of $.01 per share.
     “Noteholder Professional Fees” means those fees including, but not limited to, all reasonable fees and out-of-pocket expenses incurred by each of the Indenture Trustee, the Collateral Agent and the Ad Hoc Noteholders Committee, including but not limited to the reasonable professional fees and expenses of Skadden, Arps, Slate, Meagher & Flom, LLP and FocalPoint Securities, LLC in their capacities as professional advisors to the Ad Hoc Noteholders Committee, and the professional advisors of the Indenture Trustee and the Collateral Agent, whether or not the Plan is ultimately consummated.
     “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim.
     “Other Secured Claim” means any Secured Claim that is not: (a) a Revolving Credit Facility Claim; (b) a Senior Secured Notes Claim; or (c) a DIP Facility Claim.
     “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.
     “Petition Date” means the date of commencement of the Chapter 11 Cases, which is intended to occur on or about December 10, 2010, but, in any case, after solicitation of the Plan has commenced.
     “Plan” means this Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization, as may be amended, supplemented or modified from time to time, including the Plan Supplement and all annexes, appendices, attachments, exhibits and/or schedules thereto or to the Plan Supplement, all of which are incorporated in the Plan by reference.
     “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan, to be Filed on or before the Plan Supplement Filing Date, as amended, supplemented, or modified from time to time in accordance with the terms of the Plan, the Bankruptcy Code, and the Bankruptcy Rules, including: (a) to the extent known, the identity of the members of the New Board and the nature and compensation for any member of the New Board who is an “insider” under section 101(31) of the Bankruptcy Code; (b) a list of Executory Contracts and Unexpired Leases to be rejected; (c) a schedule of Causes of Action to be retained by the Reorganized Debtors; (d) the Corporate Governance Documents; (e) the Exit Facility Agreement or a description of the material terms of the Exit Facility; and (f) the Warrant Agreement.
     “Plan Supplement Filing Date” means the date that is at least five (5) business days prior to the Confirmation Hearing.
     “Plan Term Sheet” means that certain Chapter 11 Plan Term Sheet attached as Exhibit A to the Restructuring Support Agreement.
     “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
     “Priority Tax Claims Bar Date” means the first Business Day that is 180 days after the Effective Date.
     “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.
     “Professional” means an Entity: (a) retained pursuant to a Final Order in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 363 and 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

     “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the Reorganized Debtors on and after the Effective Date solely for the purpose of paying all Allowed and unpaid Fee Claims.
     “Professional Fee Reserve Amount” means the aggregate Accrued Professional Compensation through the Confirmation Date as estimated by the Professionals in accordance with Article IX.B of the Plan.
     “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.
     “Record Date” means the close of business on November 15, 2010.
     “Registration Rights Agreement” means that certain agreement, as described in Annex 1 to the Plan Term Sheet, to be executed on or before the Effective Date among Reorganized Insight Health Services Holdings Corp. and the Holders of the New Common Stock, the form of which shall be Filed pursuant to the Plan Supplement and which shall be in form and substance reasonably acceptable to the Requisite Consenting Noteholders.
     “Rejection Damages Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease.
     “Rejection Damages Claims Bar Date” means the first Business Day that is 30 days after the latest of: (x) the date of entry of an order of the Bankruptcy Court approving the rejection of the relevant Executory Contract or Unexpired Lease (which such order may include the Confirmation Order); (y) the Effective Date; and (z) the effective date of rejection for the relevant Executory Contract or Unexpired Lease.
     “Releasing Parties” means, collectively: (a) the Revolving Credit Facility Agent; (b) the Revolving Credit Facility Lenders; (c) the Indenture Trustee; (d) the Holders of the Senior Secured Notes; (e) the DIP Agent; (f) the DIP Lenders; (g) any and all other Holders of Claims or Equity Interests; and (h) with respect to each of the foregoing entities in clauses (a) through (f), and in clause (g) to the fullest extent permitted by law, such entity’s current and former affiliates, subsidiaries, managed accounts or funds, officers, directors, partners, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies and officers, directors, partners, principals, employees and agents thereof, fund advisors and other professionals, in each case in their capacity as such.
     “Reorganized Debtor” or “Reorganized Debtors” means the Debtors, in each case, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.
     “Requisite Consenting Noteholders” means the Consenting Noteholders holding at least two thirds in amount of the Senior Secured Notes Claims.
     “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of December 2, 2010, by and among the Debtors and certain Holders of Senior Secured Notes Claims, as may be amended from time to time in accordance with terms thereof.
     “Revolving Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement, by and among InSight Health Corp. and certain of its Affiliates, as borrowers, InSight Health Services Holdings Corp. and InSight Health Services Corp., as guarantors, the Revolving Credit Facility Agent, and the Revolving Credit Facility Lenders, dated as of August 1, 2007, as the same may have been amended from time to time.
     “Revolving Credit Facility” means the $20 million secured credit facility provided under the Revolving Credit Agreement, as amended.
     “Revolving Credit Facility Agent” means Bank of America, N.A., in its capacity as administrative agent under the Revolving Credit Facility.

     “Revolving Credit Facility Claim” means any Claim arising under or related to upon the Revolving Credit Facility.
     “Revolving Credit Facility Lenders” means those banks, financial institutions and other lender parties to the Revolving Credit Facility from time to time, each in their capacity as such.
     “SEC” means the United States Securities and Exchange Commission.
     “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.
     “Section 510(b) Claims” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code.
     “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or which is subject to setoff pursuant to section 553 of the Bankruptcy Code to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.
     “Secured Claim” means a Claim that is Secured.
     “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a—77aa, as amended, the rules and regulations promulgated thereunder, and any similar federal, state or local law.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a—78nn, as amended.
     “Senior Secured Notes” means those Senior Secured Floating Rate Notes due 2011 issued under the Indenture.
     “Senior Secured Notes Claim” means any Claim derived from or based upon the Indenture with respect to the Senior Secured Notes; provided that Senior Secured Notes Claims shall not include any Section 510(b) Claims.
     “Stockholders Agreement” means that certain agreement, as described in Annex 1 to the Plan Term Sheet, to be executed on or before the Effective Date providing for, among other things, the rights and obligations of the Holders of the New Common Stock, the form of which shall be Filed pursuant to the Plan Supplement and which shall be in form and substance acceptable to the Requisite Consenting Noteholders.
     “Subplan” means a subplan of reorganization that would be Filed by each of the Debtors in the event the Bankruptcy Court does not substantively consolidate the Debtors’ Estates.
     “Third Party Release” means the release provision set forth in Article VIII.E of the Plan.
     “Third Party Releasees” means, collectively, (a) the Debtors; (b) the Revolving Credit Facility Agent; (c) the Revolving Credit Facility Lenders; (d) the Indenture Trustee; (e) the Holders of the Senior Secured Notes; (f) the DIP Agent; (g) the DIP Lenders; and (h) with respect to each of the foregoing entities in clauses (a) through (g), such entity’s current and former affiliates, subsidiaries, managed accounts or funds, officers, directors, partners, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies and officers, directors, partners, principals, employees and agents thereof, fund advisors and other professionals, in each case in their capacity as such.

     “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
     “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
     “Voting Deadline” means December 27, 2010 at 5:00 p.m. (Eastern Time).
     “Warrants” means those certain warrants to acquire shares of New Common Stock representing two percent (2%), in the aggregate, of the New Common Stock, on a fully-diluted basis, as of the Effective Date (but subject to dilution on or after the Effective Date for awards under the Management Equity Plan), the terms of which shall be consistent in all material respects with the Warrant Term Sheet and further provided in the Warrant Agreement.
     “Warrant Agreement” means that certain agreement providing for, among other things, the issuance and terms of the Warrants, the form and of which shall be Filed pursuant to the Plan Supplement and consistent in all material respects with the Warrant Term Sheet, and which shall be in form and substance acceptable to the Requisite Consenting Noteholders.
     “Warrant Term Sheet” means that certain term sheet providing for, among other things, the issuance of the Warrants, which is attached as Annex 2 to the Plan Term Sheet attached as Exhibit A to the Restructuring Support Agreement.
B.	RULES OF INTERPRETATION.
     For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof” and ‘‘hereto’’ refer to the Disclosure Statement in its entirety rather than to a particular portion of the Disclosure Statement; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.
C.	COMPUTATION OF TIME.
     The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.
D.	GOVERNING LAW.
     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the construction of the Disclosure Statement, any agreements, documents, instruments or contracts executed or entered into in connection with the Disclosure Statement (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E.	REFERENCE TO MONETARY FIGURES.
     All references in the Disclosure Statement to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.
F.	REFERENCE TO THE DEBTORS OR THE REORGANIZED DEBTORS.
     Except as otherwise specifically provided herein to the contrary, references in the Disclosure Statement to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.
ARTICLE XIII
CONCLUSION AND RECOMMENDATION
     The Debtors believe the Plan is in the best interests of all creditors and urges the Holders of Senior Secured Notes Claims to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be received by the Notice and Claims Agent no later than 5:00 p.m. (prevailing Eastern Time) on December 27, 2010.
New York, New York
Dated: December 10, 2010

InSight Health Services Corp. (for itself and all other Debtors)

By:	/s/ Keith S. Kelson
Name:	Keith S. Kelson
Title:	Executive Vice President and Chief Financial Officer

Prepared By:

James H.M. Sprayregen, P.C.	Ryan Blaine Bennett (pro hac vice pending)
Edward O. Sassower	Paul Wierbicki (pro hac vice pending)
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
601 Lexington Avenue	300 North LaSalle Street
New York, New York 10022	Chicago, Illinois 60654
Telephone: (212) 446-4800	Telephone: (312) 862-2000
Facsimile: (212) 446-4900	Facsimile: (312) 862-2200

Proposed Counsel to the Debtors and Debtors in Possession